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As filed with the Securities and Exchange Commission on October 10, 2006

Registration No. 333-136994

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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PRE-EFFECTIVE AMENDMENT NO. 1

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TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PIPELINE DATA INC

(Name of Small Business Issuer in Its Charter)

Delaware	7389	13-3953764
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1515 Hancock Street

Suite 301

Quincy, Massachusetts 02169

(617) 405-2600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

____________________________

MacAllister Smith

Chief Executive Officer

Pipeline Data Inc

1515 Hancock Street

Suite 301

Quincy, Massachusetts 02169

(617) 405-2600

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Sheila G. Corvino, Esq.

811 Dorset West Road

Dorset, Vermont 05251

(212) 451-2300

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____________________________

As soon as practicable after the effective date of this registration statement

(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box.(

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock underlying warrant at $1.40 per share	13,875,000	$1.25	$17,343,750	$2,198
Common Stock underlying convertible promissory note at $1.30 per share(2)	35,543,134	$1.25	$44,428,918	$5,629(3)

(1)

Pursuant to Rule 416 of the Securities Act, the shares of Common Stock offered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated at $1.25 per share, the last sale price of Common Stock as reported on the OTC Bulletin Board regulated quotation service on August 25, 2006, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	The Registrant previously paid a fee of $5,629 and, therefore, no additional fee is due with this filing.

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2

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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Subject to completion, dated ________________, 2006

PROSPECTUS

49,418,134 Shares of Common Stock

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This prospectus relates to the sale by certain selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to an aggregate of 49,418,134 shares of common stock, par value $0.001 per share (“Common Stock”), which includes 11,100,000 shares issuable upon the exercise of warrants, 28,434,507 shares issuable upon the conversion of convertible promissory notes and an additional 25% of the aggregate number (9,883,627 shares) as required by the registration rights agreement between our company and the Selling Stockholders. All of such shares of Common Stock are being offered for resale by the Selling Stockholders.

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The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares by the Selling Stockholders. However, we will receive proceeds from the exercise of warrants if exercised by the Selling Stockholder and will retain proceeds from the issuance of certain convertible indebtedness upon conversion of debt.

We will bear all costs relating to the registration of the Common Stock, other than any Selling Stockholder’s legal or accounting costs or commissions.

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Our Common Stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “PPDA” The last sales price of our Common Stock on October 4, 2006 as reported by the OTC Bulletin Board was $1.25 per share.

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The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”)) until the Registration Statement filed with the Securities and Exchange Commission (“SEC”) is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our Common Stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 which describes certain material risk factors you should consider before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________________, 2006

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	6
NOTE REGARDING FORWARD-LOOKING STATEMENTS	25
USE OF PROCEEDS	26
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
PRO FORMA FINANCIAL INFORMATION	41
BUSINESS	45
MANAGEMENT	68
EXECUTIVE COMPENSATION	73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	84
DESCRIPTION OF THE TRANSACTIONS	86
SELLING STOCKHOLDERS	86
PLAN OF DISTRIBUTION	92
WHERE YOU CAN FIND MORE INFORMATION	93
LEGAL MATTERS	93
EXPERTS	94
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	94
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but does not contain all the information that is important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” beginning on page 6, and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

In this prospectus, we define a merchant as “active” if the merchant’s account status is considered open by us and the merchant is able to process payment transactions. Unless otherwise specified or the context otherwise requires, references in this prospectus to “Pipeline,” “we,” “our” and “us” refer to Pipeline Data Inc. and its subsidiaries on a consolidated basis.

The Centrecourt Financing

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This prospectus relates to the resale by the selling security holders, for their own account, of up to an aggregate of 49,418,134 shares of our common stock issuable upon the conversion of convertible notes and upon the exercise of warrants issued in connection with a $37 million dollar financing to a group of institutional investors. (The 49,418,134 shares include 11,100,000 shares issuable upon the exercise of warrants, 28,434,507 shares issuable upon the conversion of convertible promissory notes and an additional 25% of the aggregate number (9,883,627 shares) as required by the registration rights agreement between our company and the Selling Stockholders.) The lead investor in this financing was Centrecourt Asset Management LLC and the financing is referred to herein as the “Centrecourt Financing.”

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Under the terms of the convertible notes, we are obligated to pay interest of 8% per annum on the outstanding principal amount of the convertible notes, payable quarterly in arrears beginning on October 2, 2006. The outstanding principal and accrued but unpaid interest is due on June 29, 2010. The convertible notes are convertible into shares of common stock of the Company at $1.30 per share. In addition, the terms of the notes provide that upon conversion a holder may not beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion subject to certain exceptions.

We granted warrants to purchase 11,100,000 shares of our common stock at an exercise price of $1.40 per share to investors in the Centrecourt Financing and provide for a cashless exercise. In addition, the warrant provides for adjustments to the number of shares underlying each warrant upon the occurrence of certain events including a stock dividend, stock split or subsequent equity sales at price lower than the exercise price of the warrant. The warrants expire on June 28, 2011.

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We used the proceeds of the Centrecourt Financing to repay a $15 million promissory note issued to Sheridan Capital Advisors, LLC and a $2 million convertible promissory note issued to CAMOFI Master LDC, and to fund the purchases of Valadata, Inc. and Paynet Systems, Inc. The balance of the proceeds will be used for working capital. We paid a $1,450,000 placement agent fee to The Maxim Group, LLC and 1,750,000 warrants to purchase our common stock at $1.75 per share in connection with this transaction.

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Other Recent Events

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On July 11, 2006, we acquired Valadata, Inc., a retail merchant credit card processing provider catering primarily to the restaurant industry along with a separate retail portfolio from Merchant Business Solutions, LLC dba Merchants Bankcard Systems. The purchase price for Valadata was $5.4 million in cash and an additional $1.5 million over the next two years, subject to performance milestones. The purchase price for the separate retail portfolio was $860,000.

On July 3, 2006, we acquired Paynet Systems, Inc., an e-commerce and retail merchant credit card processing provider. The agreed purchase price for Paynet Systems is $9.5 million in cash and $1 million in restricted stock, based on a share price of $1.50 per share (valued at $940,000, based upon the value of the Company’s stock at closing). In the event certain milestones are reached, we may pay the former Paynet Systems shareholders up to an additional $3 million in cash and $2.5 million in Pipeline restricted stock, based on a share price of $1.55. (1.61 million shares).

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Our Business

We are an value-added provider of merchant payment processing services and other related software products. We currently deliver credit and debit card-based payment processing and related services to approximately 40,000 small to medium-sized merchants who operate either in a physical “brick and mortar” business environment or over the Internet. Our payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions. A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. Card-not-present transactions occur whenever the customer does not physically present a payment card at the point-of-sale, including over the Internet or by mail, fax or telephone.

Our primary customer base consists of small to medium-sized merchants. We estimate that there are approximately 4.6 million merchants in the United States, representing 5.7 million locations, of which we estimate there to be 3.2 small to medium-sized merchants currently accepting Visa and MasterCard credit cards. We believe that the small to medium-sized merchant market offers us significant growth opportunities for the “first time” installation and subsequent servicing of credit card authorization and payment systems.

We market and sell our services primarily through three lines of distribution: the Internet, banks and Independent Sales Organizations, which we refer to herein as ISOs, which we define as any non-bank party that sells card-based payment processing services to merchants. We have contractual relationships with 50 banks, comprising over 400 bank branch locations, and with 48 credit unions that serve as referral sources for our products and services. We also have relationships with over 30 ISOs that act as a non-employee, external sales force in communities throughout the United States. We also market over the Internet, targeting small to medium-sized e-commerce businesses.

We derive the majority of our revenue from fee income related to payment transaction processing, which is primarily comprised of a percentage of the dollar amount of each transaction we process, as well as a flat fee per transaction. We have outsourced a portion of our services to third-party processors including, but not limited to, CTS Holdings, Inc. (a wholly owned subsidiary of First Data Corp), Nova Information Systems, Inc. and Wells Fargo Bank, to whom, in each case, we remit a portion of the fee income for services they provide. We operate through several wholly owned subsidiaries:

•	SecurePay.com, Inc., which we refer to herein as SecurePay;
•	Northern Merchant Services, Inc., which we refer to herein as NMSI;
•	Pipeline Data Processing, Inc., which we refer to herein as PDP;
•	Pipeline Data Portfolio Acquisitions, Inc., which we refer to herein as Pipeline Acquisitions;
•	Charge.com, Inc., which we refer to herein as Charge.com;
•	Aircharge, Inc., which we refer to herein as Aircharge;
•	Valadata, Inc., which we refer to herein as Valadata; and
•	Paynet Systems, Inc., which we refer to herein as Paynet Systems.

Industry Overview

Over the past ten years, the usage of non-cash forms of payment, such as credit and debit cards, has steadily increased. According to The Nilson Report, a leading industry publication that tracks the transaction processing industry, purchases by U.S. consumers using credit cards will grow from $1.47 trillion in 2003 to $2.28 trillion in 2008. The Nilson Report has additionally forecasted that purchase volume by U.S. consumers using Visa credit cards should increase 63% from 2003 through 2008 and MasterCard usage is also forecasted to increase by 46%. The Federal Services Policy Committee of the Federal Reserve System reported that for the first time in United States history, the 44.5 billion electronic payment transactions in 2003 exceeded the 36.7 billion check transactions for the same period. The dollar volume on electronic payment transactions as reported by Nilson totaled $27.4 trillion in 2004 versus checks sustaining dollar volume of $39.3 trillion for the same period. This shift in electronic payment reflects the expanding role of technology and its impact on consumer spending within retail, financial and banking businesses that are likely to continue for the foreseeable future.

We believe there is and will continue to be promising opportunities in offering transaction processing services to small to medium-sized merchants. The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, from large to small, in order to remain competitive. As a result, many of these existing and new small to medium-sized businesses are seeking to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and paper checks as the only forms of payment for their merchandise and services.

Our Strategy

Our strategy is to build our business through acquisitions and organic growth. We intend to aggressively grow the number of merchant accounts serviced through the solicitation of new merchant accounts and the acquisition of merchant portfolios and compatible businesses. We will seek to achieve greater profitability by continuing to build efficient and scalable processing and servicing platforms. Management has strong relationships and extensive experience in the payment processing industry and a history of providing reliable, customer-focused service to our merchants. Our platform of services is very flexible, enabling merchant customization and scalability to meet the requirements of high transaction volumes.

Our strategic objectives are to:

•	Make strategic acquisitions of merchant account portfolios and of compatible payment businesses;
•	Expand our portfolio of merchant clients through our internal sales efforts and through banks and ISOs;
•	Grow our relationships with banks and ISOs;
•	Expand our marketing efforts; and
•	Continue to create and exploit operating efficiencies.

Corporate Information

The mailing address and the telephone number of our principal executive offices is 1515 Hancock Street, Suite 301, Hancock Plaza, Quincy, Massachusetts 02169, (617) 405-2600.

The Offering

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Common stock offered by the selling stockholders

49,418,134 shares, underlying convertible notes and warrants issued to investors in the Centrecourt Financing (includes 11,100,000 shares issuable upon the exercise of warrants, 28,434,507 shares issuable upon the conversion of convertible promissory notes and an additional 25% of the aggregate number (9,883,627 shares) as required by the registration rights agreement between our company and the Selling Stockholders).

Common stock outstanding	As of September 30, 2006, we had 46,904,072 shares of common stock issued and outstanding.
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants.
OTC Bulletin Board symbol	PPDA
Risk factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

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RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information in this prospectus, including our financial statements and related footnotes, you should carefully consider the following risk factors before deciding to invest in our securities. If any of the following risks actually occur, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to our Business

We have a history of operating losses and will need to generate significant revenue to achieve or maintain our profitability.

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Since inception, we have been engaged in start-up activities and have acquired payment processing businesses and portfolios of merchant accounts to grow our business, both of which require substantial capital and other expenditures. As a result, we have not maintained profitability and may continue to incur losses in the future. While we had net income of $368,757 for the year ended December 31, 2005, and we had a net loss of $1,484,200 for the quarter ended June 30, 2006. We expect our cash needs to increase significantly for the next several years as we:

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•	acquire additional payment processing businesses and portfolios of merchant accounts;
•	increase awareness of our services;
•	expand our customer support and service operations;
•	hire additional marketing, customer support and administrative personnel; and
•	implement new and upgraded operational and financial systems, procedures and controls.

As a result of these continuing and new expenses, we need to generate significant revenues to achieve and maintain profitability. To date, our operations have been supported by financings and through sales of our securities, including the Centrecourt Financing. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected.

We have incurred substantial levels of debt, which could impair our financial and operating flexibility.

We have incurred substantial debt in connection with the financing of our operations and acquisitions. We incurred debt in the principal amount of $37,000,000 in connection with the Centrecourt Financing. We used the proceeds of the Centrecourt Financing to repay a $15 million promissory note issued to Sheridan Capital Advisors, LLC and a $2 million convertible promissory note issued to CAMOFI Master LDC, and to fund the purchase price for Valadata and Paynet. We may incur additional debt in the future in order to pursue our acquisition strategy or for other purposes. Substantial indebtedness could impair our ability to obtain additional financing for working capital expenditures or further acquisitions. Covenants governing any indebtedness we incur would likely restrict our ability to take specific actions, including our ability to pay dividends or distributions, redeem or repurchase our capital stock, issue, sell or allow distributions on capital stock of our subsidiaries, enter into transactions with affiliates, merge, consolidate or sell our assets, or make capital expenditure investments. In addition, the use of a substantial portion of the cash generated by our operations is used to cover debt service obligations. Security interests granted on our assets could limit our financial and business flexibility.

If an event of default occurs under the secured note we issued in connection with the Centrecourt Financing, it could result in a material adverse effect on our business operating results, or financial condition as the investors maintain a first priority security interest in all of our assets and the assets of our business.

On June 29, 2006, we issued $37 million in convertible notes in connection with the Centrecourt Financing. The investors in the Centrecourt Financing have a first priority security interest in all of our assets. Investors should be aware that the following events constitute events of default under these notes:

•	failure to pay interest and principal payments when due;

•	a breach of any material covenant or term or condition in the note in any agreement made in connection therewith; or
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a default or event default occurring under any of the agreements made in connection with note or any other material agreement, lease, mortgage, indenture agreement, factoring agreement, or other instrument, to which the Company or any of its subsidiaries is bound;

•	breach of any warranty or material representation made in the note or in any agreement made in connection therewith;
•	any form of bankruptcy or insolvency proceeding instituted by or against us which is not vacated in sixty (60) days;
•	a change in control.

In connection with the Centrecourt Financing, we agreed to certain restrictions on our activities that could negatively impact our ability to obtain financing from other sources.

So long as any portion of the principal amount of the convertible notes, remains outstanding, we are restricted from incurring additional indebtedness other than certain permitted indebtedness, which includes certain purchase money indebtedness incurred in connection with the acquisition of capital assets subject to certain financial conditions and indebtedness approved by a majority of holders of our convertible notes. To the extent that additional debt financing is required for us to conduct our operations, these restrictions could materially adversely impact our ability to achieve our operational objective.

Low market prices for our common stock would result in greater dilution to our stockholders, and could negatively impact our ability to convert the notes into equity.

The market price of our common stock significantly impacts the extent to which the notes issued in connection with the Centrecourt Financing are convertible into shares of our common stock and the dilution that will occur to our stockholders. The lower the market price of our common stock as of the time of any such conversion of the convertible notes, the more shares we will be required to issue to the holders of such notes to convert the principal and interest payments then due.

There is a risk that the SEC may rule unfavorably on our current revenue and cost recognition accounting policies and, in this event, the way in which we recognize and disclose our revenues may need to be altered, which may materially and adversely effect our currently disclosed gross revenue figures, potentially resulting in such figures being substantially lower.

Our company and our subsidiaries derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Our reported revenue figures are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in our cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to our merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of FASB’s Emerging Issues Task Force statement 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting and believe that our current and historical revenue figures are consistent with EITF 99-19. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs and assume credit risk.. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are set by Visa and MasterCard and are based on transaction processing volume and are recognized at the time transactions are processed. Revenues generated from certain agent bank portfolios are reported net of interchange, as required by EITF 99-19, where we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.

We are aware, however, that the SEC accounting staff has recently raised certain revenue recognition concerns regarding companies in our industry. There is a risk that if the SEC were to determine that our current revenue recognition policies were incorrect, such policies may need to be altered and our recognition of revenues on a going forward basis may be materially and adversely effected. Moreover, this change may require us to restate prior financial statements to reflect substantially lower revenue numbers, which could effect public confidence in our accounting controls and have a negative impact on our public stock price. However, as there would be a corresponding reduction in our reported cost of services sold, we do not believe that any such change in revenue recognition policy would require us to restate our previous EBITDA, net earnings or stockholders’ equity results.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market for our common stock.

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We are authorized to issue 150,000,000 shares of our common stock. As of September 30 2006, there were 46,904,072 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include an aggregate of 9,650,354 shares reserved in anticipation of the exercise of options or warrants. We may also issue additional shares in connection with the conversion of a $525,000 promissory note issued to Aircharge. In addition, we are also required to issue $1 million in restricted stock in connection with our acquisition of Paynet Systems. To the extent such options or warrants are exercised or additional issuances are made in connection with the acquisition of Charge.com, Aircharge or Paynet Systems, the holders of our common stock may experience further dilution. In addition, to the extent we issue securities in future acquisitions or financings that are convertible into or exchangeable for equity securities, investors will experience additional dilution.

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In addition to the above referenced shares of common stock which may be issued without stockholder approval, we have Five Million (5,000,000) shares of authorized preferred stock, the terms of which may be fixed by our board of directors. We have issued preferred stock in the past, and our board of directors has the authority, without stockholder approval, to create and issue one or more additional series of such preferred stock and to determine the voting, dividend, conversion and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock will have an adverse effect on the holders of common stock.

We face uncertainty about additional financing for our future capital needs, which may prevent us from growing our business.

If we are unable to increase our revenues, we will need to raise additional funds to finance our future capital needs. Additional financing may be required if we:

•	Decide to expand faster than planned;
•	need to respond to competitive pressures; or
•	need to acquire complementary products, businesses or technologies.

If we raise additional funds through the sale of equity or convertible debt securities, these transactions may dilute the value of our outstanding common stock or trigger contractual obligations to issue additional shares of our common stock to investors in the Centrecourt Financing. We may also decide to issue securities, including debt securities, which have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities, remaining competitive in our industry or continuing our business operations as a whole.

The full impact of our recent acquisitions on our operating results is not fully reflected in our historical financial results, which, as a result, are not necessarily indicative of our future results of operations.

Since December 31, 2004, we have expanded our card-based payment processing services through the acquisition of Charge.com in December 2005, World Products, Inc dba Aircharge in September 2005, and two portfolios of merchant accounts in the first quarter of 2005. These acquisitions contributed a substantial portion of our anticipated total pro forma revenues for 2005. The full impact of these acquisitions on our operating results are not fully reflected in our historical results of operations for the fiscal year ended December 31, 2005, due to the recent nature of these acquisitions and their varying stages of integration. In addition, in 2006 we acquired Valadata and Paynet Systems. Accordingly, our results for the fiscal year ended December 31, 2005, may not be indicative of our results of the fiscal year ended December 31, 2006, and comparisons of our results for the year ended December 31, 2005, versus the fiscal year ended December 31, 2004, may not be indicative of results to be expected in future periods.

Increased consolidation in the market in which we operate will have an impact on price and availability of acquisition, joint venture and alliance opportunities.

Historically, our growth strategy has been materially dependent upon the purchase of additional merchant portfolios and acquisition of operating businesses and this strategy will continue in the future. We face significant competition from other transaction processors for available acquisition, joint venture and alliance opportunities. These transaction processors potentially deprive us of acquisition opportunities and may cause the purchase price of such transactions to increase. We cannot give any assurances that the historical or current level or pricing of acquisition opportunities will continue to exist, that we will be able to acquire merchant portfolios, operating businesses or transaction processing assets that satisfy our criteria or that any such transaction will be on favorable terms.

We have faced, and may in the future face, significant chargeback liability if our merchants refuse or cannot reimburse chargebacks resolved in favor of their customers.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited to the account of the cardholder.

We also have potential liability for losses caused by fraudulent credit card transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional “card-present transaction,” if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent “card-not-present” transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the merchants that we serve are businesses that transact a percentage of their sales over the Internet or in response to telephone or mail orders. Because their sales are card-not-present transactions, these merchants are more vulnerable to customer fraud. Because we target merchants that process card-not-present transactions over the Internet, by telephone and by mail, we experience and expect to continue to experience chargebacks arising from cardholder fraud. Such chargebacks could negatively impact our financial results. Moreover, if we, or our processing banks, are unable to collect the chargeback from the merchant’s account, or if the merchant ceases operations, refuses or is financially unable due to bankruptcy or other reasons to reimburse the merchant’s bank for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank. We are not insured against this risk.

We face potential liability for merchant or customer fraud. We may not be able to accurately anticipate this liability, which could result in lost sales to us.

Merchant fraud occurs when a merchant, rather than a customer, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Any time a merchant is unable to satisfy a chargeback, we are responsible for that chargeback. We have established systems and procedures to detect and reduce the impact of merchant fraud. In addition to credit review, we monitor merchant transactions against a series of standards developed to detect merchant fraud and excessive chargebacks. We apply varying levels of scrutiny in our evaluation of applications and underwriting of prospective merchants accounts, ranging from basic due diligence for merchants with a low-risk profile to a more thorough and detailed review for higher risk merchants. The results of this review serve as the basis for our decision whether to accept or reject a merchant account, and also provide the criteria for establishing whether to maintain a reserve of a portion of a merchant’s processing volume, the particular reserve requirements, processing limits, average transaction amounts and pricing. It also assists us in monitoring merchant transactions for those accounts that exceed pre-determined criteria. We maintain rolling reserves, meaning we withhold a varying percentage of at risk merchants’ processing volume, to offset potential losses. On merchants whom we have instituted a rolling reserve, we maintain an average of 15% of their merchants’ processing volume. Despite our efforts to detect merchant fraud, we cannot assure you that these measures are or will be effective. It is possible that we will experience significant amounts of merchant fraud in the future, which could increase our chargeback liability. Increased chargeback liability may have a material adverse effect on our business, financial condition, results of operations and ability to continue business operations.

If our merchants experience adverse business conditions, they may generate fewer transactions for us to process or become insolvent, increasing our exposure to chargeback liabilities.

General economic conditions have caused some of the merchants we serve to experience difficulty in supporting their current operations and implementing their business plans. If these merchants make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenues.

In addition, in a recessionary environment, the merchants we serve could be subject to a higher rate of insolvency which could adversely affect us financially. We bear credit risk for chargebacks related to billing disputes between credit card holders and bankrupt merchants. If a merchant seeks relief under bankruptcy laws or is otherwise unable or unwilling to pay, we may be liable for the full transaction amount of a chargeback.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process bankcard transactions; if these sponsorships are terminated and we are not able to secure or migrate merchant portfolios to new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of banks that are members of the card associations. Our sponsoring banks include US Bancorp and Wells Fargo Bank N.A. If these sponsorships are terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreements with our sponsoring banks give the sponsoring banks substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of ISOs, which we define as any non-bank party that sells card-based payment processing services to merchants, that markets and services electronic credit card authorization and payment systems to merchants located throughout the United States. We are unable to guarantee that our sponsoring banks’ actions under these agreements will not be detrimental to us.

If we, or our bank sponsors, fail to adhere to the standards of the Visa and MasterCard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and MasterCard.

Substantially all of the transactions we process involve Visa or MasterCard. If we, or our bank sponsors, fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair their or our registration could require us to stop providing payment processing services.

We rely on other card payment processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with several other large payment processing organizations to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. We also rely on third parties to whom we outsource specific services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bankcard associations. Our card payment processors include CTS Holdings, Inc. (a wholly owned subsidiary of First Data Corp.) and Nova Information Systems, Inc.

The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

To acquire and retain merchant accounts, we depend on a group of banks and ISOs as referral sources and loss of any of these referral sources may cause us to lose an effective method of marketing our products and services to merchants.

We have contractual relationships with 50 banks, comprising over 400 bank branch locations, and 48 credit unions that serve as referral sources for our products and services to merchants seeking to establish an account with a payment processor. Our failure to maintain our relationships with these banks could adversely affect our revenues and internal growth and increase our merchant attrition.

We have contractual relationships with over 30 ISOs to market our services to merchants seeking to establish an account with a payment processor. Our failure to maintain our relationships with our existing ISOs and those serving other service providers that we may acquire, and to recruit and establish new relationships with other ISOs, could adversely affect our revenues and internal growth and increase our merchant attrition.

On occasion, we experience increases in interchange and sponsorship fees; if we cannot pass these increases along to our merchants, our margins will be reduced.

We pay interchange fees or assessments to card associations for each transaction we process using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. For example, Visa and MasterCard have increased their interchange fees for “card-present” retail transactions by an average of 0.09% in April 2005. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in our processing fees, our margins will be reduced.

Unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation.

We collect and store sensitive data about merchants and cardholders, including names, addresses, social security numbers, drivers license numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. In addition, we maintain a database of cardholder data relating to specific transactions, including payment card numbers and cardholder addresses, in order to process the transactions and for fraud prevention and other internal processes. If a person penetrates our network security or otherwise misappropriates sensitive merchant or cardholder data, we could be subject to liability or business interruption. These claims also could result in protracted and costly litigation.

Although we generally require that our agreements with our ISOs and service providers who have access to merchant and customer data include confidentiality obligations that restrict these parties from using or disclosing any customer or merchant data except as necessary to perform their services under the applicable agreements, we cannot assure you that these contractual measures will prevent the unauthorized disclosure of merchant or customer data. In addition, our agreements with financial institutions require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately take these protective measures could result in protracted or costly litigation. We have been certified by VISA International as compliant with payment card industry standards regarding cardholder information and security .

Increased attrition in merchant charge volume due to an increase in closed merchant accounts that we cannot anticipate or offset with new accounts may reduce our revenues.

We experience attrition in merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account “closures” that we initiate due to heightened credit risks relating to, and contract breaches by, a merchant. During 2005, we experienced average attrition of 1% of merchant transaction charge volume per month. In addition, substantially all of our processing contracts with merchants may be terminated by either party on relatively short notice, allowing merchants to move their processing accounts to other providers with minimal financial liability and cost. Increased attrition in merchant charge volume may have a material adverse effect on our financial condition and results of operations. We may not be able to accurately predict the level of attrition in the future, particularly in connection with our recent acquisitions of merchant account portfolios. If we are unable to increase our transaction volume or establish accounts with new merchants in order to counter the effect of this attrition, or, if we experience a higher level of attrition in merchant charge volume than we anticipate, our revenues will decrease.

The loss of key personnel or damage to their reputations could adversely affect our relationships with ISOs, card associations, bank sponsors and our other service providers, which would adversely affect our business.

Our ability to run our business depends upon the continued services of our senior management and other key employees, in particular MacAllister Smith, our Chief Executive Officer, all of whom have substantial experience in the payment processing industry and the small to medium-sized merchant markets in which we offer our services. In addition, our ability to execute our business strategy will depend in large part upon the reputation and influence within the industry of Mr. Smith, who has, along with our other senior managers, over their years in the industry, developed long-standing and highly favorable relationships with ISOs, card associations, bank sponsors and other payment processing and service providers. We would expect that the loss of the services of one or more of our key employees, particularly Mr. Smith, would have an adverse effect on our operations. We would also expect that any damage to the reputation of our senior managers, including Mr. Smith, would adversely affect our business. Currently, we do not maintain “key person” life insurance on any employees.

We may become subject to certain state taxes that currently are not passed through to our merchants.

We, like other transaction processing companies, may be subject to state taxation of certain portions of our fees charged to merchants for our services. Application of this tax is an emerging issue in the transaction processing industry and the states have not yet adopted uniform guidelines. If we are required to pay such taxes and are not able to pass this tax expense through to our merchant customers, our financial condition and results of operations could be adversely affected.

The payment processing industry is highly competitive and such competition is likely to increase, which may further adversely influence our prices to merchants, and as a result, our profit margins.

The market for card processing services is highly competitive. The level of competition has increased in recent years, and other providers of processing services have established a sizable market share in the small to medium-sized merchant processing sector. Some of our competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies that have substantially greater capital and technological, management and marketing resources than we have. Some of our competitors are large associations, such as Costco, BJ’s Wholesale Club, chambers of commerce, community associations and trade associations that may offer lower rates based on a better buy rate or as a “loss leader” and, thus, attract customers who “shop price” or, alternatively, attract business out of association loyalty. There are also a large number of small providers of processing services that provide various ranges of services to small to medium-sized merchants. Our competition may influence the prices we can charge, attract employees and our sales force away from us and requires us to control costs aggressively in order to maintain acceptable profit margins. In addition, our competitors continue to consolidate as large banks merge and combine their networks. This consolidation may also require that we increase the consideration we pay for future acquisitions and could adversely affect the number of attractive acquisition opportunities presented to us.

Our operating results are subject to seasonality, and if our revenues are below our seasonal norms during our historically stronger third and fourth quarters, our net income could be lower than expected.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically, revenues have been weaker during the first two quarters of the calendar year and stronger during the third and fourth quarters. If, for any reason, our revenues are below seasonal norms during the third or fourth quarter, our operating results could be negatively affected.

Our systems may fail due to factors beyond our control, which could interrupt our business or cause us to lose business and would likely increase our costs.

We depend on the efficient and uninterrupted operations of our computer network systems, software and data centers. We do not presently have fully redundant systems. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Defects in our systems, errors or delays in the processing of payment transactions or other difficulties could result in:

•	additional development costs;
•	diversion of technical and other resources;
•	loss of merchants;
•	loss of merchant and cardholder data;
•	negative publicity;
•	harm to our business or reputation; or
•	exposure to fraud losses or other liabilities.

We currently rely solely on common law to protect our intellectual property; should we seek additional protection in the future, we may fail to register our trademarks or otherwise obtain intellectual property protection, causing us to potentially lose our rights to use these marks.

Currently, we have no patents or trademarks or copyrights and we rely on common law rights to protect our marks and logos. We do not rely heavily on the recognition of our marks to obtain and maintain business. We have recently applied for trademark registration for certain of our marks. However, we cannot assure you that any such applications will be approved. Even if they are approved, these trademarks may be challenged by others and/or invalidated. Our trademark registrations may not be approved because third parties own these trademarks, or our use of these trademarks may be restricted or completely prohibited unless we enter into agreements with these parties, which may not be available on commercially reasonable terms or at all.

New and potential governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to provide the services we provide our merchants.

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. For example, the Gramm-Leach-Bliley Act requires non-affiliated third party service providers to financial institutions to take certain steps to ensure the privacy and security of consumer financial information. We believe our present activities fall under exceptions to the consumer notice and opt-out requirements contained in this law for third -party service providers to financial institutions because we provide business-to-business services and not business-to-consumer services. The law, however, is new and there have been very few rulings on its interpretation. We believe that current legislation permits us to access and use this information as we do now. The laws governing privacy generally remain unsettled, however, and even in areas where there has been some legislative action, such as the Gramm-Leach-Bliley Act and other consumer statutes, it is difficult to determine whether and how existing and proposed privacy laws will apply to our business. Limitations on our ability to access and use customer information could adversely affect our ability to provide the services we offer to our merchants or could impair the value of these services.

Several states have proposed legislation that would limit the use of personal information gathered using the Internet. Some proposals would require proprietary online service providers and Web site owners to establish privacy policies. Congress has also considered privacy legislation that could further regulate use of consumer information obtained over the Internet or in other ways. The Federal Trade Commission has also recently settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. Our compliance with these privacy laws and related regulations could materially affect our operations.

Changes to existing laws or the passage of new laws could, among other things:

•	create uncertainty in the marketplace that could reduce demand for our services;
•	limit our ability to collect and to use merchant and cardholder data;
•	increase the cost of doing business as a result of litigation costs or increased operating costs; or
•	in some other manner have a material adverse effect on our business, results of operations and financial condition.

We are subject to federal and state laws regarding anti-money laundering, including the Patriot Act, and if we break any of these laws we could be subject to significant fines and/or penalties, and our ability to conduct business could be limited.

We are subject to U.S. federal anti-money laundering laws and the requirements of the Office of Foreign Assets Control, which prohibit us from transmitting money to specified countries or on behalf of prohibited individuals. The money transfer business has been subject to increased scrutiny following the events of September 11, 2001. The Patriot Act, enacted following those events, mandates several new anti-money laundering requirements. The federal government or the states may elect to impose additional anti-money laundering requirements. Changes in laws or regulations that impose additional regulatory requirements, including the Patriot Act, could increase our compliance and other costs of doing business, and therefore have an adverse effect on our results of operation.

Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities could result in, among other things, revocation of required registrations, loss of approved status, termination of contracts with banks, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could materially adversely affect our business, financial condition and results of operations.

If we were to inadvertently transmit money on behalf of, or unknowingly conduct business with, a prohibited individual, we could be required to pay significant damages, including fines and penalties. Likewise, any intentional or negligent violation of anti-money laundering laws by our employees could lead to significant fines and/or penalties, and could limit our ability to conduct business in some jurisdictions.

Risks Relating to Acquisitions

We may not be able to integrate recently acquired companies or potential future acquisitions into our company, and resources available to assist our acquired companies may be insufficient.

We have made strategic acquisitions and we intend to continue to make such acquisitions in accordance with our business plan. On July 11, 2006, we acquired Valadata, and on July 3, 2006, we acquired Paynet Systems. On December 20, 2005, we completed our acquisition of Charge.com. In addition, we have also acquired Aircharge. Each acquisition involves a number of risks, including:

•	the diversion of our management’s attention to the assimilation and ongoing assistance with the operations and personnel of the acquired business, which could strain the management resources;
•	the potential for our affiliated companies to grow rapidly and adversely affect our ability to assist our affiliated companies as intended;
•	possible adverse effects on our results of operations and cash flows,
•	possible inability by us to achieve the intended objective of the acquisition;
•	possible inability by acquisition target to achieve promised goals; and
•	possible inability by acquisition target to retain and maintain strategic contracts.

Our inability to assist our affiliated companies as intended or to acquire and integrate businesses under our business plan could negatively impact our operations, financial results and cash flows.

We have previously acquired, and expect to continue to acquire, other providers of payment processing services and portfolios of merchant processing accounts. These acquisitions entail risks in addition to those incidental to the normal conduct of our business, and failure to make acquisitions in general could significantly impair our growth.

To date, our revenue growth has been generated in large part through acquisitions of complimentary businesses and portfolios of accounts. We expect such acquisitions to be key to our growth strategy going forward. We may not be able to find suitable acquisition candidates or to consummate acquisitions on favorable terms, if at all. Our failure to make such acquisitions could have a material adverse effect on our ability to grow our company.

Moreover, even if we make such acquisitions, revenues generated, or expenses incurred, by acquired businesses or account portfolios may not comport to our projections, resulting in losses or a decline in revenue and profits, if any, as well as potential impairment charges.

In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues from that acquisition based on the historical transaction volume of the acquired provider of payment processing services or portfolio of merchant accounts. Following an acquisition, it is customary to experience some attrition in the number of merchants serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition merchant attrition exceed the rate we have forecasted, the revenues generated by the acquired providers of payment processing services or portfolio of accounts may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment of asset charges.

We may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, exposing us to potentially large, unanticipated costs.

Prior to the consummation of any acquisition, we perform a due diligence review of the provider of payment processing services or portfolio of merchant accounts that we propose to acquire. Our due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition. If any undiscovered, contingent or undisclosed liabilities materialize, our results of operations could be negatively affected.

Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the anticipated benefits to result.

Our strategy has been and will likely continue to include expanding our operations and capabilities through acquisitions of businesses and assets. Acquisition transactions involve various inherent risks, such as:

•

uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, acquisition or other transaction candidates;

•	the potential loss of key customers, management and employees of an acquired business;
•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;
•	problems that could arise from the integration of the acquired business; and
•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or could result in unexpected liabilities associated with acquisition candidates.

We may not fully maximize our business relationship with Sprint Nextel Corp.

We acquired Aircharge in part due to its classification as a national “Industry Solutions Partner” of Sprint Nextel Corp. (NYSE:S). We believe that this classification should allow us to provide credit card acceptance solutions to Sprint Nextel Corp.’s business customers. There can be no assurance, however, that Sprint Nextel Corp. will continue such classification or that such classification will be successfully integrated into our business model. If Sprint does not continue such classification or we are unable to successfully integrate such classification into our business model, there can be no assurance that Sprint Nextel Corp. will continue to provide us with such access to their customers.

The inability of the sellers of companies we may acquire to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities, our costs for acquisition and adversely affect our results of operations and financial position.

We have required in the past, and expect that in the future, under our acquisition agreements, the respective sellers will agree to retain responsibility for and indemnify us against damages resulting from certain third-party claims or other liabilities. Our inability to obtain such agreements or the failure of any seller to satisfy its obligations with respect to claims and retained liabilities covered by the acquisition agreements could have an adverse effect on our results of operations and financial position, as claimants may successfully assert that we are liable for those claims and/or retained liabilities. In addition, we expect that certain obligations of the sellers to indemnify us will terminate upon expiration of the applicable indemnification periods and will not cover damages in excess of the applicable coverage limits. The incurrence of unexpected losses and assertion of third-party claims after the expiration of the applicable indemnification period or in excess of the applicable coverage limit, or the failure of any seller to satisfy its indemnification obligations with respect to breaches of its representations and warranties, could have an adverse effect on our results of operations and financial position.

We may encounter delays and operational difficulties in completing the necessary transfer of data processing functions and connecting systems links required by acquisitions, resulting in increased costs for, and a delay in the realization of revenues from, acquisitions.

The acquisition of a provider of payment processing services, as well as a portfolio of merchant processing accounts, requires the transfer of various data processing functions and connecting links to our systems and those of our own third -party service providers. If the transfer of these functions and links does not occur rapidly and smoothly, payment processing delays and errors may occur, resulting in a loss of revenues, increased merchant attrition and increased expenditures to correct the transitional problems, which could preclude our attainment of or reduce our operating results.

Special non-recurring and integration costs associated with acquisitions could adversely affect our operating results in the periods following these acquisitions.

In connection with some acquisitions, we may incur non-recurring severance expenses, restructuring charges and change of control payments. These expenses, charges and payments, as well as the initial costs of integrating the personnel and facilities of an acquired business with those of our existing operations, may adversely affect our operating results during the initial financial periods following an acquisition. In addition, the integration of newly-acquired companies may lead to diversion of management attention from other ongoing business concerns.

Our facilities, personnel and financial and management systems may not be adequate to effectively manage the future expansion we believe necessary to increase our revenues and remain competitive.

We anticipate that future expansion will be necessary in order to increase our revenues. In order to effectively manage our expansion, we may need to attract and hire additional sales, administrative, operations and management personnel. We cannot assure you that our facilities, personnel, financial and management systems and controls will be adequate to support the expansion of our operations and provide adequate levels of service to our merchants and ISOs. If we fail to effectively manage our growth, our business could be harmed.

We have significant intangible assets and goodwill, the carrying value of which we may have to reduce if our revenues relating to these assets decline.

We have acquired numerous intangible assets related to purchased portfolios of merchant accounts and business operations. These intangible assets represent a substantial portion of our total assets. Statement of Financial Accounting Standards Nos. 141 and 142 require us to periodically re-examine the value of our purchased assets. A material decline in the revenues generated from any of our purchased portfolios of merchant accounts or business operations could reduce the fair value of the portfolio or operations. In that case, we may be required to reduce the carrying value of the related intangible asset. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” for a discussion of how we test impairment of the assets. Additionally, changes in accounting policies or rules that affect the way in which we reflect these intangible assets in our financial statements, or the way in which we treat the assets for tax purposes, could have a material adverse effect on our financial condition.

Risks Relating to Our Company Generally

Our executive officers, directors and principal stockholders have substantial control over our business, and their interests may not be aligned with the interests of our other stockholders.

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As of September 30, 2006, our officers and directors, together with the founders of Charge.com and the respective affiliates, beneficially own approximately 72% of our outstanding common stock. Accordingly, these stockholders, acting together, will be able to exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders may dictate the day-to-day management of our business. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination or a sale of all or substantially all of our assets.

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Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception in the public markets that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities or to make acquisitions through the issuance of additional shares of our common stock or other equity securities.

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We currently have a significant number of shares of common stock which may be issued in the future. As of September 30, 2006, there are 46,904,072 shares of our common stock outstanding. In addition, there are 9,650,354 options to purchase an equal number of shares outstanding under our Non-Statutory Incentive Stock Option Plan, including, without limitation, options issued to former executives of Aircharge and options issued to the principals of Charge.com. In addition, we anticipate that we will issue additional shares in connection with price protection provisions for certain of shares issued in the Charge.com acquisition. We also anticipate that: (i) pursuant to our acquisition of Aircharge, we will issue additional shares in connection with the conversion of a $525,000 promissory note and a potential one million (1,000,000) share issuance (on a pre-reverse stock split basis) in connection with performance incentives; (ii) pursuant to our recently completed Centrecourt Financing, we may issue up to an additional 49,418,134 shares (on a pre-reverse stock split basis) in connection with the conversion of convertible promissory notes, including interest thereon, and the exercise of warrants or pursuant to certain anti-dilution provisions; and (iii) pursuant to our acquisition of Paynet Systems we may be required to issue an additional 806,452 shares of our common stock. Our current stock option and warrant holders and holders of convertible promissory notes, on a fully-diluted basis assuming exercise of all outstanding options and warrants and conversion of the convertible promissory notes, are expected to own 54% of the outstanding shares of our common stock.

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In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Commencing July 15, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, in the course of our testing, financial reporting deficiencies may be uncovered which could cause us to restate our financial results. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for development companies such as us. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

The price of our common stock may be volatile, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them. Our securities are currently quoted on the OTCBB and, thus, your ability to sell your shares in the secondary market may be limited.

We do not current maintain an active market for our common stock, and we cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock. The failure to achieve and maintain an active and liquid market for our common stock means that you may not be able dispose your common stock in a desirable manner and the price for our shares may fluctuate greatly.

Moreover, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that preserve our current management.

Our certificate of incorporation and by-laws may discourage, delay or prevent a change in our management team that stockholders may consider favorable. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;
•	eliminating the ability of stockholders to call special meetings of stockholders;
•	permitting stockholder action by written consent; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Provisions of Delaware law could discourage a takeover you may consider favorable or could cause current management to become entrenched and difficult to replace.

We are subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors. These provisions could affect our stock price adversely.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock and warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-

dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Investors should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, we are restricted from paying a dividend pursuant to negative covenants contained in the convertible notes issued to investors in the Centrecourt Financing. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we implement our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “should,” “could,” “would,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business,” as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under “Risk Factors” and “Description of Business.” These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements, which risks, uncertainties and other factors may include, without limitation:

•	The performance of our subsidiary companies and our ability to achieve and maintain profitability;
•	Merchant clients experiencing a downturn in business or other adverse business conditions, which can result in loss of business or merchant attrition;
•	The degree and nature of our competition;
•	Inability to integrate acquisitions; and
•	Increase in chargeback liability.

Any of the foregoing or other factors described in the “Risk Factors” section of this prospectus or elsewhere in the prospectus could cause our financial results to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is reliable. This information is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holder will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market information.

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Our common stock and class a redeemable warrants commenced trading on the OTC Bulletin Board on October 19, 2000 under the trading symbol “PPDA” and “PPDAW,” respectively. Our class B redeemable warrants trade under the symbol “PPDAZ”. The following table sets forth the highest and lowest prices quoted for our common stock, class A redeemable warrants and class B redeemable warrants during the four quarters between January 1, 2005 and December 31, 2005, the first and second quarter of 2006 and the beginning of the third quarter of 2006. The closing quote for our common stock on October 4, 2006 was $1.25. The quotations reflect inter-dealer prices, with no retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from the OTC Bulletin Board.

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Year Ended December 31, 2005	Year Ended December 31, 2004
	High Bid	Low Ask	High Bid	Low Ask
First Quarter
PPDA	$ 1.22	$ 0.76	$ 1.44	$ 0.65
PPDAW	$ 0.35	$ 020	$ 0.70	$ 0.19
PPDAZ	$ 0.15	$ 0.08	$ 0.30	$ 0.10
Second Quarter
PPDA	$ 1.04	$ 0.85	$ 1.45	$ 0.98
PPDAW	$ 0.35	$ 0.20	$ 0.60	$ 0.33
PPDAZ	$ 0.14	$ 0.08	$ 0.28	$ 0.13
Third Quarter
PPDA	$ 1.07	$ 0.87	$ 1.32	$ 0.90
PPDAW	$ 0.23	$ 0.23	$ 0.65	$ 0.30
PPDAZ	$ 0.17	$ 0.13	$ 0.15	$ 0.11
Fourth Quarter
PPDA	$ 1.03	$ 0.94	$ 1.04	$ 0.78
PPDAW	$ 0.00	$ 0.00	$ 0.33	$ 0.21
PPDAZ	$ 0.00	$ 0.00	$ 0.15	$ 0.12

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Year Ended December 31, 2006

	High Bid	Low Ask
First Quarter
PPDA	$ 1.70	$ 1.03
Second Quarter
PPDA	$ 1.64	$ 1.30
Third Quarter
PPDA	$ 1.50	$ 1.20

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Holders.

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As of September 30, 2006 there were approximately 550 shareholders of record of our common stock.

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Dividends.

Our company has never declared or paid any cash dividends on its capital stock. We currently intend to retain all available funds and any future earnings of our business for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of our company, among other factors, and will be at the sole discretion of our board of directors. In addition, we are restricted from paying a dividend pursuant to negative covenants contained in the convertible notes issued to investors in the Centrecourt Financing.

Under the Delaware General Corporation Law, our company may only pay dividends out of capital and surplus, or out of certain enumerated retained earnings, as those terms are defined in the Delaware General Corporation Law. The payment of dividends on our common stock is, therefore, subject to the availability of capital and surplus or retained earnings as provided in the Delaware General Corporation Law.

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PAYNET AND VALADATA ACQUISITIONS

Paynet Systems, Inc.

On July 3, 2006, our wholly-owned subsidiary, Paynet Systems Acquisition, Inc., a Delaware corporation, consummated a merger agreement to acquire Paynet Systems, Inc., a Georgia corporation, from the shareholders of the company. Our merger consideration is as follows:

•	$9,500,000 in cash;
•	$1 million in Pipeline restricted stock, based on a share price of $1.50 per share (valued at $940,000, based upon the value of the Company’s stock at closing); and
•	an additional $3 million in cash and $2.5 million in Pipeline restricted stock, based on a share price of $1.55. (1.61 million shares), subject to performance milestones.

Valadata, Inc.

On July 11, 2006, our wholly-owned subsidiary, Valadata Acquisition, Inc., a Delaware corporation, consummated a merger agreement to acquire Valadata, Inc., a North Dakota corporation from the shareholders of the company and L60, Incorporated, an Arizona corporation. Our merger consideration is as follows:

•	$5,478,417 in cash and
•	an additional $1.5 million over the next two years, subject to performance milestones.

Included within the acquisition were portfolios valued at $1,547,691, which Valadata acquired immediately prior to the acquisition by our company. Therefore, the results of these newly acquired portfolios are not included the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2005 or the six-month period ended June 30, 2006. These revenues and profits derived from the portfolios will be accretive to Pipeline Data immediately.

PRO FORMA INFORMATION

The following unaudited pro forma financial information (including the notes thereto) present condensed combining statements of operations of Pipeline Data Inc., as adjusted for the acquisition of Paynet Systems, Inc. and Valadata, Inc. under the purchase accounting method in accordance with GAAP. (the Transaction). The unaudited pro forma combined consolidated financial statements combine the historical consolidated financial statements of us and Paynet Systems, Inc. and Valadata, Inc. The unaudited pro forma combined consolidated balance sheet as of June 30, 2006 gives effect to the acquisition as if it had been completed on June 30, 2006. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2005, and the six months ended June 30, 2006, give effect to the Transaction as if it had been completed on January 1, 2005.

We have included in the pro forma combined consolidated financial statements all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of results of the historical periods. Additionally, we expect to incur reorganization and restructuring expenses as a result of the Paynet Systems, Inc. and Valadata, Inc. acquisitions. The effect of these estimated expenses has been reflected in the unaudited pro forma combined consolidated balance sheet. We also anticipate that these acquisitions will provide us with the opportunity to earn more revenue. However, we do not reflect these anticipated benefits in the pro forma financial information. While the pro forma financial information is helpful in showing the expected financial effect of the Paynet Systems, Inc. and Valadata, Inc. acquisitions, it is not intended to show how we, Paynet Systems, Inc. and Valadata, Inc. would have actually performed had these acquisitions been completed prior to the historical periods or how the companies will perform in the future.

The actual consolidated financial position and results of operations of the combined companies following the Paynet Systems, Inc. and Valadata, Inc. acquisitions will differ, perhaps even significantly, from the pro forma amounts reflected below because, among other things:

•

the assumptions used in preparing the pro forma financial information may be revised in the future due to changes in values of assets or liabilities, including changes in operating results between the dates of the unaudited pro forma financial information and the date on which the acquisition is completed; and

•	adjustments may need to be made to the unaudited historical financial information upon which such pro forma information was based.

PIPELINE DATA INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2006

ASSETS

	Pipeline Data Inc.	Paynet Systems Inc.	Valadata, Inc.	Note	Pro Forma Adjustments	Pro Forma Consolidated
Current Assets
Cash and equivalents	$671,768	$1,698	$78,412	(12) (4)	$1,771,752	$2,523,630
Other current assets	3,466,175	175,599	1,208,956	(7) (8)	(2,555,317)	2,295,413
Total current assets	4,137,943	177,297	1,287,368		(783,565)	4,819,043
Property and equipment, net	911,797	226,194	0	(4)	(226,194)	911,797
Other assets
Intangibles, goodwill	35,044,267	0	$1,547,691	(1)	13,906,927	$50,498,885
Restricted cash	6,294,345			(12) (9)	(5,697,487)	596,858
Other assets	5,752,751	1,769	0			5,754,520
Deferred acq. cost	9,594,737	0	0	(2)	(9,500,000)	94,737
Total other assets	56,686,100	1,769	1,547,691		(1,290,560)	56,945,000
TOTAL ASSETS	$61,735,840 =========	$405,260 =======	$2,835,059 ========		$(2,300,319) ==========	$62,675,840 =========

PIPELINE DATA INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2006

LIABILITIES AND STOCKHOLDERS EQUITY

	Pipeline Data Inc.	Paynet Systems Inc.	Valadata, Inc.	Note	Pro Forma Adjustments	Pro Forma Consolidated
Current Liabilities
Accounts payable and accrued expenses	$1,217,437	$84,916	$946,647	(8)(4)	$(1,031,563)	$1,217,437
Notes and lease obligations payable	33,676	49,645	1,554,380	(7)(8)	(1,604,026)	33,676
Total current liabilities	1,251,113	134,562	2,501,027		(2,635,589)	1,251,113
Long Term Liabilities
Notes and lease obligations payable	26,322,126	105,508	0	(4)	(105,508)	26,332,126
Total long term liabilities	26,322,126	105,508	0		(105,508)	26,332,126
Stockholders Equity
Common stock	45,516	100	15,000	(3)(5) (10)	(14,433)	46,183
Common stock subscribed	513,907	0	0			513,907
Deferred compensation	21,864	0	0	(3)		21,864
Additional paid-in capital	37,588,978	0	0	(3)	939,333	38,528,311
Retained earnings (deficit)	(4,007,664)	165,090	319,032	(11)(6)	(484,122)	(4,007,664)
Total stockholders equity	34,162,601	165,190	334,032		440,778	35,102,601
TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$61,735,840 =========	$405,260 =======	$2,835,059 ========		$(2,300,319) =========	$62,675,840 =========

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

	Pipeline Data Inc.	Paynet Systems Inc.	Valadata, Inc.	Note	Pro Forma Adjustments	Pro Forma Consolidated
Revenue	$24,097,575	$2,695,073	$1,461,195	(1)	$14,945,148	$43,198,991

Interchange	12,049,353	0	0		13,801,573	25,850,926
Cost of goods/services sold	5,525,252	473,999	0	(4)	1,143,575	7,142,826
Total cost of goods/services sold	17,574,605	473,999	0		14,945,148	32,993,752
Gross Profit	6,522,970	2,221,074	1,461,195	(1)	0	10,205,239
Operating Expenses	6,216,633	1,214,040	1,112,879	(2)	598,000	9,141,552
Operating Income	306,337	1,007,034	348,316		(598,000)	1,063,687
Total other income (expenses)	(717,413)	(9,355)	19,506	(3)	(2,339,900)	(3,047,162)
Income (loss) before income tax benefit	(411,076)	997,679	367,822		(2,937,900)	(1,983,475)
Income tax (expense) benefit	779,833	0	0		550,340	1,330,173
Net Income(Loss)	$368,757 =======	$997,679 =======	$367,822 =======		$(2,387,560) =========	$(653,302) ========

Basic and diluted earnings per common share:
Basic						$(0.02)
Diluted – N/A

Weighted average shares outstanding:
Basic						28,576,340
Diluted – N/A

PIPELINE DATA INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2006

	Pipeline Data Inc.	Paynet Systems Inc.	Valadata, Inc.	Note	Pro Forma Adjustments	Pro Forma Consolidated
Revenue	$15,808,819	$1,418,590	$649,750	(1)	$7,031,832	$24,908,991

Interchange	6,741,000	0	0		6,438,757	13,179,757
Cost of goods/services sold	2,911,980	235,126	0		593,075	3,740,181
Total cost of goods/services sold	9,652,980	235,126	0	(1)	7,031,832	16,919,938
Gross Profit	6,155,839	1,183,464	649,750		0	7,989,053
Operating Expenses	5,637,638	799,856	511,335	(2)	299,000	7,247,829
Operating Income	518,201	383,608	138,415		(299,000)	741,224
Total other income (expenses)	(3,641,886)	498,725	0	(3)(5)	(1,170,000)	(4,313,161)
Income (loss) before income tax benefit	(3,123,685)	882,333	138,415		(1,469,000)	(3,571,937)
Income tax (expense) benefit	1,285,908	0	0	(4)	156,888	1,442,796
Net Income(Loss)	$(1,837,777) =========	$833,333 =======	$138,415 ======		$(1,312,112) =========	$(2,129,141) =========

Basic earnings (loss) per common share:
Basic						$ (0.05)
Diluted – N/A

Weighted average shares outstanding:
Basic						42,268,163
Diluted – N/A

PIPELINE DATA INC.

Notes to Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2006

This balance sheet presents the combined balance sheets of Pipeline Data, Valadata and Paynet Systems as though the merger had occurred on June 30, 2006, adjusted for activity related to the transaction as described below:

PRO FORMA ADJUSTMENTS

The following unaudited pro forma adjustments relate to the purchase as if it had occurred as of June 30, 2006. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained.

(1) Purchase Price Adjustment

The purchase price adjustment reflects the cash payments and stock issuance for the purchase of the two entities.

For the purpose of the pro forma financial information, the following table presents the components of the purchase price consideration and increase in pro forma goodwill and intangible assets.

	Paynet	Valadata	Pipeline	Total
Purchase Price consideration	$10,440,000	$5,478,417	$0	$15,918,417
Merchant Portfolio	0	(1,547,691)	0	(1,547,691)
Purchase accounting adjustment to retained earnings	(165,010)	(319,032)	0	(484,122)
Other acquisition related costs	0	0	20,323	20,323
Pro forma goodwill and Intangible assets	$10,274,990 =========	$3,611,694 ========	$20,323 ======	$13,906,927 =========

The adjustments to the accompanying unaudited consolidated balance sheet are described below:

Paynet Systems, Inc.

(2)	Payment of $9,500,000 cash on July 13, 2006.

(3)	Issuance of 666,667 shares of restricted common stock valued $1.41 per share based on market value on close date. Total value of stock issued is $940,000.

(4)	Elimination of assets and liabilities netting $93,330 that are distributed to the selling shareholders.

PIPELINE DATA INC.

Notes to Pro Forma Condensed Consolidated Financial Statements

June 30, 2006

PRO FORMA ADJUSTMENTS-continued

(5)	Cancellation of common stock- $100

(6)

Reflects adjustments to shareholder equity of the carrying value of Paynet System’s equity of $165,010. The Company had elected to be taxed as an S-Corporation and under this election, the Company’s net income or loss is reportable by the stockholders. This adjustment reflects the termination of the S-Corporation status.

Valadata, Inc.

(7)	Elimination of loan between Pipeline Data and Valadata, totaling $1,554,380.

(8)	Elimination of assets and liabilities netting $54,290 that are distributed to the selling shareholders.

(9)	Use of $3,924,037 of restricted cash for acquisition

(10)	Cancellation of common stock-$15,000.

(11)

Reflects adjustments to shareholder equity of the carrying value of Valadata Inc.’s equity of $319,032. The Company had elected to be taxed as an S-Corporation and under this election, the Company’s net income or loss is reportable by the stockholders. This adjustment reflects the termination of the S-Corporation status.

(12)	Restricted cash for acquisitions returned to Pipeline Data as a result of completing acquisitions- $1,773,450.

PIPELINE DATA INC.

Notes to Pro Forma Condensed Consolidated Financial Statements

June 30, 2006

PRO FORMA ADJUSTMENTS-continued

Notes to Unaudited Pro Forma Combined Statements of Continuing Operations for the Six Months Ended June 30, 2006 and Year Ended December 31, 2005.

These combined statements of continuing operations include the historical statements of continuing operations of Pipeline Data, Valadata and Paynet Systems as though the merger had occurred on January, 1, 2005, adjusted for activity related to the transaction as described below:

(1)

Reflects the restatement of Revenue with a corresponding increase in Interchange expense as a result of recognizing gross revenue, interchange, cost of goods / services sold to conform to the basis of revenue recognition policy adopted by the Company, pursuant to our contractual processing agreement. For the years ending December 31, 2005 and for the six months ended June 30, 2006, both Paynet Systems Inc. and Valadata, Inc. reported their revenue net of all fees and expenses as required by the terms and conditions of their contracts and agreements then in force. The Company has reflected the following pro forma adjustments to conform to the Revenue Recognition Policy adopted by the Company. The cumulative effect of these adjustment results in an increase in revenues of $14,945,148 with a corresponding increase in total cost of goods and services of $14,945,148 for the year ended December 31, 2005. For the six months ended June 30, 2006 the pro forma adjustment reflects an increase in revenues of $7,031,832 with a corresponding increase in total cost of goods and services of $7,031,832.

PIPELINE DATA INC.

Notes to Pro Forma Condensed Consolidated Financial Statements

June 30, 2006

PRO FORMA ADJUSTMENTS-continued

(2)

Reflects the increase in amortization expense as a result of allocating an assumed portion of the merger consideration to intangible assets of Valadata and Paynet Systems, namely customer relationship intangibles, acquired merchant portfolios and acquired software, and amortizing such intangibles over their estimated useful lives commencing as of the assumed acquisition date. Customer relationships are being amortized over 7 years on a straight line method. Acquired computer software is being amortized over its estimated useful life of up to 3-5 years on an accelerated method. Acquired merchant portfolios are being amortized over 7 years on a straight line basis. Total increase in intangible assets is estimated at $5,733,000. The increase in amortization expense is $598,000 for the year ended December 31, 2005, and $299,000 for the six months ended June 30, 2006. The company will incur an additional $221,100 per annum in amortization expense related to the portfolios acquired from Valadata, its total intangible value of $1,547,691 will be amortized over seven years.

(3)

Reflects an increase in interest expense for the year ended December 31, 2005, and for the six months ended June 30, 2006, of $2,339,900 and $1,170,000, respectively, as if the refinancing completed on June 27, 2006 was completed on January 1, 2005. Included in the interest expense is amortization costs associated with debt issuance fees, the convertible benefit feature of the debenture and the warrants issued in the connection with the refinancing. Total amortization expense associated with these items is $1,265,500 for the year ended December 31, 2005, and $632,700 for the six months ended June 30, 2006. The company will incur an additional $269,000 per annum in interest expense related to the financing related to the portfolios acquired from Valadata.

(4)

Reflects the tax benefit relating to the incremental pro forma “Income (loss) before income tax (expense) benefit” of Valadata and Paynet Systems offset by pro forma adjustments at Pipeline Data’s tax rate of approximately 35.0% for the year ended December 31, 2005, and the six months ended June 30, 2006.

(5)	Included within Pipeline’s “Total other income (expenses)” is Loss on early retirement of Debt of $2,140,107

Critical Accounting Policies

Revenue Recognition

Our company and our subsidiaries derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Our reported revenue figures are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in our cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to our merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of FASB’s Emerging Issues Task Force statement 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting and believe that our current and historical revenue figures are consistent with EITF 99-19. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs and assume credit risk. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are set by Visa and MasterCard and are based on transaction processing volume and are recognized at the time transactions are processed. Revenues generated from certain agent bank portfolios are reported net of interchange, as required by EITF 99-19, where we may not have credit risk, portability or the ultimate responsibility for the merchant accounts.

We are aware, however, that the SEC accounting staff has recently raised certain revenue recognition concerns regarding companies in our industry. There is a risk that if the SEC were to determine that our current revenue recognition policies were incorrect, such policies may need to be altered and our recognition of revenues on a going forward basis may be materially and adversely affected.

While we believe our reporting policy is correct, we have provided revenue figures on both a gross and net basis. Should the SEC accounting staff disagree with our position, we believe that as there would be a corresponding reduction in our reported cost of services sold, any such change in revenue recognition policy would not require us to restate our previous net earnings or stockholders’ equity results.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward looking statements relating to our future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by, and information currently known to, our management. The words “expects, intends, believes, anticipates, may, could, should, would” and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

Overview

We are a value-added provider of merchant payment processing services and other related software products. Our payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions. A traditional card-present transaction, occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. Card-not-present transactions occur whenever the customer does not physically present a payment card at the point-of-sale and may occur over the Internet or by mail, fax or telephone. As of August 1, 2006, we currently deliver credit and debit card-based payment processing solutions and services to over 40,000 small to medium-sized merchants who operate either in a physical “brick and mortar” business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices. As of June 30, 2006, we provided credit and debit card-based payment processing solutions and services to approximately 25,000 active card merchants located across the United States. This represents a 79% increase over the approximately 14,000 active merchants at June 30, 2005. Our processing volume for the three months ended June 30, 2006 was $265 million, a 45% increase from the $183 million processed during the same period in 2005. For the six months ended June 30, 2006, our processing volume was $512 million, a 59% increase over the $323 million processed for the six months ended June 30, 2005.

Our primary customer base consists of small to medium-sized merchants. These merchants generally have a lower volume of credit card transactions, are difficult to identify and we believe have traditionally been underserved by credit card processors. We market and sell our services primarily through three lines of distribution: banks, ISOs and the Internet. We have contractual relationships with 54 banks, comprising over 420 bank branch locations, and with 48 credit unions that serve as referral sources for our products and services. We also have relationships with over 30 ISOs that act as a non-employee, external sales force in communities throughout the United States. We also market over the Internet, targeting small to medium-sized e-commerce businesses.

We derive the majority of our revenue from fee income related to payment transaction processing, which is primarily comprised of a percentage of the dollar amount of each transaction we process, as well as a flat fee per transaction. In the event we have outsourced any of our services provided in the transaction, we remit a portion of the fee income to the third parties that have provided these services.

During the three months ended June 30, 2006, we continued our growth by both acquiring new merchant accounts through our sales channels, through merchant portfolio acquisitions, and improved vendor pricing.

Second Quarter of 2006 Financial Results

• Revenue, during the three months ended June 30, 2006, increased 33.9% to $8,359,480 from $6,245,333, during the three months ended June 30, 2005.

• Gross Profit, which is defined as total revenue less interchange fees, cost of services sold and cost of goods sold, increased 119.5% to $3,283,188 during the three months ended June 30, 2006 from $1,495,696 during the three months ended June 30, 2005. Gross Margin, as a percentage of sales was 39.3% during the three months ended June 30, 2006 up from 23.9% during the three months ended June 30, 2005.

• Our income from operations, which we also refer to as Net Income from Operations, grew to $545,105 for the three months ended June 30, 2006 from $48,489 for the three months ended June 30, 2005. Our operating margin, which is measured as operating income divided by net revenue, was 6.5% for the three months ended June 30, 2006, compared to 0.8% for the three months ended June 30, 2005.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, and our related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, intangible assets and income taxes.

We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

Revenue and Cost Recognition.

We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services. Revenues are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to our merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs and assume credit risk.

This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

We are aware that the SEC accounting staff has raised certain revenue recognition concerns regarding companies in our industry. There is a risk that if the SEC were to determine that our current revenue recognition policies were incorrect, such policies may need to be altered and our recognition of revenues on a going forward basis may be materially and adversely effected. Moreover, this change may require us to restate prior financial statements to reflect substantially lower revenue numbers, which could effect public confidence in our accounting controls and have a negative impact on our public stock price. However, as there would be a corresponding reduction in our reported cost of services sold, we do not believe that any such change in revenue recognition policy would require us to restate our previous net earnings or stockholders’ equity results.

Accounting for Goodwill and Intangible Assets. In July 2001, the FASB issued Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. This Statement was effective for our 2003 fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization and amortization provisions of this Statement.

For the years 2003, 2004 and 2005, we applied Statement No. 142 to our merchant portfolios and residual rights purchases and revised our estimated life of our merchant portfolios. We estimate for accounting purposes that the remaining useful life to be seven years. The amortization expense represents a recognition and estimated allocation of the initial cost of the acquired merchant portfolios and residual rights as a non-cash expense against the income generated by these assets. We maintain allowances for the estimated losses from doubtful accounts which result when our customers are unable to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made.

Accounting for Stock-Based Compensation. In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options and showing pro forma disclosure only. This standard is effective as of January 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards. SFAS No. 123R permits public companies to adopt its requirements using one of three methods: the “modified prospective” method, the “modified retrospective” method to January 1, 2005, or the “modified retrospective” method to all prior years for which SFAS No. 123 was effective. We shall use the modified prospective method. We adopted the provisions of this standard on January 1, 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards on that date.

As permitted by SFAS No. 123, prior to January 1, 2006, we followed APB Opinion No. 25, which accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123R fair value method will have a significant impact on our consolidated results of operations, although it will have no impact on our cash flows. The impact of the adoption of SFAS No. 123R for the six months ended June 30, 2006 was to increase compensation expense of $232,278 with corresponding tax benefit of $78,975, resulting in a net reduction of earnings of $153,303. We made the decision to accelerate the vesting of outstanding stock options during the quarter ended, March 31, 2006 and in doing so recognize the remaining cost of stock options outstanding from prior years.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006. We are currently evaluating the effect that the adoption of SFAS 154 will have on our consolidated results of operations and financial condition, but we do not expect it to have a material impact.

We do not have any of the following:

•	Off-balance sheet arrangements;
•	Certain trading activities that include non-exchange traded contracts accounted for at fair value; or
•	Relationships and transactions with persons or entities that derive benefits from any non-independent relationships other than related party transactions discussed herein.

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Results of Operations

Three Months Ended June 30, 2006 Compared to Three Months Ended June 30, 2005

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three month period
	ended June 30,
	2006	2005	Variance	% Variance
	(unaudited)
Revenue	$8,359,480	$6,245,333	2,114,147	33.9%

Interchange	3,611,262	3,258,953	352,309	10.8%
Cost of goods and services sold	1,465,030	1,490,684	(25,654)	-1.7%

Gross Profit	3,283,188	1,495,696	1,787,492	119.5%
Gross Profit %	39.3%	23.9%

Operating expenses	2,738,083	1,447,207	1,290,876	89.2%

Operating income	545,105	48,489	496,616	1024.2%
Operating income	6.5%	0.8%

Other Income (expense):
Interest income	13,650	16,755	(3,105)	-18.5%
Interest expense & Loss on early retirement of debt	(2,922,719)	(178,561)	(2,744,158)	-1536.8%

Total other income (expense)	(2,909,069)	(161,806)	(2,747,263)	-1697.9%

Loss before income tax benefit	(2,363,964)	(113,317)	(2,250,647)	-1986.2%

Income tax (expense) / benefit	879,764	76,536	803,228	1049.5%

Net earnings	$(1,484,200)	$(36,781)	(1,447,419)	-3935.2%

Revenue. Revenue during the three months ended June 30, 2006 increased 33.9% to $8,359,480 from $6,245,333 during the three months ended June 30, 2005. This increase was primarily attributable to our acquisition of merchant account portfolios, our organic growth through the acquisition of new merchant accounts by our sales force, and our acquisition of Charge.com.

Interchange Expenses. Interchange expenses increased $352,309 or 10.8% to $3,611,262 for the three months ended June 30, 2006 from $3,258,953 for the three months ended June 30, 2005. The increase was primarily attributable to increased charge volume from our merchant account portfolio acquisitions.

Other Costs of Goods and Services Sold. Other costs of goods and services sold decreased $25,654 or 1.7% to $1,465,030 for the three months ended June 30, 2006 as compared to $1,490,684 for the three months ended June 30, 2005, and yielded a gross profit of $3,283,188 as compared to $1,495,696 for the three months ended June 30, 2005.

Operating Expenses. Salaries and payroll related costs increased $549,130 or 65.6% to $1,385,659 for the three months ended June 30, 2006 as compared to $836,529 for the three months ended June 30, 2005. Additionally, we incurred stock compensation expense of $12,227 for the three months ended June 30, 2006 as compared to $62,666 for the three months ended June 30, 2005. Selling, general and administrative expenses increased $440,521 or 109.3% to $843,404 for the three months ended June 30, 2006 compared to $402,883 for the three months ended June 30, 2005. This increase was due primarily to personnel and facilities costs related to the expansion of our facilities and customer acquisitions. Depreciation and Amortization expense for the period was $470,300, up $262,505 or 126.3% from $207,795 for the three months ended June 30, 2005. Total Operating expenses increased $1,290,876 or 89.2% to $2,738,083 for the three months ended June 30, 2006 compared to $1,447,207 for the three months ended June 30, 2005.

Interest income. Interest income decreased $3,105 or 18.5% for the three months ended June 30, 2006 to $13,650 as compared to $16,755 for the three months ended June 30, 2005, due primarily to a decrease in the amount of cash available for investment.

Interest Expense. Interest Expense for the three months ended June 30, 2006 was $782,612. This represents an increase of $604,051 or 338.3% from $178,561 for the three months ended June 30, 2005 primarily due to an increase in interest expense resulting from increased borrowings.

Loss on early retirement of debt. A loss on the early retirement of debt was $2,140,107 for the three months ended June 30, 2006 resulted from the early termination of existing notes payable and included unamortized debt issuance costs, unamortized discount on debt and early payment fees.

Income Tax. Income tax benefit increased to $879,764 for the three months ended June 30, 2006 from $76,536 for the three months ended June 30, 2005. This was the result of an increase in taxable income and the utilization of previously unrecognized net operating loss carryforwards, which has resulted in a favorable impact on the effective tax rate and a reduction to the valuation allowance applied to net deferred tax assets.

Net Income (Loss) As a result of the above factors, net income for the period ended June 30, 2006 decreased 3935.2% to $(1,484,200) from $(36,781) for the three months ended June 30, 2005.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six month period
	ended June 30,
	2006	2005	Variance	% Variance
	(unaudited)
Revenue	$15,808,819	$10,753,982	5,054,837	47.0%

Interchange	6,741,000	5,352,446	1,388,554	25.9%
Cost of goods and services sold	2,911,980	2,608,769	303,211	11.6%

Gross Profit	6,155,839	2,792,767	3,363,072	120.4%
Gross Profit %	38.9%	26.0%

Operating expenses	5,637,638	2,792,905	2,844,733	101.9%

Operating income	518,201	(138)	518,339	n/a
Operating income	3.3%	0.0%

Other Income (expense):
Interest income	32,517	38,005	(5,488)	-14.4%
Interest expense & Loss on early retirement of debt	(3,674,403)	(321,893)	(3,352,510)	-1041.5%

Total other income (expense)	(3,641,886)	(283,888)	(3,357,998)	-1182.9%

Loss before income tax benefit	(3,123,685)	(284,026)	(2,839,659)	-999.8%

Income tax (expense) / benefit	1,285,908	150,501	1,135,407	754.4%

Net earnings	$(1,837,777)	$(133,525)	(1,704,252)	-1276.4%

Revenues. Revenues increased $5,054,837 or 47.0% to $15,808,819 for the six months ended June30, 2006 from $10,753,982 for the six months ended June 30, 2005. This increase was primarily attributable to our acquisition of merchant account portfolios. Our organic growth through the acquisition of new merchant accounts by our sales force, and our acquisition of Charge.com.

Interchange Expenses. Interchange expenses increased $1,388,554 or 25.9% to $6,741,000 for the six months ended June 30, 2006 from $5,352,446 for the six months ended June 30, 2005. The increase was primarily attributable to increased charge volume from our merchant account portfolio acquisitions.

Other Costs of Goods and Services Sold. Other costs of goods and services sold increased $303,211 or 11,6% to $2,911,980 for the six months ended June 30, 2006 compared to $2,608,769 for the six months ended June 30, 2005, and yielded a gross profit of $6,155,839 as compared to $2,792,767 for the six months ended June 30, 2005.

Operating Expenses. Salaries and payroll related costs increased $1,109,385 or 67.6% to $2,751,171 for the six months ended June 30, 2006 as compared to $1,641,786 for the six months ended June 30, 2005. Additionally, we incurred stock compensation expense of $270,999 for the six months ended June 30, 2006 as compared to $125,331 for the six months ended June 30, 2005. Selling, general and administrative expenses increased $951,845 or 128.5% to $1,692,429 for the six months ended June 30, 2006 compared to $740,584 for the six months ended June 30, 2005. This increase was due primarily to personnel and facilities costs related to the expansion of our facilities and customer acquisitions.. Depreciation and Amortization expense for the period was $923,039, up $512,504 or 124.8% from $410,535 for the six months ended June 30, 2005. Total Operating expenses increased $2,844,733 or 101.9% to $5,637,638 for the six months ended June 30, 2006 as compared to $2,792,905 for the six months ended June 30, 2005.

Interest income. Interest income decreased $5,488 or 14.4% for the six months ended June 30, 2005 to $32,517 for the six months ended June 30, 2006, due primarily to a decrease in the amount of cash available for investment.

Interest Expense. Interest Expense for the six months ended June 30, 2006 was $1,534,296. This represents an increase of $1,212,403 or 376.6% from $321,893 for the six months ended June 30, 2005 primarily due to an increase in interest expense resulting from increased borrowings.

Loss on early retirement of debt. A loss on the early retirement of debt was $2,140,107 for the six months ended June 30, 2006 resulted from the early termination of existing notes payable and included unamortized debt issuance costs, unamortized discount on debt and early payment fees.

Income Tax. Income tax benefit increased to $1,285,908 for the six months ended June 30, 2006 from $150,501 for the six months ended June 30, 2005. This was the result of an increase in taxable income and the utilization of previously unrecognized net operating loss carryforwards, which has resulted in a favorable impact on the effective tax rate and a reduction to the valuation allowance applied to net deferred tax assets.

Net Income (Loss) As a result of the above factors, net income for the period ended June 30, 2006 decreased 1276.4% to $(1,837,777) from $(133,525) for the six months ended June 30, 2005.

Effects of Inflation

Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of intangible assets and goodwill, are not affected by inflation. We believe that replacement costs of equipment, furniture and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Liquidity and Capital Resources

Our cash requirements include: cost of revenues; selling, general and administrative expenses; income taxes; debt service payments; capital expenditures; merchant advances; merchant portfolio acquisitions and corporate acquisitions. Our principal sources of funds are cash generated by operations and by borrowings. A critical component of our growth strategy is the acquisition of merchant service account portfolios and/or the companies who own them. We have identified the small to medium-sized merchant segment of the payment processing market as one containing possible acquisition targets for us. This business segment is serviced by many independent service organizations that lack the resources to generate sufficient scale in this underserved market. We believe opportunities exist for us to purchase these businesses or their portfolios when, among other things, their resources begin to limit their ability to continue to grow independently.

On June 29, 2006, the Company issued a series of Senior Secured Convertible Notes in the aggregate principal amount of $37,000,000. Interest on the outstanding principal amount of the notes accrue a rate of 8% per annum and is payable on the first day of each calendar quarter, commencing October 1, 2006. The notes mature on June 29, 2010. As part of the financing, we also issued 11,100,000 warrants to purchase shares of the Company’s common stock. The notes were issued for the purpose of refinancing existing debt of $17,000,000 at more favorable rates and for funding pending acquisitions. On June 29. 2006, the company retired $17,000,000 of outstanding senior secured debt that was to mature in the third and fourth quarter of 2006 and accrued interest at 17% per annum.

We decreased our cash and cash equivalents to $671,768 at June 30, 2006 from a balance of $2,254,664 as of December 31, 2005. The company has restricted cash of $6,294,345, of which $6,070,620 is held in escrow for pended acquisitions.

Cash Flow (Used in) Provided by Operating Activities. Net cash provide by operating activities was $313,841 for the six months ended June 30, 2006, compared to net cash provided by operating activities of $217,413 for the six months ended June 30, 2005. Items favorably impacting cash provided by operating activities include depreciation and amortization of $923,039 and the issuance of $411,206 of common stock for services. Items negatively affecting cash flow from operations include net loss of $(1,837,777), an increase in deferred taxes of $1,285,984. Working capital adjustments, provided $36,750 for the six months ended June 30, 2006.

Cash Flow Used in Investing Activities. Net cash used in investing activities was $18,514,166 for the six months ended June 30, 2006 as compared to consumption of $167,044 for the six month period ended June 30, 2005. Net cash used by investing activities included $1,294,039 which was invested in purchasing merchant portfolios. Capital expenditures for the period were $334,176. We invested $9,341,783 in Deferred Acquisition costs, including $6,070,620 of cash held in escrow for a pending acquisition. Net cash used in investing activities was $2,178,066 for the six months ended June 30, 2005. $1,788,949 was invested in purchasing merchant portfolios, $202,962 for capital expenditures and an additional $136,155 was consumed for deferred acquisition costs..

Cash Flow Provided By (Used in) Financing Activities. Net cash provided by financing activities was $16,617,429 for the six months ended June 30, 2006. Net cash used by financing activities was $1,938,887 for the six months ended June 30, 2005. Cash provided by financing activities during the six months ended June 30, 2006 was favorably impacted by the proceeds received the issuance of the $37,000,000 convertible instrument and warrants, offset by the retirement of debt of $17,000,000 and loss in early retirement of debt of $2,140,107. Net cash used by financing activities was $1,938,887 for the six months ended June 30, 2005. This was the result of the release of $2,011,022 of restricted cash under the Laurus Master Fund related financing offset by lease obligation payments and aided by new lease financing.

On November 9, 2005, we filed a Form SB-2 registration statement with the SEC for a stock offering, which is not yet effective. In addition, we have applied for a national market listing of our securities. The listing application is subject to review by the exchange, which has sole discretion in determining its acceptance. Currently, our common stock is trading on the OTCBB under the symbol PPDA. Unless and until the application is accepted, our shares will continue to trade on the OTCBB.

Our management believes that it will be able to fund our operations on an indefinite basis through the use of the proceeds from the revenue produced from our operations, including our recent acquisitions as well as our present cash position and the continuation of revenue producing activities by our operating subsidiaries. Our senior secured convertible debt is due on June 29, 2010 and may require significant capital to retire. Our management may need to seek further capital through exercise of our warrants or by other capital raising needs in order to continue our growth. Other than this offering, we have no commitments, agreements or understanding with respect to any equity or debt financing.

Management’s Review of Company Progress

Management overall opinion of the company’s progress is positive as evidenced by the following indicators:

•              Revenue Growth. Revenue grew $5,054,837 or 47.0% to $15,808,819 for the six months ended June 30, 2006 from $10,753,982 for the six months ended June 30, 2005 Revenue grew 33.9% to $8,359,480 for the three months ended June 30, 2006 from $6,245,333 during the three months ended June 30, 2005.

•              Increased Gross Profit. Gross profit increased to 38.9% for the six months ended June30, 2006 from 25.9% for the six months ended June 30, 2005. Gross Profit increased 39.3% for the three months ended June 30, 2006 from 23.9% for the three months ended June 30, 2005.

•              Improved Net Income from Operations. Net income from operations reached $545,105 for the three months ended June 30, 2006, which was an increase of $496,616 from $48,489 for the three months ended June 30, 2005.

•              Enlarged Processing Volume. As of June 30, 2006, we provided credit and debit card-based payment processing solutions and services to approximately 25,000 active card merchants located across the United States. This represents a 79% increase over the approximately 14,000 active merchants at June 30, 2005. Our processing volume for the three months ended June 30, 2006 was $265 million, a 45% increase from the $183 million processed during the same period in 2005. For the six months ended June 30, 2006, our processing volume was $512 million, a 59% increase over the $323 million processed for the six months ended June 30, 2005.

•              Favorable Debt Refinancing and Deployment. The retirement of $17,000,000 of debt, $15,000,000 0f which had a maturity of December 20, 2006. The Company issued a $37,000,000 convertible debenture and 11,100,000 warrants to retire the existing debt as well as finance the pending Paynet and Valadata acquisitions. The convertible debenture is due June 29, 2010. The warrants expire June 29, 2011.

•              Organic growth and general market acceptance of our Charge.com and Aircharge product lines. At this juncture, we believe that we have timely and efficiently met our objective of fully integrating the Charge.com and AIRCHARGE acquisitions onto the Pipeline Data operating platform. Charge.com has produced performance results that have exceeded our expectations. As a result, Pipeline now produces in excess of 1,000 new merchant applications per month. We continue to seek other worthwhile acquisition candidates, while we foster our organic growth and enhance our operating capabilities.

•              The implementation of the Aircharge solution, as on January 10, 2006. As of January 10, 2006, we announced that we had entered into an exclusive marketing arrangement with towXchange,Inc. d.b.a. towPartners, a national association of tow truck companies representing more than 7,000 members and approximately 70,000 tow trucks. Under the agreement, towPartners will now market AIRCHARGE wireless credit card acceptance and check guarantee technology to its membership. AIRCHARGE provides credit card processing and wireless check guarantee solutions using Java-enabled cell phones. towPartners reports that its members currently use more than 25,000 AIRCHARGE compatible mobile phones and activate an additional 400 AIRCHARGE compatible mobile phones per month.

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•              Agreement with Sprint United Management Company. On August 18, 2006, Pipeline and its wholly owned subsidiary, Aircharge, Inc., entered into a Resale, Service, Support and Co-Marketing

Agreement with Sprint United Management Company, a wholly owned subsidiary of Sprint Nextel Corporation to market Aircharge’s payment processing solution over the Sprint network.

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•              Acquisitions of Paynet Systems, Inc. and Valadata, Inc. The acquisitions of Paynet Systems and Valadata were both successfully completed in July, 2006. With the acquisitions of Paynet Systems, Inc. and Valadata, Inc., our merchant portfolio now exceeds 40,000 accounts.

•              Blackberry Device Solution Deployment. The execution of a solution for for mobile merchants to accept credit card payments over their BlackBerry wireless devices. The AIRCHARGE JavaME(TM) software for wireless payment processing is certified to operate on the Nationwide Sprint PCS Network using the BlackBerry® 7130e(TM) and the BlackBerry® 7250(TM) Powered by Sprint, as well as the Nextel National Network using the BlackBerry® 7100i(TM) and the BlackBerry® 7520,(TM) powered by Nextel. The new AIRCHARGE software and latest version of AirPro swipe/printer includes upgrades to the credit card reader, printing speed and battery life

•              The completion of the second phase of the Millennium Merchant Services Acquisition. On February 2, 2006, we completed the second phase of merchant portfolio acquisitions pursuant to our Asset Purchase Agreement with Millennium Merchant Services, Inc. “Millennium Bankcard” and Millennium Bankcard’s president, Kent Stiritz. We originally entered into the Asset Purchase Agreement with Millennium Bankcard on May 18, 2004. The agreement provided that we would purchase merchant portfolios from Millennium Bankcard in consideration of up to an aggregate of 4.2 million shares of unregistered Pipeline common stock and a loan facility of up to $1,000,000 at an interest rate of 6% per annum. The Agreement also provided that the number of shares to be issued, in each case, would be based on the actual average annual gross receipts for the three month period following the portfolio purchase.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the accounting for the recognition and measurement of tax benefits associated with uncertain tax positions and defines criterion that an individual tax position must meet for any part of that position to be recognized or continue to be recognized in the financial statements. FIN No. 48 also adds disclosure requirements for the amounts of unrecognized tax benefits associated with uncertain tax positions. An uncertain tax position exists if it is unclear how a transaction will be treated under tax law. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management is currently evaluating the impact on the Company’s statements of financial position or operations.

BUSINESS

Overview of our Business and our Development

We are a value-added provider of merchant payment processing services and related software products. We deliver credit and debit card-based payment processing solutions primarily to small to medium-sized merchants who operate either in a physical “brick and mortar” business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices. We also target new customers for our mobile wireless transaction processing and municipal payment processing services. As of August 1, 2006, we provided our services to approximately 40,000 active merchants located throughout the United States. We believe our experience and knowledge in providing payment processing services to small to medium-sized merchants gives us the ability to effectively evaluate and manage the payment processing needs and risks that are specific to small businesses. We were formed as a Delaware corporation in June 1997, and we currently operate through several wholly owned subsidiaries:

•	SecurePay, which we acquired in March 2002;
•	Northern Merchant Services, Inc., which we refer to herein as NMSI, amd which we acquired in August 2002;
•	Pipeline Data Process, Inc., which we refer to herein as PDP;
•	Pipeline Data Portfolio Acquisitions, Inc, which we refer to herein as Pipeline Acquisitions;
•	Aircharge, Inc., which we refer to herein as Aircharge and which we acquired effective September 30, 2005;
•	Charge.com, Inc., which we refer to herein as Charge, and that we acquired on December 19, 2005;
•	Paynet Systems, Inc., which we refer to herein as Paynet, and that we acquired on July 3, 2006; and that we acquired on July 3, 2006; and
•	Valadata Acquisitions, Inc., which we refer to herein as Valadata, and that we acquired on July 11, 2006.

On January 12, 2006, our stockholders approved a reverse stock split; however, the reverse stock split has not yet been implemented. Readers should note that unless otherwise indicated all share information in this Business section is presented on a pre-reverse stock split basis. Readers should also note that when we use the term “recurring revenue payments” herein, we do not mean to imply that such revenue payments are guaranteed, but rather that services for which payments are made are provided continually over a period of time, as opposed to on a one-time basis, and, thus, we seek monthly recurring payments therefor.

Small to medium-sized merchants generally have a lower volume of credit card transactions, are difficult to identify and have traditionally been underserved by credit card processors. We expect the small to medium-sized merchants we target to increasingly accept and benefit from the increased usage of card-based payment systems. According to the Nilson Report, there are approximately 4.9 million merchants in the United States, representing 6.1 million locations. The Nilson Report forecasts that purchase volume by U.S. consumers using Visa credit cards will increase 63% from 2003 to 2008 and that purchase volume by U.S. consumers using MasterCard will increase 46% from 2003 to 2008. The Federal Services Policy Committee of the Federal Reserve System reported that for the first time in United States history, electronic payment transactions (44.5 billion) exceeded the number of check transactions (36.7 billion) in 2003. This expected shift in electronic payment reflects the expanding role of technology and its impact on consumer spending within retail, financial and banking businesses that is likely to continue for the foreseeable future. As a result, many small to medium-sized businesses are seeking, and we expect many new small to medium-sized businesses to seek, to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services.

Our historic and continuing strategy is to grow our company by aggressively growing the number of merchant accounts serviced and by creating a processing and servicing operation that is efficient and scalable. We believe this will allow us to more easily expand our operations without significantly increasing our fixed costs. We also intend to grow the number of accounts we service through a combination of external acquisitions and internal sales efforts. We have created an efficient and scalable processing and servicing operation by employing talented team members, utilizing state-of-the-art technology and differentiating between what should be serviced in house and what should be outsourced, in order to maximize resources while providing better service to our clients. We believe that the development of our company to date demonstrates how we have implemented our strategy.

Our wholly owned subsidiary, SecurePay, is a custom credit card transaction processor serving as a gateway intermediary between the customer and the financial networks for the acceptance of card payments by merchants. Most card transactions worldwide are processed by a third-party working in conjunction with the financial networks. SecurePay processes all major card types including Visa, MasterCard, American Express, Discover and JCB. Presently, SecurePay’s solutions include: payment gateway solutions, virtual credit card terminals, proprietary shopping carts and wireless applications operating on cell phone networks to support mobile merchant card acceptance. SecurePay’s president, MacAllister Smith, serves as our President, Chief Executive Officer and Director.

In March 2002, we acquired all of the stock of SecurePay in exchange for seven million six hundred thousand (7,600,000) shares of our common stock at closing and up to an additional seven million six hundred thousand (7,600,000) shares of our common stock based upon revenue milestones achieved within a specified period of time. This milestone period has now expired and three million eight hundred thousand (3,800,000) shares have been issued to compensate for milestones achieved prior to expiration.

Our wholly-owned subsidiary NMSI is an Independent Sales Organization, which we refer to herein as an ISO, which we define as any non-bank party that sells card-based payment processing services to merchants. In accordance with our overall operating and growth strategies, NMSI seeks to enlarge its customer base of small to medium-sized merchants through merchant portfolio acquisitions, as well as through bank referrals, direct sales, independent sales agents and trade association affiliations. It seeks to retain its customer base through efficient operations and superior customer service.

On August 26, 2002, we acquired all the stock of NMSI in exchange for five thousand shares (5,000) of our series A preferred convertible stock and one million (1,000,000) shares of our common stock at closing, with the opportunity to earn an additional three million (3,000,000) shares of our common stock based upon milestones involving the acquisition of additional new merchant accounts within a specified period of time. Each Series A preferred share was convertible into one thousand (1,000) shares of our common stock at the conversion price of $0.50 per common share. Pursuant to our acquisition agreement, we agreed that during the 36-month period from the date of acquisition, we would offer to repurchase such preferred shares from the former NMSI stockholders, Kevin and Nancy Weller, for $2,500,000. In the event we failed to do this, the merchant portfolio would revert back to the Wellers. On February 27, 2004 we complied with this provision and repurchased 2,000 series A preferred shares for $1,000,000 and the Wellers exercised their option to convert 3,000 series A preferred shares into 3,000,000 shares of our common stock. As a result of this transaction, the NMSI merchant portfolio cannot revert back to the Wellers. We appointed NMSI’s president, Kevin Weller, as our Director.

In terms of the Wellers’ earn-in opportunity, two million (2,000,000) shares have been issued pursuant to achieved milestones. On July 5, 2005, our board of directors determined that it is in the best interest of the company to change the nature of the earn-in requirement for the final one million shares and requested that a new milestone be created. Thus, the final one million share earn-in is available if Kevin and Nancy Weller successfully (i) oversee and open a new facility in Brasher Falls and (ii) develop and launch a government payment processing solution. The board is currently reviewing completion of this milestone.

To further our internal growth strategy, in July 2004 we formed PDP as our a new, wholly-owned wholesale processing division. We appointed former Concord EFS (NYSE:FDC) Senior Vice President Kevin Smith as President of PDP and also as our chief operating officer. Mr. Smith’s primary objective with PDP is to grow the number of merchant accounts serviced by targeting the wholesale processing industry. PDP conducts underwriting and risk management operations in-house. We consider underwriting and risk management highly important to our operations. We outsource our remaining processing services to third parties, including the evaluation and acceptance of card numbers and receipt and settlement of funds. By outsourcing these non-core services, we believe we can achieve lower costs per transaction through higher volume purchasing.

We entered into a several financing arrangements over the past two years to facilitate our business development. On February 27, 2004, we entered into a series of financing arrangements with Laurus Master Fund, Ltd.., which we refer to herein as Laurus, to provide our company with convertible debt financing. Under the arrangement, we issued Laurus a total of $6,000,000 in secured convertible notes as follows; a $2,000,000 secured convertible note on February 27, 2004, a $1,000,000 secured convertible note on June 16, 2004, and a $3,000,000 secured convertible note on August 31, 2004. These secured convertible term notes were scheduled to mature on February 27, 2007, June 16, 2007 and August 31, 2007, respectively, and bore interest at an adjustable rate of Wall Street Journal Prime Rate plus two percent (2.0%), commencing at six percent (6.0%) per annum. Convertible notes in the principal amount of $5,000,000 were convertible into registered shares of our common stock at a fixed conversion price of $1.00 per share. Convertible notes in the principal amount of $1,000,000 were convertible into registered shares of our common stock at a fixed conversion price of $1.20 per share. We granted to Laurus a first priority security interest in our assets to secure the obligations under the notes pursuant to security agreements dated February 27, 2004, June 16, 2004 and August 31, 2004. This loan was paid off in full on December 20, 2005 with the proceeds of a loan from Sheridan Capital Advisors, LLC, which is described below.

On September 30, 2005, we entered into a financing arrangement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC. Under the arrangement, we issued CAMOFI Master LDC a $2,000,000 convertible note that will mature on September 30, 2008. The convertible note bears interest at an adjustable rate of Wall Street Journal Prime Rate plus two and one-half percent (2.5%). The note is convertible into registered shares of our common stock at a fixed conversion price of $1.10 per share. To secure the obligations under our CAMOFI Master LDC note, we entered into a security agreement, dated September 30, 2005, under which we granted to CAMOFI Master LDC a second priority security interest in our assets, which interest was junior to the then outstanding security interest we issued to Laurus Master Fund Ltd. Pursuant to the financing arrangement, we issued CAMOFI Master LDC warrants to purchase 700,000 shares of our common stock. The warrants have a five year term and have an exercise price of $1.10 per share. The shares of our common stock underlying the CAMOFI Master LDC note and warrant are being registered for resale pursuant to a separate registration statement filed with the Securities and Exchange Commission.

On December 20, 2005, we entered into a financing arrangement with Sheridan Capital Advisors, LLC, which we refer to herein as Sheridan. Under the arrangement, we issued Sheridan Capital Advisors, LLC. a $15,000,000 secured senior note that was to mature on December 20, 2006, but has been repaid. The Sheridan note bore interest at seventeen percent (17%). We also granted to Sheridan a first priority security interest in our assets pari passu with our $2,000,000 obligation of CAMOFI Master LDC. No equity in our company was issued in connection with the Sheridan financing. The proceeds from the financing enabled us to complete our acquisition of Charge.com, Inc., as described below, and to repay all amounts outstanding under the $6,000,000 convertible debt obligation to Laurus.

On June 29, 2006, we entered a financing arrangement with several institutional investors to purchase $37 million of convertible notes and warrants. The notes, which mature four years from the date of issuance, can be converted into Pipeline common stock at the conversion price of $1.30 per share. 11,100,000 warrants were issued with an exercise price of $1.40 (the “Centrecourt Financing”). We used the proceeds of the Centrecourt Financing to repay the $15 million Sheridan note and the $2 million obligation to CAMOFI Master LDC, and to fund the purchase price for Valadata and Paynet.

With the proceeds from the Laurus financings, we fulfilled our agreement under the NMSI acquisition agreement and repurchased 2,000 Preferred Shares from Kevin and Nancy Weller for $1,000,000 and embarked upon a campaign for quality portfolio acquisitions to expand our merchant account base. With $5,000,000 of proceeds from the Laurus financing, we acquired a total of 4,850 merchant accounts from four independent service organizations during 2004 The 4,850 accounts have represented approximately $119,603,008 in annual consumer charge volume on a historical basis. In addition, with the proceeds from the Sheridan financing we were able to complete our acquisition of Charge.com. Although we cannot make assurances of future results based on past performance, should the charge volume remain constant, we anticipate that these acquisitions will greatly enhance our revenues. A summary of these acquisitions are as follows:

•

On March 15, 2004, our subsidiary, NMSI, purchased the rights to receive recurring revenue payments from three independent sales representatives for an aggregate purchase price of $268,081 plus 32,952 shares of our common stock (Ms. Thornton chose to take $94,624.68 and 10,984 shares of stock after agreement was finalized. The stock represented a conversion of $10,000 into 10,984 shares of our common stock.)

•

On May 18, 2004, we entered into an asset purchase agreement to purchase the rights to receive recurring revenue payments to 1801 merchant accounts representing $68,911,364 in annual consumer charge volume on a historical basis from Millennium Merchant Services, Inc. and Kent Stiritz in a series of transactions. A total of 4.2 million shares of our common stock have been set aside for the purchase of the rights to receive recurring revenue payments (subject to adjustments in the event of a reverse stock split or other stock recombination and with a price adjustment right over a three month look back period). We purchased the first tranche of merchant portfolios in consideration for 2,246,764 shares of our unregistered common stock. On February 1st 2006, we purchased the second tranche of merchant portfolios. The number of shares of our unregistered common stock to be issued as consideration for these portfolios will be determined in accordance with the formula set forth in the agreement, i.e. the actual average annual gross receipts for the three month period following the purchase. At closing, Millennium’s outstanding loan to us in the amount of $804,592 was repaid with Millennium Bankcard portfolios valued in accordance with this same formula.

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On May 25, 2004, NMSI purchased from United Processing Corporation Ltd. its rights to receive recurring revenue payments under two merchant solicitation agreements representing an aggregate of 2,300 merchant accounts and $36,174,288 annual consumer charge volume on a historical basis. The aggregate purchase price was $312,000 and 21,000 shares of our common stock. The two merchant agreements under which rights to receive recurring revenue payments were transferred are: (i) an Agreement dated April 30, 1996 with EFS National Bank and (ii) an Agreement dated April 2, 1998 with National Payment Systems, Inc., a New York corporation, d/b/a Card Payment Systems.

•
•

October 1, 2004, our subsidiary, Pipeline Acquisitions, purchased the rights to receive recurring revenue payments to an aggregate of 511 merchant accounts representing $10,496,180 in annual consumer charge volume, on a historical basis, from Diversified Debit and Credit, Inc. for an aggregate purchase price of $119,372.

•

On December 1, 2004, Pipeline Acquisitions purchased the rights to receive recurring revenue payments from an aggregate of 238 merchant accounts representing $4,021,176 in annual consumer charge volume on a historical basis from Merchant Select Services, Inc. The purchase price was $56,320.

•	During 2005 the following merchant portfolios were acquired using funds from the Laurus financing:
•

On February 21, 2005, Pipeline Acquisitions purchased the rights to receive recurring revenue payments to an aggregate of 830 merchant accounts from CPS of New York, Inc. for the purchase price of $1,090,011.23. This agreement provides guarantees as to the monthly income level from the rights to receive recurring revenue payments purchased.

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On March 1, 2005, Pipeline Acquisitions purchased rights to receive recurring revenue payments to an aggregate of 775 merchant accounts from Advanced Internet Services, LLC for an aggregate purchase price of $589,589 plus 512,080 shares of our restricted common stock.

•

On October 7, 2005, and effective September 30, 2005, we acquired World Products, Inc dba Aircharge. In consideration for all the stock of Aircharge, we paid the former stockholders of Aircharge: $200,000, a $525,000 convertible promissory note bearing interest at LIBOR, and 900,000 shares of our restricted common stock. An additional 1,000,000 shares of our restricted common stock may be issued subject to performance incentives.

•

On December 20, 2005, we completed the acquisition of Florida-based Charge.com, Inc. through a newly formed wholly-owned subsidiary. We acquired all the stock of Charge.com in exchange for $7.5 million in cash and $9.5 million in shares of our restricted common stock. The stock component resulted in 9,398,059 shares of restricted common stock being issued to the former Charge.com stockholders.

•

On July 3, 2006, we acquired Paynet Systems, Inc., an e-commerce and retail merchant credit card processing provider. The anticipated purchase price for Paynet Systems is $9.5 million in cash and $1 million in restricted stock, based on a share price of $1.50 per share. In the event certain milestones are reached, we may pay the former Paynet Systems shareholders up to an additional $1.5 million in cash and $1.25 million in stock, based on a share price of $1.55.

•

On July 11, 2006, we acquired Valadata, Inc., a retail merchant credit card processing provider catering primarily to the restaurant industry. We also acquired a separate retail portfolio. The purchase price for Valadata was $5.4 million in cash and an additional $1.5 million over the next two years, subject to performance milestones. The purchase price for the separate retail portfolio was $500,000.

Our revenues are derived primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, fees charged to merchants for these processing services are based on a variable percentage of the dollar amount of each transaction as well as an additional pre-determined transaction fee; we refer to these fees as interchange fees in this prospectus. Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, monthly minimums fees, fees for handling payment chargebacks, gateway fees and other miscellaneous services. Revenues are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (such as

MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Our acquisitions have enhanced our revenues and increased our portfolio of merchant accounts. To this end, we formed Pipeline Acquisitions in November 2004 to locate merchant portfolios that complement our existing customer base of small to medium-sized merchants. Pipeline Acquisitions performs an extensive review of the cash flow characteristics of each portfolio, the types of business conducted therein, the credit status of the merchants in the portfolio, our ability to control attrition of the portfolio and the opportunities the portfolio provides for revenue enhancement and cost reduction. Pipeline Acquisitions then determines a valuation of each portfolio acquisition opportunity based on a combination of these factors and moves to acquire the acquisition candidate.

The Products and Services We Provide

Merchant Payment Processing Services

We provide comprehensive services and support to merchants accepting credit and debit-based payment cards, including the various services described below:

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Application Evaluation/ Underwriting. We recognize that there are varying degrees of risk associated with different merchants based on the nature of their businesses, processing volume and average transaction amounts. We apply varying levels of scrutiny in our application evaluation and underwriting of prospective merchants accounts, ranging from basic due diligence for merchants with a low risk profile to a more thorough and detailed review for higher risk merchants. The results of this review serve as the basis for our decision whether to accept or reject a merchant account and also provide the criteria for establishing rolling reserve requirements, processing limits and average transaction amounts and pricing, which assist us in monitoring merchant transactions for those accounts that exceed pre-determined criteria.

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Merchant Set-up and Training. After we establish a contract with a merchant, we create the software configuration that is downloaded to the merchant’s credit card terminal or computer. This configuration includes the merchant identification number, which allows the merchant to accept Visa and MasterCard, as well as any other payment cards such as American Express, Discover and Diners Club provided for in the contract. The configuration might also accommodate check verification and gift and loyalty programs. If a merchant requires a pin-pad to accept debit cards, the configuration allows for the terminal or computer to communicate with the peripheral device. After the download has been completed, we may conduct a training session on use of the products.

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Card Transaction Processing. A transaction begins with authorization of the customer’s credit or debit card. The transaction data is captured by the processor and electronically transmitted to the issuer of the card, which then determines availability of credit or debit funds. The issuer then communicates an approval decision back to the merchant through the purchaser. This process typically takes less than five seconds. After the transaction is completed, the processor transmits the final transaction data to the card issuer for settlement of funds. Generally, we outsource these services to third-party processors.

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Risk Management/Detection of Fraudulent Transactions. Our risk management staff relies on the criteria set by the underwriting department to assist merchants in identifying and avoiding fraudulent transactions by monitoring exceptions and providing access to other resources for fraud detection. By employing these and other risk management procedures, we enable our merchants to balance the risk of fraud against the loss of a valid transaction.

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Merchant Service and Support. We provide merchants with ongoing service and support. Customer service and support includes answering billing questions, responding to requests for supplies, resolving failed payment transactions, troubleshooting and repair of equipment, educating merchants on Visa and MasterCard compliance and assisting merchants with pricing changes and purchases of additional products and services. We maintain a toll-free helpline, which is staffed by our customer service representatives.

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Chargeback Service. In the event of a billing dispute between a cardholder and a merchant, we assist the merchant in investigating and resolving the dispute as quickly and as accurately as possible. Before instructing the cardholder’s bank to debit the merchant’s account for the chargeback, we provide the merchant with the opportunity to demonstrate that the transaction was valid. If the merchant is unable to demonstrate that the transaction was valid and the dispute is resolved in favor of the cardholder, the transaction is charged back to the merchant, and that amount is credited to the cardholder. This service is provided by third parties on our behalf.

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Merchant Reporting. We organize our merchants’ transaction data into various files for merchant accounting purposes. We use this data to provide merchants with information, such as charge volume, discounts, fees and funds held for reserves to help them track their account activity. Merchants may access this archived information through our customer service representatives or online through our Internet-based customer service system.

The transactions for which we provide processing services involve the following third parties:

•	Merchants. Merchants are the businesses that accept payment cards, including Visa and MasterCard, for their merchandise and services.
•	Sponsoring Banks. Sponsoring banks are financial institutions that are card association members and provide the funds on behalf of the card user, enabling merchants to accept payment cards.
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Processors. Processors, which may include banks, gather sales information from merchants, obtain authorization for merchants’ transactions from card issuers, facilitate the collection of funds from sponsoring banks for payment to merchants and provide merchant accounting and settlement services on our behalf.

Virtual Terminal/Gateway

Our virtual terminal and gateway is the core SecurePay product which allows payment processing via any Internet connected device. The virtual terminal and gateway can process sales, voids, forces and returns. Our address verification system confirms shipping and cardholder address information to protect merchants from fraud. It will process recurring transactions and allows access to the entire suite of reporting functions. All transactions are encrypted using industry standard SSL technology.

Wireless Authorization Services

We provide electronic transaction authorization services for all major credit cards originating from certain wireless cell phone and PDA devices and transactions originating over the Internet. Authorization generally involves approving a cardholder’s purchase at the point-of-sale after verifying that the card is not lost or stolen and that the purchase amount is within the cardholder’s credit or account limit. The electronic authorization process for a credit card transaction begins when the merchant “swipes” the card through its wireless terminal or enters the card via the Internet and enters the dollar amount of the purchase. After capturing the data, the device transmits the authorization request via the SecurePay system to our switching center, where the data is routed to the appropriate credit card association network for authorization. The transaction is approved or declined by the credit card association, and the response is transmitted back to our switching center where it is routed to the appropriate merchant.

Data Capture and Reporting Services

At the time of authorization, data relating to the transaction, such as the purchase price and card number, is encrypted and stored by the SecurePay system. The system maximizes accurate transaction reconciliation with each merchant and protects against potential loss of data. The data collected also allows us to provide merchants with information services such as specialized management reports, accounting export files and to assist in our other customer service operations. Merchants can access this archived information through the SecurePay system, which allows the merchant direct access to our database through a PC or wireless device.

Cell Phone and PDA Devices

The SecurePay gateway allows the acceptance of credit card payments over wireless Internet devices, such as certain cell phones that utilize Palm OS, Java and Windows CE platforms. The wireless solution enables the merchant to process transactions utilizing airwaves, as opposed to traditional phone lines, for wireless transaction authorization and processing. Wireless enabled transaction authorization and processing in environments where traditional phone lines are unavailable, inconvenient and/or prohibitively expensive, affords merchants increased flexibility, mobility and security in processing card transactions. Further, wireless technology allows merchants that have relied on paper-based processing, where the ability to check if a card is stolen or credit limits exceeded is generally unavailable or inconvenient, to convert to electronic processing. In so doing, such merchants can also avoid the higher rates imposed by both Visa and MasterCard for paper-based transactions or key entered transactions. We intend to aggressively market our products and services to the wireless and mobile merchant sector. We believe the wireless and mobile transaction processing market is poised for exploitation, and, therefore, will market a suite of products and services through our Aircharge subsidiary to service mobile transaction processing merchants. In its May 2004 report, “Mobile Merchants POS Terminals: Revisiting Untethered Card Acceptance,” research firm the TowerGroup said that targeting mobile merchants, plumbers, non-store retailers, restaurants and taxi and limousine services who accept a majority of payments through cash and checks will greatly affect the wireless market, especially through handheld devices.” By 2009, the TowerGroup predicts that both countertop and handheld wireless devices will account for one in four new POS terminals delivered in the United States; in 2003, there were 12 million POS terminals in place.

Shopping Cart Technology

The shopping cart (Easy Shop) is a powerful, yet user-friendly tool that is fully integrated into our proprietary gateway. The shopping cart gives merchants an easy way to create either a “Buy Now” button on their Web site or a simple HTML link to the Easy Shop cart. It can be used with most Web sites. Core features include sales tax and shipping cost calculations, real-time card processing, automatic customer configuration and e-mail order notification, advance cart support for product size and color selections, unlimited number of products supported, product import and export to accounting applications, support of downloadable items (soft goods) such as documents, program images and audio files, promotion of items and coupons and allowance of order viewing summaries by date or order detail via quick link technologies.

Gateway and Communication Interfaces

Our gateway solutions allow value added resellers (VAR) and programmers access to the card authorization systems by integrating their product to our system for card processing. We have eight different communication objects allowing flexibility to programmers who wish to create their own custom applications.

Software Application Products and Value-Added Services

In addition to card transaction processing, we offer related software application products and value-added services to our merchant customers. These products and services are designed to run on Internet connected Windows-based PCs and wireless devices. For example, our payment gateway enables merchants to securely pass customer credit card information to a processing center for verification. When combined with the SecurePay shopping cart, or previously existing shopping cart, multiple items or combinations of items may be purchased. The SecurePay Web terminal is an Internet-based product that allows merchants to accept orders over the telephone. Unlike many traditional credit card terminals, a Web terminal allows merchants to input certain data required by Visa and MasterCard in order to qualify for the lowest possible processing rates. Offering a broad range of products and services historically unavailable to small to medium-sized merchants is an integral part of our strategy of focusing on these merchants and differentiating ourselves among the banks and ISOs serving this market segment. We believe that the quality and reliability of our products and services enhance our ability to attract and retain merchant customers.

Primary Sources of Revenue

Our primary source of revenue is the discount rate paid by the merchant for each credit card transaction processed for that merchant. In addition to revenues derived from the discount rate, we receive periodic fees from most of our merchants for providing various services. We negotiate the discount rate and fees with each of the merchants to whom we provides services. We contract with third parties to provide a portion of the services to the merchant, including communication networks, transaction processing and monthly preparation of detailed merchant statements. Additionally, we comply with the pricing structures established by Visa and MasterCard associations for the interchange fee paid to the retail consumers’ card-issuing banks and the associations’ fees. The primary costs we incur in delivering our services to merchants are: (i) an interchange fee paid to the card-issuing bank which is set by the Visa and MasterCard associations and which is calculated as a percentage of the transaction amount and/or an associated transaction fee, (ii) a fee calculated as a percentage of the transaction amount that is paid to the Visa or MasterCard association which is established by the member banks of the Visa and MasterCard associations, (iii) a fixed, per-transaction fee paid to the network service provider which we negotiate with the network service provider and (iv) a fixed, per transaction fee paid to the processing bank which we negotiate with the processing bank. We believe, based on information received from our merchant customers, that the range of discount rates offered by other service providers is approximately 1.4% to 4.0%. The discount rates we offer are within this range.

In most cases, in accordance with our contracts with processing banks, the funds collection and disbursement function for each of the items listed above is performed on our behalf. At month’s end, the processing bank collects the total discount rate and various fees from the merchants via electronic withdrawal and disburses to each of the service providers its fees, except for the interchange fee paid to the card-issuing bank for which the disbursements are made daily. Shortly after month end, the processing bank disburses to us the remainder of the funds collected from the merchant. We then disburse funds to agents and other service providers. Several factors can alter our profitability for merchant transactions. Primarily, these include (i) improper use of the card reading terminal by the merchant resulting in higher interchange fees paid to the card-issuing bank, (ii) lower than anticipated average dollar sales of credit card transactions, thereby reducing our gross transaction margin because many of the transaction costs are fixed and (iii) the inability to collect the discount rate, chargeback or other fees because of insufficient funds in the merchant’s bank account.

Industry Overview and Our Market

Over the past ten years, the usage of non-cash forms of payment, such as credit and debit cards, has steadily increased. According to The Nilson Report, a leading industry publication that tracks the transaction processing industry, purchases by U.S. consumers using credit cards will grow from $1.47 trillion in 2003 to $2.28 trillion in 2008. In February 2006, Nilson reported that Visa, MasterCard, American Express and Discover credit and debit cards generated $2.141 trillion in purchase volume in 2005, up 13.2%. The Nilson Report additionally forecasts that similar expenditures are anticipated to grow to $4.2 trillion, representing a potential compounded annual growth rate of 11.5% between 2003 and 2011. For the first time in United States history, electronic payment transactions (44.5 billion) exceeded the number of check transactions (36.7 billion) in 2003. The dollar volume on electronic payment transactions reported by Nilson totaled $27.4 trillion in 2004 versus checks sustaining dollar volume of $39.3 trillion. The evident shift in electronic payment reflects the expanding role of technology and its impact on consumer spending within retail, financial and banking businesses that are likely to continue of the foreseeable future.

The significant industry drivers appear to include convenience, incentive-based programs, and a maturing demographic shift in younger U.S. adults migrating towards a cashless society. We believe there is a great opportunity in the transaction processing business to procure small to medium-sized merchants in retail environments, online transactions via e-commerce, mobile payment processing, municipal payment processing and others.

The Small to Medium-sized Merchant Market

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The proliferation of credit and debit cards has made the acceptance of card-based payment a necessity for businesses, both large and small, in order to remain competitive. We believe that these businesses are experiencing increased pressure to accept card-based payment methods in order to remain competitive and to meet consumer expectations. As a result, many of these small to medium-sized businesses are seeking, and we expect many new small to medium-sized businesses to seek, to provide customers with the ability to pay for merchandise and services using credit or debit cards, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services. Historically, the larger acquiring banks have marketed credit card processing services to national and regional merchants and have not focused on small to medium-sized merchants, as small to medium-sized merchants are often perceived as too difficult to identify and expensive to service. This created an opportunity for non-banks, such as our company, which recognized the business potential of providing electronic processing to these small to medium-sized merchants. We have focused our marketing efforts on small to medium-sized merchants, which have traditionally been underserved by processing banks. We understand the unique characteristics of this market segment and have tailored our marketing and servicing efforts accordingly. We are able to provide electronic processing systems at rates that generally are lower than those available from small local processors as a result of our transaction volume. We serve a diverse portfolio of small to medium-sized merchants. As of August 1, 2006, we currently provide these services to 40,000 active small to medium-sized merchants located across the United States. We define a merchant as “active” if the merchant account status is considered open by our company and the merchant is able to process payment transactions.

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No single merchant accounted for more than 5% of our aggregate transaction volume for 2005. This merchant diversification makes us less sensitive to shifting economic conditions in the industries or regions in which our merchants operate. We believe that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.

Merchant attrition is an expected aspect of the credit card processing business. Historically, our attrition has related to merchants going out of business, merchants returning to local processing banks or merchants transferring to competitors for rates we were unwilling to match. We expect merchant attrition is in the ordinary course of business; however, we believe the low average transaction volume of the merchants whose accounts we service make them less likely to change providers because of the inconveniences associated with a transfer. During 2005, we experienced an average monthly attrition of approximately 1% of our total charge volume, taking into consideration each of the acquisitions during this period. Much of our attrition is related to newly formed small businesses that ultimately fail. Because the transaction volumes of these unsuccessful businesses typically never reach meaningful levels, they do not significantly contribute to the profitability of our business. Accordingly, our merchant attrition related to failed businesses does not significantly reduce our revenues.

Merchant fraud is another expected aspect of the credit card processing business. Currently, we are responsible for fraudulent credit card transactions of our merchants on approximately 33% of our merchant customers, but we expect this percentage to increase. Examples of merchant fraud include inputting false sales transactions or false credits. We, along with our processing banks, monitor merchant charge volume, average charge and number of transactions, as well as check for unusual patterns in the charges, returns and chargebacks processed. As part of our fraud avoidance policies, we generally will not process for certain types of businesses which provide future services wherein incidents of fraud have been common.

Generally, we are not responsible for cardholder fraud. We evaluate our risks and estimate the potential loss for chargebacks and merchant fraud based on historical experience. We also maintain a rolling reserve account, meaning we withhold a varying percentage of at risk merchants’ processing volume, for potential losses. Generally, our agreements with merchants are for one or two years and automatically renew for additional one-year periods unless otherwise terminated. Our sponsoring banks are also a party to these agreements. The merchants are obligated to pay for all chargebacks, fines, assessments and fees associated with their merchant account, and in some cases, statement fees, and monthly minimum fees and early termination fees. Generally, the sponsoring bank may terminate the agreement for any reason on 30 days notice, and the merchant may terminate the agreement on 30 days notice, subject to the payment of any applicable early termination fees. Typically, the agreement may also be terminated by the sponsoring bank immediately upon a breach by the merchant of any of its terms. Generally, the merchant may not assign the agreement without the prior written consent of the sponsoring bank.

We believe that we have extensive experience and resources in assessing the risks associated with providing payment-processing services to small to medium-sized merchants. These risks include the limited operating history that many of the small to medium-sized merchants we serve have and the risk that these merchants could be subject to a higher rate of insolvency, which could adversely affect us financially.

Our Strategy

Our strategy is to build our business through growth (mainly through acquisition of recurring revenue payments and complimentary businesses) and efficiency. We intend to aggressively grow the number of merchant accounts serviced through the solicitation of new merchant accounts and the acquisition of merchant portfolios and compatible businesses. We intend to achieve efficiency by creating a processing and servicing operation that is efficient and scalable, meaning that we can easily expand our operations without significantly increasing our fixed costs. Management has extensive experience in the payment processing business and a history of providing reliable, customer-focused service to our merchants. Our platform of services is very flexible, enabling merchant customization and scalability to meet the requirements of high transaction volumes.

Our strategic objectives are to:

•	Make strategic acquisitions of merchant account portfolios and of compatible payment businesses.

We intend to continue to expand our merchant base by acquiring other providers of payment processing services, as well as portfolios of merchant accounts. The small to medium-sized merchant segment of the payment processing market is serviced by many independent providers of payment processing services that lack the resources to generate sufficient scale in this underserved market. We believe opportunities exist for us to purchase these businesses when their resources begin to limit their ability to continue to grow independently. Other sources of portfolio acquisitions include commercial banks, which, in an effort to focus on their core competencies, often sell or outsource their card-based payment processing operations, creating the opportunity for buyers to acquire their existing merchant portfolios.

•	Expand our portfolio of merchant clients.

Our target market is small to medium-sized merchants who use payment processing services. We are seeking to expand our market presence through our internal sales efforts, banks and ISOs as well as mobile merchants who use wireless payment processing services.

Our experience in the industry, coupled with our ability to evaluate and manage the risks related to providing payment processing services, allows us to accept and approve a high rate of merchant applications and, we believe, positions us well to continue to increase the size of our sales team and the number of new applications our existing team members refer to us.

•	Grow our relationships with banks and ISOs.

We have found relationships with banks to be a cost -effective and valuable method of reaching small to medium-sized merchants that would otherwise be difficult to identify and locate using customary marketing practices. Pursuant to these relationships, banks endorse the processing systems we market and service and participate in referring new customers. We believe the utilization of ISOs to be another effective way of increasing the volume of merchant referrals.

•	Maintain a stable and growing recurring revenue base.

Through merchant retention and increased credit card use, we have developed what we believe is a stable and recurring base of revenues. In addition to our high customer service level, endorsements from banks and direct salespersons provide an additional link to our merchants that should tend to reduce attrition. Furthermore, we believe that the size of the merchants we service make the merchants less likely to change providers because of the up-front costs associated with a transfer.

•	Increase operating efficiencies.

Generally, we outsource our processing and network services to third-parties which have excess capacity and the expertise to handle our needs. We believe that because our merchant base generates significant transaction volume in the aggregate, we have been able to negotiate competitive pricing from our processing and network providers. We have achieved significant reductions in certain operating expenses through operational efficiencies, economies of scale and improved labor productivity. We will outsource processing and network services as long as it is economically more attractive than to develop and support these services within our company, allowing management to focus on its core business of sales, marketing and customer retention.

Marketing and Sales of our Services and Products

In order to reach our target market in an effective and cost-efficient manner, we market our services through four principal channels: (i) bank alliances, through which we offer our services to merchants in cooperation with community and regional banks, allowing us to capitalize on the presence of those banks in particular geographic markets; (ii) partnering with ISOs that market and sell our services to merchants; (iii) direct sales, to allow cost-effective access to small to medium-sized merchants dispersed throughout the United States and otherwise to supplement the bank alliance and ISO sales; and (iv) internet marketing, utilizing optimal search engine placement and affiliate referral programs. In addition, we utilize other marketing efforts that encompass cross-selling our Aircharge and Securepay products. We also make use of various trade and other associations as well as value added resellers (VARs) to further market our products and services.

Bank Alliances

We have an established marketing strategy of forming alliances with regional and community banks and offer our services to merchants through these banks. Under these arrangements, we obtain the exclusive endorsement of the bank and receive both its initial and ongoing marketing assistance. Our bank alliances consist of two types of relationships: (i) agent bank relationships, where the bank purchases our services and markets and resells those services directly to merchants (which we refer to herein as Agent Bank Alliances); and (ii) bank referral relationships, where the bank refers our company to merchants who desire or otherwise inquire about transaction processing services (which we refer to herein as Bank Referral Alliances).

We compensate our bank alliance partners through varying means. We compensate our Bank Referral Alliance partners typically by paying them a one-time referral fee. Agent Bank Alliance partners are not directly compensated, but rather, they derive revenue by reselling our services to merchants at a price determined by the Agent Bank.

Independent Sales Organization Partnering

Generally, ISO partnering involves engaging an ISO to market and sell our products and services on a non-exclusive basis. An ISO that desires to refer a merchant customer to us will procure the merchant and submit it to us on the merchant’s behalf. Thereafter, the ISO will sell or lease hardware and software to the merchant.

Our marketing efforts are diversified further through the integration of our transaction processing services with the specialized business management software of a growing number of ISOs. ISOs perform a marketing function for us since their software often is offered on a fully-integrated basis with our transaction processing services, creating additional opportunities for us to reach small to medium-sized merchants.

We compensate ISOs by paying them a residual payment for each transaction processed by it for merchants they refer to us, or they derive revenue by reselling our services to merchants at a price determined by the ISO. The ISO’s determination of whether to refer a particular merchant to our company depends on a variety of factors, including the terms of the residual we offer and the industry in which the merchant conducts its business.

We periodically review our marketing efforts and distribution channels to minimize channel conflict. Although conflict among bank alliances, ISO partnering and direct sales marketing may occur, to date we have not experienced any significant conflict while pursuing our overall sales strategy.

Direct Sales

We will continue to expand our direct sales activities. We intend to deploy a telemarketing sales force to generate further internal growth from existing relationships with regional and community banks, ISOs and merchant trade and other associations. We believe that our direct sales and telemarketing efforts constitute a significant opportunity to augment our bank alliance and ISO partnering efforts.

Internet Market

We also market over the Internet, targeting small to medium-sized e-commerce businesses. Internet marketing methods used include pay per click advertising, search engine positioning through our Charge.com subsidiary and affiliate Internet marketing.

Other Marketing Efforts

In addition to bank alliances, ISO/VAR partnering and direct sales, telemarketing and Internet marketing, we engage in other marketing efforts that we believe complement and diversify further our overall marketing strategy. Through our Aircharge subsidiary, we provide wireless, mobile payment solutions and, through our SecurePay subsidiary, we provide gateway solutions and internet card accept tools.

Association Marketing

Through our association marketing program, we negotiate and enter into marketing agreements with various trade and other associations. Pursuant to these relationships, associations endorse and promote to their membership the transaction processing services we provide, creating additional opportunities for us to reach small to medium-sized merchants.

Customer Service and Support

We are dedicated to providing reliable and effective customer service and support to our merchant customers. The information access and retrieval capabilities of networked systems, where real-time information is available to any of our customer service representatives, allow us to provide a high level of customer service, reporting and support to small to medium-sized merchants that was historically available only to much larger merchants.

We maintain a call center for customers of our SecurePay and Aircharge subsidiaries as well as for bank customers who are brought to us through direct bank referrals. We will measure the efficiency of our customer service through certain quantitative data, such as the number of rings prior to operator pick-up, the number of abandoned calls, the number of calls per day and the number of calls per customer service representative. We are developing comprehensive programs and procedures for training our customer service representatives to assist our merchant clients in a timely and efficient manner with any problems, issues or concerns they may have. We are dedicated to providing outstanding customer service and support and continually review our policies and procedures in an effort to improve these services.

Relationships with Sponsors and Processors

In order to provide payment processing services for Visa and MasterCard transactions, we must be sponsored by a financial institution that is a principal member of the Visa and MasterCard card associations. Additionally, we must be registered with Visa as an ISO and with MasterCard as a Member Service Provider.

We have agreements with several banks that sponsor us for membership in the Visa and MasterCard card associations and settle card transactions for our merchants. Our sponsoring banks include US Bancorp and Wells Fargo Bank N.A. All may terminate their agreements with us if we materially breach the agreements and do not cure the breach within 30 days, if our membership with Visa or MasterCard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and MasterCard regulations, change to prevent either the applicable bank or us from performing our services under the agreement. We have agreements with our processing banks to provide for us to continue to receive revenues so long as (i) the merchants subject to the agreements process credit card transactions with the banks, (ii) we provide appropriate service to the merchants and (iii) we otherwise remain in compliance with the terms of the agreement. We provide transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools pursuant to non-exclusive contractual relationships with processing banks that are members of Visa and MasterCard. These processors include CTS Holdings, Inc. (a wholly owned subsidiary of First Data Corp) and Nova Information Systems, Inc. Our processing banks withhold from the merchants a discount rate and various fees for the processing of each credit card transaction. From our discount rate revenues, amounts are paid to the issuing bank, the network service provider, Visa or MasterCard and to the processing bank.

Generally, our agreements with processing banks contain aspects of both marketing and service. The marketing portions of the agreements permit us to originate new merchants, which then enter into contractual agreements with the processing banks for credit card processing. The service portions of the agreements permit us to provide services (including terminal programming and shipping, employee training, equipment supply and repair and operational support) to the merchants solicited. Although the marketing portions of the agreements have limited terms, the service portions of these agreements do not. Accordingly, we have a right to continue to receive revenues from these processors, so long as we remain in compliance with the service agreements.

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To date, we have relied primarily on two banks/processors to process our clients’ credit card transactions: Wells Fargo Bank N.A./CTS Holdings, Inc., or Wells/CTS, and U.S.Bancorp/Nova Information Systems, Inc., or USB/NIS. Currently, our arrangement with our principal bank/processor, Wells/CTS, constitutes approximately 80% of our aggregate merchant base. Our arrangement with our second largest bank/processor, USB/NIS, constitutes approximately 10% of our aggregate merchant base. Under this relationship, we bear no liability for any unfulfilled chargebacks. The remaining 10% of our aggregate merchant base consists of various rights to receive recurring revenue payments agreements, which, in the main, do not subject us to chargeback liability but have limited contractual rights to the merchants serviced. Our primary processing agreements may be terminated by either party in the event of default, insolvency or receivership, failure to make payments when due or to abide by the rules and regulations of Visa and MasterCard.

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Competition and our Competitive Position in the Market

The payment processing industry is highly competitive. We compete in this market on the basis of:

•	quality of service;
•	support and reliability of service;
•	ability to evaluate, undertake and manage risk;
•	speed in approving merchant applications;
•	technological capability;
•	Price; and
•	availability of additional features.

Both large and small companies compete with us in providing payment processing services and related services. Large competitors include First Data Merchant Services Corp., National Processing, Inc., Global Payments, Inc., iPayment, Heartland Payment Systems, Inc. and Nova Information Systems, Inc., a subsidiary of U.S. Bancorp, that serve a broad market spectrum from large to small merchants and provide ATM and other payment-related services and systems in addition to card-based payment processing. There are also a large number of smaller competing transaction processors that provide various services to small to medium-sized merchants. We also compete with local, regional and national banks that have internal sales forces and/or have developed relationships with independent service organizations that are our competitors. Many of our competitors have substantially greater capital resources than we have and operate as subsidiaries of financial institutions or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct.

We believe we have core strengths which will allow us to compete in our industry. These include:

•

Our focus on small to medium-sized merchants. We believe that our specific focus on small to medium-sized merchants, in addition to our understanding of the needs and risks associated with providing payment processing services to small to medium-sized merchants, gives us a competitive advantage over larger competitors which have a broader market perspective and over competitors of a similar or smaller size that may lack our extensive experience and resources.

•

Our utilization of bank/direct sales relationships. We utilize bank/direct sales relationships to provide us a distinct competitive advantage in maintaining primary relationships with the underserved, small to medium-sized merchant segment of the market.

•

Our scalable, efficient operating structure. We believe that as a result of our experience in payment processing, we have been able to develop operating efficiencies which we believe allow us to competitively bid for new business. Our scalable, efficient operating structure allows us to easily expand our operations without significantly increasing our fixed costs. We conduct our underwriting and risk management operations in-house, where we believe we can add the most value due to our management’s experience and expertise in these areas. We consider underwriting and risk management highly important to our operations. We outsource our remaining processing services to third parties, including the evaluation and acceptance of card numbers and receipt and settlement of funds. By outsourcing these non-core services, we are able to maintain a highly efficient operating structure. We believe there is sufficient capacity among third parties to meet our current and future outstanding needs. Many of our contracts include pricing terms that are more favorable to us as the transaction volume generated by our merchant base increases.

•

Technical monitoring and value of the SecurePay system. We continually monitor and make technological improvements to our system and thus are able to respond to the specific needs of merchants in various industries. We also maintain that the quality, speed and reliability of the SecurePay system and the breadth, flexibility and user-friendliness of our software application products and services constitute a competitive advantage.

•

Advantages of our cell phone payment application. Our cell phone application also provides distinct competitive advantages. It is considerably less expensive than traditional wireless terminals, which can have a price point up to 70% higher. Competing wireless terminals, by contrast, are single function only. In addition, our cell phone application offers superior coverage area.

•

Proven acquisition and integration strategy. We have significant experience acquiring providers of payment processing services, as well as portfolios of merchant accounts, having acquired several portfolios of merchant accounts during and since 2004, including Charge.com in December 2005 and Aircharge in September, 2005. We have enhanced revenues and improved operating efficiencies of our acquired entities by improving the services, support and benefits we offer to the ISOs that serve the entities and merchant accounts we acquire. In addition, we have increased operating efficiencies of many of the businesses we have acquired by conducting profitability analyses of acquired merchant accounts and reducing processing fees and overhead.

•

Strong position and substantial experience in our target market. As of August 1, 2005, we were providing these services to 40,000 active small to medium-sized merchants located across the United States. We believe our understanding of the payment processing needs and risks of small to medium-sized merchants provides us with a competitive advantage over larger service providers that have a broader market perspective. We also believe that we have a competitive advantage over service providers of a similar or smaller size that may lack our extensive experience and resources.

•

Experienced, efficient sales force. We market our services primarily through our contractual relationships with over 100 ISOs and VARs throughout the United States. Although it is not customary in our industry to obligate ISOs to refer their merchant applications to any one processing provider, many currently refer a majority of their new merchant applications to us as a result of our strong relationships with them. Our sales approach provides us with an experienced sales force who markets our services with minimal direct investment in sales infrastructure and management. We continually strive to strengthen these relationships by delivering superior service and support.

•

Comprehensive underwriting and risk management systems. Through our experience and cumulative knowledge in assessing risks associated with providing payment processing services to small to medium-sized merchants, we have developed business procedures and systems that provide effective risk management and fraud prevention solutions. Through our underwriting processes, we evaluate merchant applicants and balance the risks of accepting a merchant against the benefit of the charge volume we anticipate the merchant will generate. We believe our systems and procedures enable us to identify potentially fraudulent activity and other questionable business practices quickly, thereby minimizing our losses and those of our merchants.

•

Superior Internet marketing. We have a comprehensive Internet-based sales organization through our subsidiary, Charge.com, that capitalizes on highly optimized search engine placement, extensive affiliate channels, unique referral programs and a dynamic internet marketing sales team.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements

We have no patents, trademarks, franchises, concessions or royalty agreements; however, we regard our proprietary software as protected by trade secret and copyright laws of general applicability. However we are continuously developing software for use in four principal areas: (i) applications for Internet-based and wireless transactions; (ii) transaction switching; (iii) the SecurePay suite of products; and (iv) customer service and fraud. We regard our proprietary software as protected by trade secret and copyright laws of general applicability and attempt to safeguard our software through the protection afforded by the above-referenced laws, and third-party non-disclosure agreements, licensing agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third- parties to copy, obtain or reverse engineer certain portions of our software or to otherwise obtain or use other information we regard as proprietary. While our competitive position may be affected by our ability to protect our software and other proprietary information, we believe that the protection afforded by trade secret and copyright laws is less significant to us than other factors such as the knowledge, ability and experience of our personnel and the continued pursuit and implementation of our operating strategies.

We currently license certain software from third-parties to supplement our internal software and technology development and to shorten time-to-market software application product deliveries.

Employees and Labor Contracts

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As of September 30, 2006, we employed 88 full-time and 2 part-time personnel, including 14 information systems and technology employees, 13 in operations and 59 in sales and administration. Many of our employees are highly skilled, and we believe our future viability will depend in large part on our ability to attract and retain such employees. We have employment agreements with our chief operating officer, our chief technology officer, chief marketing officer and the President of NMSI. None of our employees are represented by a labor union, and we have experienced no work stoppages. We consider our employee relations to be good.

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Legal Proceedings.

Pipeline:

We are currently being sued by Publicity Guaranteed, Inc. in the Circuit Court for Fairfax County, Virginia (Law Number: 06-3403) for withholding funds held by our processing bank to cover chargeback losses. We believe this action is without merit.

Our Subsidiary SecurePay:

Except for that certain suit in the United States District Court of Arizona by Net MoneyIN, Inc. (plaintiff) vs. Mellon Financial Corp., et al (defendants) (Cause No. CV-01-441-TUC-RCC), there are no material legal proceedings pending or, to our knowledge, threatened against SecurePay. The outstanding lawsuit is an industry-wide suit against numerous defendants based on intellectual property infringement. A default judgment has been rendered against several of the parties, including SecurePay. Removal of this judgment is currently being sought. SecurePay views this suit to be without merit.

Description of Properties

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Our principal executive offices are located in approximately 10,425 square feet of leased office space in Quincy, Massachusetts. We also lease approximately 4,079 square feet of office space in Alpharetta, Georgia, and 5,578 square feet in Brasher Falls, N.Y. All our facilities are insured. We believe that these facilities are adequate for our current operations and, if necessary, can be replaced with little disruption to our company.

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MANAGEMENT

Directors and Executive Officers

The following table provides information about our directors and executive officers as of September 30, 2006.

Name	Age	Position
Jack Rubinstein	57	Chairman of the Board
MacAllister Smith	42	Chief Executive Officer, President and Director
Kevin Weller	39	Director
John Reeder	64	Director (Independent)
Harold Denton	62	Director (Independent)
Larry Goldstein	62	Director (Independent)
Michael M. Greenburg	49	Director (Independent)
Kevin Smith	37	Chief Operating Officer
Curtis James	40	Chief Financial Officer
Donald Gruneisen	51	Controller/Treasurer
Thomas Tesmer	59	Chief Technical Officer
James Plappert	46	Chief Marketing Officer
Philip Chait	42	Secretary

Jack Rubinstein, 57, has been our Chairman since inception. Mr. Rubinstein has been the general partner of DICA Partners, an investment hedge fund located in Hartsdale, New York, since the commencement of its operations in 1991. Mr. Rubinstein also acts as a management and financial consultant to various public companies in the telecommunications industry. He was a founding public board member of CD Radio, Inc. (Sirius Satellite Radio, Inc.) and aided in the funding of the Molloy Group, a help desk software developer. Mr. Rubinstein is also a founding member of The Capital Advisory Services, a consortium of consultants aiding the capital market needs of emerging private and smaller public companies.

Mr. Rubinstein began his business career as a securities analyst with Shearson Hammill & Co., specializing in the electrical equipment and business services industries. After seven years as an analyst, he joined Bear Stearns & Co. where he was a Director, managing the proceeds of corporate insider securities sales. At Bear Stearns, he also managed the derivatives investments of several senior officers, as well as a few select individual clients. In 1988, Mr. Rubinstein joined Morgan Stanley & Co. where, in addition to serving corporate officers and select individual clients, he provided his expertise to private investment partnerships. Mr. Rubinstein is a graduate of Cornell University and received an MBA in Finance from New York University.

MacAllister Smith, 42, has been our President, Chief Executive Officer and Director since March 2002. Mr. Smith has over fourteen years of experience in the merchant processing industry and has held ownership positions in three companies that have been merged with public corporations. Mr. Smith was most recently Regional Vice President of Nova Information Systems (NYSE:NIS) (employed from 1996 to 1998), a $2 billion corporation and one of the three largest credit card processors in the industry. He was President and CEO of Pinnacle Financial Technologies, Inc. (employed from 1994-1998), a nationally recognized firm and a pioneer in electronic benefits transfer programs. Pinnacle Financial Technologies, Inc. merged with Nova Information Systems in 1998. Mr. Smith was also co-founder and Senior Partner of AccesServices, Inc. (“AccesServices”) (employed from 1997 to 1998). He was part of the team that designed and built a nationwide network processing switch for retail and online MasterCard, Visa, American Express and debit card transactions. AccesServices was sold to Digital Courier Technologies, Inc. (NASDAQ:DCTI) in 1999.

Kevin J. Weller, 38, has been a director since August 2002. He has been president and director of NMSI since July 2001. Mr. Weller has over fourteen of experience in the payment processing industry. His entry was in 1992 with Netcom Data Corp. (“Netcom” as a sales representative. He left Netcom in 1997. In August 1997, Mr. Weller co-founded NMSI. Since 1997, he has consistently placed NMSI at the top of Nova Information System’s MSP Program in new account acquisition. NMSI amassed over 6,000 customers prior to its acquisition by us. NMSI was also selected as 2002 Business of the Year by the St. Lawrence County Chamber of Commerce. Mr. Weller holds a degree in Business Administration from SUNY Canton. Mr. Weller is married to Nancy Weller, who is the Vice President of our subsidiary NMSI.

John M. Reeder, 64, was elected to serve on our board of directors on January 12, 2006. From 1988 to the present, he has been the president of Peter D. Watson Agency, Inc., a large real estate brokerage firm in northern Vermont. From 1969 to 1973, he served as an officer and director of the gulf-coast regional insurance group, Gulf Central Group Inc., and as president of two of its subsidiaries, Edwards Insurance Agency Inc. and Indemnity Premiums Ltd. Mr. Reeder has served on numerous nonprofit boards, including Sterling College where he also served as treasurer, and is currently on the board of directors of the National Conference on Citizenship, a congressionally chartered, Washington D.C. based organization dedicated to the promotion of civic involvement in the United States.

Harold Denton, 62, was elected to serve on our board of directors January 12, 2006. From 1991 to the present, he has served as president of General Land Abstract Company, the largest Title Insurance company in the state of New Jersey where he initially began his career there in 1981. General Land underwrote over $4 billion of Title insurance in 2004 and was acquired by First American Financial (NYSE: FAF) in the same year. Mr. Denton served as an Officer in the U.S. Navy subsequent to his graduation from the University of Michigan in 1965.

Larry Goldstein, 62, was elected to serve on our board of directors January 12, 2006. Since January 1974 to the present, Mr. Goldstein has been the president of “PIRA” (Petroleum Industry Research Associates). Mr. Goldstein is a prominent expert in the petroleum industry. He is a member of the National Petroleum Council (NPC) named by the Secretary of Energy. He is a contributor to NPC studies and has testified numerous times before various Congressional committees on legislative and regulatory issues. Mr. Goldstein is also a member of PIRINC’s Board of Trustees and is a trustee of the Scientists Institute for Public Information. For the past two years, Mr. Goldstein has been a consultant to the Iraqi Coalition Provisional Authority on energy matters. Mr. Goldstein has been involved with the energy industry since his graduation from the City College of New York.

Michael M. Greenburg, 49, was elected to serve on our board of directors January 12, 2006. He has been a practicing attorney since June of 1984. He is a 1983 graduate of Pepperdine University School of Law. He served as an editor of the Pepperdine Law Review from 1982 through 1983 and has published two articles on constitutional law issues. He has been a member of the Massachusetts Bar since June of 1984, the Federal District Court for the District of Massachusetts since May of 1985, and the United States Supreme Court since April of 1991. For the first 10 years of his practice Mr. Greenburg worked as litigation counsel for varying individual and business concerns. From 1993 to the present he has been engaged in private practice with offices in Framingham, Massachusetts, with a focus on residential real estate transactions.

Kevin Smith, 37, has been our chief operating officer since May 13, 2004. He has been president and director of PDP. Mr. Smith has over 14 years experience in the merchant processing industry. Mr. Smith was employed by Concord EFS (recently acquired by First Data Corp. (NYSE:FDC)) from 1998 to 2004, serving as its Senior Vice President of ISO Sales and COO of Concord Payment Systems, a wholly owned subsidiary of Concord EFS. Mr. Smith was responsible for the wholesale credit card processing division, which included all aspects of operations and sales. Prior to that, Mr. Smith served as Operations Director for Bancard Systems of Irvine, CA from 1991 to 1998.

Curtis James, 40, has been our Chief Financial Officer since August 2006. Mr. James was most recently vice president of corporate finance for Fidelity National Information Services and Fidelity National Financial from

November 2003 through July 2006. Fidelity National Information Services, Inc. (NYSE:FIS) is a leading provider of core financial institution processing, card issuer and transaction processing services. Prior to joining Fidelity National Financial, Mr. James was senior vice president of Finance and Accounting for Lender’s Service Inc, a $155 million processor of mortgage services. Mr. James held this position from November 2000 through May 2003.

Donald W. Gruneisen, 51, has been our chief financial officer since September 2002. He has been chief financial officer of NMSI since July 2001. Mr. Gruneisen has over 20 years of experience in the telecommunications industry, with expertise in the areas of finance, management, accounting and top executive corporate management. Mr. Gruneisen holds an MBA from Clarkson University in Accounting and Management Information Systems and is a Certified Public Accountant with twelve years experience as a corporate officer (including serving in the positions of chief executive officer/general manager). He has been the Treasurer and Director of Finance of NMSI since July 2001. From June 2000 to July 2001, Mr. Gruneisen was a consultant providing strategic guidance with specialization in billing, accounting, and tax issues associated with the telecommunications industry and financial management. From January 1999 to June 2000, he was a senior accountant at Whalen, Davey & Looney, LLP. From 1977 to 1998, he worked for Nicholville Telephone Company, a $3.5 million ESOP-owned local exchange carrier/utility. He started with Nicholville Telephone Company in 1977 as an accountant and accounting manager and ultimately became Chief Executive Officer, General Manager and Treasurer from 1990 to 1998. His duties included the management of wireless, network services and joint ventures, including the sale of interests within those areas.

Thomas Tesmer, 59, has been our chief technology officer since July 2004. Mr. Tesmer is an experienced and competent senior operations executive with more than 25 years in the transaction processing business. From October 2002 to July 2004, Mr. Tesmer was the president of Symmetrex, Inc., a processing company supporting third party clients that operated stored value card programs in the United States and foreign markets. From June 1999 to December 2002, Mr. Tesmer was the executive vice president, front end systems of Heartland Payment Systems, the second largest independent merchant acquiring processing company in the nation and where Mr. Tesmer created and implemented a stand-alone transaction processing division. From November 1996 to June 1999, Mr. Tesmer served as president and chief executive officer of Access Services, Inc., a credit card merchant payments processing corporation servicing merchant sales agencies and financial institutions nationwide. Mr. Tesmer is currently a member of the board of directors of Q Comm International, Inc., a publicly-traded technology company, which trades on the American Stock Exchange under the symbol QMM.

James Plappert, 46, has been our chief marketing officer since October 2005. Mr. Plappert has spent over 23 years in the payment systems and merchant bankcard industry, holding executive level positions in a number of prominent companies. After serving nine years as vice president of national sales for PNC/Citizens Fidelity, Mr. Plappert joined Financial Alliance Processing Services from 1992-1997. He was part of an executive team that orchestrated the sale of the company to Deluxe Corporation (NYSE:DELUXE) in 1995. He also participated in an executive buy-back of the company from Deluxe Corporation the following year. In 1997, he joined National Processing Company (NPC), which was acquired by Bank of America in 2004. As senior vice president of NPC, Mr. Plappert managed Indirect Sales of business lines for the company, which was, at the time, the second largest merchant services provider in the U.S. Mr. Plappert assumed the positions of vice chairman and director of First National Processing, Inc. in 2000. Under his direction, the company was successfully repositioned, culminating in its eventual sale to iPayment (NASDAQ:IPMT) in 2001. In 2002, Mr. Plappert served as executive vice president of First American Payment Systems, where, as an equity investor in the company, he managed merger and acquisition activities. For over eleven years, Mr. Plappert held a number of executive level board positions, including president, with the Electronic Transaction Association (ETA), the leading international trade association representing companies that offer electronic transaction products and services. He currently serves or has served on the ETA’s Industry Relations, Executive, Risk and Member Recognition Committees.

Philip Chait, 42, has been our corporate secretary since March 2002. He has also been the corporate secretary of SecurePay since March 2002. On October 14, 2005, Mr. Chait filed for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code. We do not believe that this action will have a material impact on our operations. Mr. Chait has over ten years experience in the merchant processing industry and has held an ownership position in two companies that have been sold to national corporations. He was most recently the Assistant Clerk for Nova Information Systems (NYSE: NIS). He was Vice President and COO of Pinnacle Financial Technologies, Inc., a nationally recognized firm and a pioneer in electronic benefits transfer programs. Pinnacle Financial Technologies, Inc. merged with NIS in 1998. Mr. Chait also served as CFO and Senior Partner of Access Services, Inc. His team formed, designed and built a nationwide network processing switch for MasterCard, Visa, American Express and debit card transactions. Access Services, Inc. was sold to Digital Courier Technologies, Inc. (NASDAQ: DCTI) in 1999.

None of our executive officers or directors, other than our secretary Philip Chait, is currently subject to any legal proceedings. As set forth above, on October 14, 2005, Philip Chait filed for bankruptcy protection under Chapter 7 of the U.S. Bankruptcy Code.

Board Composition

Our board of directors consists of seven (7) members. Four (4) of these directors qualify as “independent” pursuant to the rules of the NASDAQ National Market. Each of our directors was elected in accordance with our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation provides that our board of directors will be elected to one-year terms.

Committees of the Board

Our board of directors has designated an audit committee, a compensation committee, and a corporate governance committee. The members of each committee are appointed by the board of directors and serve one-year terms.

Audit Committee

Our audit committee is comprised of Hal Denton, Michael Greenburg and Jack Rubinstein. We believe that Hal Denton meets the requirements for a “financial expert” under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and is independent, as that term is defined under the NASDAQ National Market listing requirements. Our audit committee is charged with the following responsibilities:

•	the engagement, oversight and compensation of our independent public accountants;
•	reviewing the plan, scope and results of the annual audit to be conducted by our independent public accountants;
•	pre-approving services provided to us by our independent public accountants;
•

meeting periodically with our independent public accountants and our Chief Financial Officer to review matters relating to our consolidated financial statements, our accounting principles and our system of internal accounting controls; and

•	reporting its recommendations as to the approval of our consolidated financial statements to our board of directors.

Compensation Committee

Our compensation committee is comprised of John Reeder and Michael Greenburg. The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administrators our stock incentive plan. No interlocking relationship exists between our compensation committee and the compensation committee of any other company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of John Reeder and Michael Greenburg. The corporate governance committee identifies, evaluates and recommends potential board and committee members. The committee also establishes and reviews board governance guidelines.

Code of Ethics

On December 31, 2003, our board of directors adopted a code of ethics that applies to our principal executive and financial officers. We intend to file amendments, changes or waivers to the code of ethics as required by SEC rules.

EXECUTIVE COMPENSATION

The following table summarizes the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 to our Chief Executive Officer and each of our four other most-highly compensated executive officers, which we refer to as our “named executive officers,” in all capacities in which they served.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)	Securities Under Options	All Other Compensation ($)
MacAllister Smith	2005	235,808(3)	__		147,400(4)	__
President and Chief	2004	122,227(3)	__	—	116,000(5)	—
Executive Officer	2003	70,854(3)	—	—	183,667(6)	—

Kevin Weller Director and President, Northern Merchant	2005	200,000(7)	5,000	7,200	97,000(8)	__
Services Inc.	2004	200,000	3,846	11,659	101,053(9)	__
	2003	200,000	3,846	7,213	160,000(10)	__

Kevin Smith	2005	150,000(11)	__	7,200	810,750(12)	62,505(11)
Chief Operating Officer	2004	100,502	—	56,216	1,013,755(13)	__
	2003	—	—	—	—	—

Thomas Tesmer	2005	150,000(14)	__	2,539	60,750(15)	__
Chief Technical Officer	2004	72,038	__	__	1,511,660(16)	46,879(14)
	2003	__	__	__	__	__

James Plappert	2005	37,692(17)	__	__	509,692(18)	__
Chief Marketing Officer	2004	__	__	__	__	__
	2003	__	__	__	__	__

Philip Chait	2005	133,688	__	__	36,000(20)
Secretary	2004	122,227	—	—	16,316(21)	—
	2003	70,854(19)	—	—	25,833(22)	—

___________________

(1)	The figures reported in the bonus column represent amounts earned and accrued for each year.
(2)

Other than as disclosed herein, the aggregate amount of any perquisites or other personal benefits for any individual executive officer was less than $50,000 or 10% of the total annual salary and bonus for such officer, and is therefore not included in the above table.

(3)

Mr. Smith received annual compensation of $240,000 commencing January 1, 2006. On July 5, 2005, the board of directors approved the issuance to Mr. Smith of 3,583,756 shares of our restricted common stock as compensation for his services associated with successful acquisitions and in consideration of a waiver of prior rights to stock issuances under previous agreements including but not limited to his rights under the 2002 SecurePay acquisition agreement. The issuance of these additional shares was triggered upon the closing of the Charge.com merger consummated under Mr. Smith’s direction but have not yet been issued. These includes payments to Chasm Holdings for management services which are attributed to him. Chasm Holdings is 50% owned by Catherine Brannon who is the sister of MacAllister Smith. The other 50% owner is Barbara Klein, Phillip Chait’s sister.

(4)	During calendar year 2005, Mr. Smith was awarded options to purchase 147,400 shares of common stock at the exercise price of $1.20.
(5)	During calendar year 2004, Mr. Smith was awarded options to purchase 116,000 shares of common stock at the exercise price of $0.95.
(6)	During calendar year 2003, Mr. Smith was awarded options to purchase 183,667 shares of common stock at the exercise price of $0.60.
(7)

Nancy Smith-Weller is Kevin Weller’s wife and vice president of our subsidiary NMSI. Mrs. Smith-Weller earns a salary of $150,000 per year. On July 5, 2005, the board of directors approved the issuance to Mr. Weller of 25,000 shares of our restricted common stock and to Mrs. Smith-Weller of 20,000 shares of our restricted common stock as compensation for their services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger.

(8)

During calendar year 2005, Mr. Weller was awarded options to purchase 97,000 shares of common stock at the exercise price of $1.20. Mrs. Smith-Weller, the wife of Mr. Weller, was awarded options to purchase 31,500 shares of common stock at the exercise price of $1.20.

(9)

During calendar year 2004, Mr. Weller was awarded options to purchase 111,053 shares of common stock at the exercise price of $0.95. Mrs. Smith-Weller, the wife of Mr. Weller, was awarded options to purchase 32,368 shares of common stock at the exercise price of $0.95.

(10)

During calendar year 2003, Mr. Weller was awarded options to purchase 160,000 shares of common stock at the exercise price of $0.60. Mrs. Smith-Weller, the wife of Mr. Weller, was awarded options to purchase 51,250 shares of common stock at the exercise price of $0.60.

(11)

On July 5, 2005, the board of directors approved the issuance to Mr. K. Smith or to a trust of his choice of 80,000 shares of our restricted common stock as compensation for their services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger but have not yet been issued. In addition, Mr. K. Smith is entitled to receive 200,000 shares of our common stock, pursuant to his employment agreement, 94,436 of which already have been issued. Although authorized, the remaining 105,564 shares have not been issued yet. During calendar year 2005, Mr. K. Smith was issued 50,004 shares of our restricted common stock, which we have valued at $62,505. During calendar year 2004, Mr. K. Smith was issued 44,432 shares of our restricted common stock.

(12)

During calendar year 2005, Mr. K. Smith was awarded options to purchase an aggregate of 810,750 shares of common stock, as follows: 60,750 at the exercise price of $1.20, 750,000 at the exercise price of $1.00.

(13)

During calendar year 2004, Mr. K. Smith was awarded options to purchase an aggregate of 1,013,755 shares of common stock, as follows: 250,000 at the exercise price of $1.50, 250,000 at the exercise price of $1.75, 250,000 at the exercise price of $2.00, 250,000 at the exercise price of $2.25, 13,755 at the exercise price of $0.95.

(14)

On July 5, 2005, the board of directors approved the issuance to Mr. Tesmer or to a trust of his choice of 55,000 shares of our restricted common stock as compensation for their services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger but have not yet been issued. In addition, Mr. Tesmer is entitled to receive 150,000 shares of our common stock, pursuant to his employment agreement, 62,493 of which already have been issued. Although the remaining 87,507 shares have not been issued yet, such issuance has been authorized. During calendar year 2005, Mr. Tesmer was issued 37,502 shares of our restricted common stock, which we have valued at $46,879. During calendar year 2004, Mr. Smith was issued 24,991 shares of our restricted common stock.

(15)	During calendar year 2005, Mr. Tesmer was awarded options to purchase 60,750 shares of common stock at the exercise price of $1.20.
(16)

During calendar year 2004, Mr. Tesmer was awarded options to purchase an aggregate of 1,511,660 shares of common stock, as follows: 500,000 at the exercise price of $1.50, 500,000 at the exercise price of $2.25, 500,000 at the exercise price of $3.00, 11,660 at the exercise price of $0.95.

(17)

Mr. Plappert’s employment contract provided for the issuance to Mr. Plappert or to a trust of his choice of 250,000 shares of our restricted common stock as compensation for their services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger but have not yet been issued.

(18)

During calendar year 2005, Mr. Plappert was awarded options to purchase an aggregate of 509,692 shares of common stock, as follows: 9,692 at the exercise price of $1.20, 250,000 at the exercise price of $1.00, 250,000 at the exercise price of $1.00, to vest when the initial breakeven milestone in relation to the Aircharge merger is met, which event has not yet occurred.

(19)

Mr. Chait received annual compensation of $70,854 in 2003. These includes payments to Chasm Holdings for management services which are attributed to him. Chasm Holdings is 50% owned by Catherine Brannon who is the sister of MacAllister Smith. The other 50% owner is Barbara Klein, Phillip Chait’s sister.

(20)	On December 31, 2005 Philip Chait was awarded options to purchase 36,000 shares of common stock at an exercise price of $1.20.
(21)	On December 31, 2004, Mr. Chait was awarded options to purchase 16,316 shares of common stock at an exercise price of $0.95.
(22)	On December 31, 2003 Mr. Chait was awarded options to purchase 25,833 shares of common stock at an exercise price of $0.60.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted under our stock incentive plan in 2005 to each of our named executive officers.

Option/Sar Grants In Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted in Fiscal Year	Exercise or Base Price	Expiration Date

MacAllister Smith President and Chief Executive Officer	40,800 options 40,800 options 40,800 options 25,000 options	2.5%	$1.20 per share	January 1, 2011 January 1, 2012 January 1, 2013 January 1, 2011
Kevin Weller Director and President of Northern Merchant Services Inc.	24,000 options 24,000 options 24,000 options 25,000 options	1.7%	$1.20 per share	January 1, 2011 January 1, 2012 January 1, 2013 January 1, 2011
Kevin Smith Chief Operating Officer and President of Pipeline Data Processing, Inc	750,000 options 83,333 options 83,333 options 83,333 options 83,333 options 83,333 options 83,333 options 83,333 options 83,333 options 83,334 options 83,334 options 83,334 options 83,334 options 20,250 options 20,250 options 20,250 options	32.6%	$1.00 $1.50 $1.75 $2.00 $2.25 $1.50 $1.75 $2.00 $2.25 $1.50 $1.75 $2.00 $2.25 $1.20 $1.20 $1.20 per share

July 5, 2010
May 13, 2010
May 13, 2010
May 13, 2010
May 13, 2010
May 13, 2011
May 13, 2011
May 13, 2011
May 13, 2011
May 13, 2012
May 13, 2012
May 13, 2012
May 13, 2012
January 1, 2011
January 1, 2012
January 1, 2013

Thomas Tesmer Chief Technical Officer	20,250 options 20,250 options 20,250 options 166,666 options 166,666 options 166,666 options 166,667 options 166,667 options 166,667 options 166,667 options 166,667 options 166,667 options	26.6%	$1.20 $1.20 $1.20 $1.50 $2.25 $3.00 $1.50 $2.25 $3.00 $1.50 $2.25 $3.00 per share	January 1, 2011 January 1, 2012 January 1, 2013 July 1, 2010 July 1, 2010 July 1, 2010 July 1, 2011 July 1, 2011 July 1, 2011 July 1, 2012 July 1, 2011 July 1, 2011

James Plappert Chief Marketing Officer	3,231 options 3,231 options 3,230 options 83,333 options 83,333 options 83,334 options 83,333 options 83,333 options 83,334 options	8.7%	$1.20 $1.20 $1.20 $1.00 $1.00 $1.00 $1.00 $1.00 $1.00 per share	January 1, 2011 January 1, 2012 January 1, 2013 January 1, 2011 January 1, 2012 January 1, 2012 Milestone not yet met Milestone not yet met Milestone not yet met
Philip Chait Secretary	12,000 options 12,000 options 12,000 options	0.6%	$1.20 per share	January 1, 2011 January 1, 2012 January 1, 2013

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 2005.

Name	Shares Acquired on Exercise (No.)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2005 Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options at 2005 Fiscal year-End($)(1) Exercisable/Unexercisable

MacAllister Smith President and Chief Executive Officer	None	None	639,210/254,523	$426,058 / $37,992
Kevin Weller	None	None	268,452/186,269	$153,885/$31,660
Kevin Smith	None	None	1,087,917/736,588	$113,417/ $1834
Thomas Tesmer	None	None	503,885/1,068,525	$777/ $1,555
James Plappert	None	None	-0-/509,692	$-0- / $75,000
Philip Chait	None	None	22,661/55488	$10,560 / $6,911

Stock Plan

On January 12, 2006, our stockholders approved our 2005 Stock Incentive Plan. The purposes of 2005 Stock Incentive Plan are to encourage ownership of Stock by eligible persons and to motivate eligible persons to exert their best efforts on our behalf, which is expected to benefit our stockholders by associating the interests of eligible persons with our stockholders and by enabling us to attract and retain personnel of the best available talent through the opportunity to share in the increased value of our common stock. All directors, officers, employees, consultants, advisors, agents, independent contractors or independent sales or service organizations providing us with services are eligible to participate in the 2005 Incentive Stock Plan. The 2005 Incentive Stock Plan is administered by a committee of non-employee directors designated by the Board of Directors. The 2005 Incentive Stock Plan provides for grants of options to purchase our common stock and restricted stock. Options vest and become exercisable at such times and upon such terms and conditions as determined by a committee designated by our Board of Directors. In general, the per share exercise price for any option may not be less than the fair market value of a share of our common stock on the date of grant. Both incentive and non-qualified stock options may be granted under the 2005 Incentive Stock Plan. The 2006 Incentive Stock Plan terminates on January 11, 2016 and no more than 10,000,000 shares of our common stock may be granted pursuant to the plan.

Compensation of Directors

We pay our independent directors $1,500 for each board meeting they attend that is within 75 miles of the director’s home and $2,000 for each board meeting they attend that is more that 75 miles from the director’s home. We pay independent director’s $200 per hour for meetings held by conference call. We reimburse travel and incidental expenses and issue independent directors annual options to purchase 30,000 shares of our common stock at the then current market price. Payments to our other directors are as follows:

Mr. Jack Rubinstein, our chairman of the board, is entitled to receive an incentive bonus and a performance bonus annually, as determined by the Board as well as a performance bonus for services rendered since 2002 of up to $180,000, payable in cash or in kind. On July 31, 2005, the board of directors awarded Mr. Rubinstein 580,000 shares of our restricted common stock as compensation from 2002 through September as a performance bonus. On July 31, 2005, Mr. Rubinstein was issued 100,000 shares of restricted common stock as repayment of an accrued officer payable of $50,000. For his services as a director for the year ended December 31, 2005, Mr. Rubinstein was issued options to purchase 40,000 shares of our common stock at an exercise price of $1.20 per share. These shares expire on January 11, 2011.

Messrs. MacAllister Smith and Kevin Weller receive compensation for services rendered as our employees and officers. For their services as directors for the year ended December 31, 2005, they each were issued options to purchase 25,000 shares of our common stock at an exercise price of $1.20 per shares. These shares expire on January 11, 2011. These option issuances are also reflected in the Summary Compensation Table contained in this prospectus.

Option terms are suspended for the periods of time during which directors may not exercise them, for example, due to contractual black-out periods.

Employment Contracts

MacAllister Smith is our chief executive officer. He has entered into a written employment contract effective January 1, 2006, pursuant to which he will be paid a salary of $240,000 and will be entitled to receive an incentive bonus up to an amount equal to his salary and a performance bonus as determined by the Board of Directors. Mr. Smith will be issued 3,583,756 shares of our restricted common stock as compensation for his services associated with successful acquisitions, the completion of a successful merger and the waiver of prior rights to stock issuances under previous agreements including but not limited to such rights under the 2002 SecurePay acquisition agreement.

Pursuant to a written employment agreement, dated August 26, 2002, Mr. Kevin Weller was named a director of our company and president of our subsidiary NMSI. He is paid a salary of $200,000 per annum and is entitled to receive an incentive bonus up to an amount equal to his salary and a performance bonus as determined by the Board of Directors, upon meeting or exceeding certain financial, sales or other goals set forth by the Board of Directors. Mr. Weller’s employment agreement has a term of four years.

Pursuant to a written employment agreement, dated August 26, 2002, Ms. Nancy Smith-Weller was named vice-president of our subsidiary NMSI. She is paid a salary of $150,000 per annum and is entitled to receive an incentive bonus up to an amount equal to her salary and a performance bonus as determined by the Board of Directors, upon meeting or exceeding certain financial, sales or other goals set forth by the Board of Directors. Ms. Smith-Weller’s employment agreement has a term of four years.

Pursuant to a written employment agreement, dated April, 2004, Mr. Kevin Smith was named our chief operating officer and president of our subsidiary PDP. He is paid a salary of $150,000 per annum. Mr. Smith was granted 200,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,000,000 options issued in 250,000 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. One-third of the options shall vest on the first anniversary date of the employment agreement, one-third shall vest on the second anniversary of the date of the agreement and one-third of which shall vest on the third anniversary of the date of the agreement. The term of the options shall be 5 years from vesting. Mr. Smith may also receive up to 1,000,000 options based on milestones including on-budget operations and the profitable implementation of our ISO division. The exercise price of the options shall be based on the trailing 5 day average stock price of our common stock on the date of the award. Mr. Smith’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated July 1, 2004, Mr. Thomas Tesmer was named our chief technology officer. He is paid a salary of $150,000 per annum. Mr. Tesmer was granted 150,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,500,000 options in 500,000 lots at strike prices of $1.50, $2.25 and $3.00, respectively. The first 500,000 option lot vests on the first three anniversary date of the employment agreement, the next 500,000 lot vests on the second anniversary of the date of agreement and the third 500,000 option lot vests on the third anniversary of the date of agreement. The term of the options shall be 5 years from vesting. Mr. Tesmer’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated October 1, 2005, Mr. James Plappert was named our chief marketing officer. He is paid a salary of $150,000 per annum. He was also issued options to purchase the Company’s common stock with a value, equal to 25% of the monthly profit from the Aircharge subsidiary, up to a maximum of 500,000 Options. The strike price shall be the trailing 5 day average stock price of the Company common stock on the date of the award but, in any event, shall not be less than $1.00. He was also issued 250,000 options at a strike price of $1.00, which vest over three years. Mr. Plappert was also issued 250,000 options with a strike price of $1.00, to be awarded for meeting the initial breakeven milestone in relation to the Aircharge merger. Options will be granted immediately following the first breakeven month whether before or after the milestone referenced in the Supplemental Agreement. In addition and as an incentive, at the sole discretion of the CEO, we may pay the Mr. Plappert up to 250,000 Options, the strike price of which shall be the trailing 5 day average stock price of the Company common stock on the date of the award.

Pursuant to a written employment agreement dated September 30, 2005, Mr. Robert Wallace was named co-president of our subsidiary Aircharge. He is paid a salary of $100,000 per annum with a bonus based on net income of the subsidiary of up to $20,000 per month and up to $240,000 per year. Mr. Wallace was issued 500,000 options in 62,500 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. One-third of the options vests on the first three anniversary date of the employment agreement, the next one-third vests on the second anniversary of the date of agreement and the third one-third vests on the third anniversary of the date of agreement. The term of the options shall be 5 years from vesting. Mr. Wallace’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated September 30, 2005, Mr. Richard Hoffman was named co-president of our subsidiary Aircharge. He is paid a salary of $100,000 per annum with a bonus based on net income of the subsidiary of up to $20,000 per month and up to $240,000 per year. Mr. Wallace was issued 500,000 options in 62,500 lots at strike prices of $1.50, $1.75, $2.00 and $2.25, respectively. One-third of the options vests on the first three anniversary date of the employment agreement, the next one-third vests on the second anniversary of the date of agreement and the third one-third vests on the third anniversary of the date of agreement. The term of the options shall be 5 years from vesting. Mr. Hoffman’s employment agreement has a term of three years.

Pursuant to a written employment agreement dated December 21, 2005, Mr. Gregory Danzig was named president of our subsidiary Charge.com. He is paid a salary of $150,000 per annum with yearly increases based on the United States Consumer- Price Index published by the Bureau of Labor Statistics, United States Department of Labor. Mr. Danzig will be awarded options to purchase our common stock, in accordance with our option plan in an amount no less favorable than the options provided to any executive officer of Pipeline or any executive officer of any subsidiary of Pipeline.

Pursuant to a written employment agreement dated June 30, 2006, Mr. Curtis James was hired to be our chief financial Officer effective August 17, 2006. He is paid a salary of $150,000 per annum. A sign-on bonus of $25,000 and 60,000 shares of our restricted common stock, 30,000 of which shall vest on September 30, 2006 and 30,000 of which shall vest on December 31, 2006. Mr. James was also awarded six hundred seventy five hundred thousand options to purchase our common stock, one-third of which shall vest on the first anniversary date of his employment agreement, one-third of which shall vest on the second anniversary of the date of his employment agreement and one-third of which shall vest on the third anniversary of the date of his employment agreement. The term of these options are 5 years from vesting. These options shall be issued in lots of 225,000, each lot being issued at the following respective strike prices: $1.50, $1.75 and $2.00.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

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The following table sets forth information concerning ownership of shares of our common stock outstanding at September 30, 2006, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each director and director nominee; (iii) each of the executive officers named in the summary compensation table; and (iv) all our directors and executive officers as a group.

Address of Beneficial Owner (1)	Shares Beneficially Owned Before Offering (2)	Percentage of Class (2)
MacAllister Smith 1515 Hancock St, Suite 301 Quincy, MA 02169-5243	6,178,508(3)	13.2%
Chasm Holdings, Inc. 1515 Hancock St., Suite 301 Quincy, MA 92606	4,946,465(4)	10.5%
David Danzig 168 Thompson Street, Apt. 1 New York, NY 10012	4,699,029(5)	10.0%
Gregory Danzig 10950 Redhawk Street Plantation, FL 33324	4,699,029(6)	10.0%
Kevin J Weller 301 County Route 53 Brasher Falls, NY 13613	2,946,000(7)	6.3%
Nancy Smith Weller 301 County Route 53 Brasher Falls, NY 13613	2,950,000(8)	6.3%

Kent Stiritz 191 Park Avenue Arlington MA 02476	2,211,764	4.7%
Jack Rubinstein 370 Clayton Road Scarsdale, NY 10583	2,009,075(9)	4.3%
Lane P. Gordon 9 Mountainview Drive Framingham, MA 01701	1,470,588(10)	3.1%
Harold Denton 363 Wertsvill Rd Ringoes, NJ 08551	426,665	*
Kevin Smith 405 Joanna Tae Court Alpharetta, GA 30004	316,500(11)	*

James L. Plappert 8 Anchorage Pointe Louisville, KY 40223	250,500(12)	*
John Reeder 828 N Shore Road Greensboro, VT 05841	122,000	*
Michael M. Greenberg Director 31 Broken Tree Rd Medway, MA 02053	121,847	*
Thomas W. Tesmer 835 Jacobs Ridge Lane Cumming, GA 30040	205,000(13)	*
Philip E. Chait 14 Jean Road Arlington, MA 02474	272,586(14)	*
Larry Goldstein Director 18 Johns Road – Strongs Neck Setauket, NY 11733	0	*
All Directors and Executive Officers as a Group (18 persons)		44.0%

___________________

*	less than one percent.
(1)	Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by it, unless otherwise indicated.
(2)	Based upon 46,904,072 shares of our common stock outstanding at September 30, 2006.

(3)

On July 5, 2005, the board of directors approved the issuance to Mr. Smith of 3,583,756 shares of our restricted common stock as compensation for his services associated with successful acquisitions and in consideration of a waiver of prior rights to stock issuances under previous agreements including but not limited to his rights under the 2002 SecurePay acquisition agreement. The issuance of these additional shares was triggered upon the closing of the Charge.com merger consummated under Mr. Smith’s direction.

(4)	Chasm Holdings is 50% owned by Catherine Brannon who is the sister of MacAllister Smith. The other 50% owner is Barbara Klein, Philip Chait’s sister.
(5)	Based on a Schedule 13D filed by David Danzig on December 30, 2005.
(6)

Based on a Schedule 13D filed by Gregory Danzig and Kauai Investment Holdings, LLC on December 30, 2005. Kauai Investment Holdings, LLC is a Florida limited liability company with a principal business address at 10950 Redhawk Street, Plantation, FL 33324. Gregory Danzig is the sole officer and manager of Kauai Investment Holdings, LLC and exercises sole voting power and dispositive power with regard to the shares.

(7)

Nancy Smith-Weller, Kevin Weller’s wife, beneficially owns 2,950,000 shares of common stock. Mr. Weller disclaims beneficial ownership of the shares held by Mrs. Weller, except to the extent of his pecuniary interest therein.

(8)

Kevin Weller, Nancy Smith-Weller’s husband, beneficially owns 2,946,000 shares of common stock. Mrs. Weller disclaims beneficial ownership of the shares held by Mr. Weller, except to the extent of her pecuniary interest therein.

(9)	Fali Rubinstein, Mr. Rubinstein’s wife, beneficially owns 201,500 shares of common stock, which such amount has been attributed to Mr. Rubinstein and included in this table.
(10)	Lisa Gordon, Mr. Gordon’s wife, beneficially owns 11,500 shares of common stock, which such amount has been attributed to Mr. Gordon and included in this table.
(11)

On July 5, 2005, the board of directors approved the issuance to Mr. K. Smith or to a trust as he directs 80,000 shares of our restricted common stock as compensation for his services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger.

(12)

Mr. Plappert’s employment contract provided for the issuance to Mr. Plappert or to a trust of his choice of 250,000 shares of our restricted common stock as compensation for their services associated with successful acquisitions.

(13)

On July 5, 2005, the board of directors approved the issuance to Mr. Tesmer or to a trust as he directs 55,000 shares of our restricted common stock as compensation for his services associated with successful acquisitions. The issuance of these additional shares was triggered upon the closing of the Charge.com merger.

(14)

Tracy Chait, Mr. Chait’s wife, beneficially owns 134,286 shares of common stock, which such amount has been attributed to Mr. Chait and included in this table. Juliette Chait, Mr. Chait’s minor daughter, beneficially owns 18,300 shares of common stock, which such amount has been attributed to Mr. Chait and included in this table.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease our Brasher Falls, NY offices from Kevin Weller, our director and president of our subsidiary NMSI, and Nancy Weller, vice president of our subsidiary NMSI. Our original lease, effective September 1, 2002, had a term of 1 year and automatically renewed unless canceled due to just cause. The lease provided for monthly rental payments of $1,000, with the ability to raise the monthly rental upon thirty days written notice based on the state of the economy. This lease was terminated in January 2006 when our Company’s offices were relocated to 3 West Main Street in Brasher Falls, N.Y. On January 1, 2006 we entered into a lease agreement with Weller Enterprises, owned by our director Kevin Weller and the vice president of our NMSI subsidiary, Nancy Weller, for the lease of 5,578 square feet at 3 West Main Street, Brasher Falls, New York. The lease has a term of 5 years and renews annually upon 60 days written notice unless canceled due to just cause. The lease provides for monthly rental payments of $3,000.

On March 8th, 2002, Jack Rubinstein, our Chairman of the Board, lent our company $100,000 for working capital purposes. The promissory note evidencing this transaction has a term of one year and bears simple interest at the rate of 8%. The principal and interest of the note is convertible into common stock of Pipeline at $2.80 per share. Upon conversion, Mr. Rubinstein shall receive warrants equal to 100% of the number of shares converted with minimum warrant issuance of 1,000,000 shares. On March 8, 2003, the note was renegotiated and the term was extended to March 8, 2005. On December 31, 2004 the note plus accrued interest of $22,088.95 was converted to 348,824 shares of our common stock and the expiration date of the warrants was extended to March 8, 2008.

Chasm Holdings, a stockholder holding approximately 17.5% of outstanding common stock prior to this offering, is 50% owned by Catherine Brannon, who is the sister of MacAllister Smith, our chief executive officer. The other

50% owner is Barbara Klein, who is the sister of Philip Chait, our secretary. MacAllister Smith is the president of Chasm Holdings.

As of December 31, 2005, our company had issued $1,117,423 in 8% convertible notes. Of that amount, $0 is outstanding as of June 30, 2006.

Certain of the transactions described above were approved at a time in which we did not have a majority of the independent directors as required by NASD rules. Due to the lack of independent directors, certain of such transactions may have presented a conflict of interest for some of the directors who approved the transactions. We believe, however, that the transactions were fair and comply with Section 144 of the Delaware General Corporation Law and that they were in our best interests. It is our current policy that all transactions between us and any of our officers, directors, 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

DESCRIPTION OF THE TRANSACTIONS

This prospectus relates to the resale by the selling security holders, for their own account, of up to an aggregate of 49,418,134 shares of our common stock issuable upon the conversion of convertible notes and upon the exercise of warrants issued in connection with a $37 million dollar financing to a group of institutional investors. (The 49,418,134 shares include 11,100,000 shares issuable upon the exercise of warrants, 28,434,507 shares issuable upon the conversion of convertible promissory notes and an additional 25% of the aggregate number (9,883,627 shares) as required by the registration rights agreement between our company and the Selling Stockholders.) The lead investor in this financing was Centrecourt Asset Management LLC and the financing is referred to herein as the “Centrecourt Financing.”

Under the terms of the convertible notes, we are obligated to pay interest of 8% per annum on the outstanding principal amount of the convertible notes, payable quarterly in arrears beginning on October 2, 2006. The outstanding principal and accrued but unpaid interest is due on June 29, 2010. The convertible notes are convertible into shares of common stock of the Company at $1.30 per share. In addition, the terms of the notes provide that upon conversion a holder may not beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion subject to certain exceptions.

We granted warrants to purchase 11,100,000 shares of our common stock at an exercise price of $1.40 per share to investors in the Centrecourt Financing and provide for a cashless exercise. In addition, the warrant provides for adjustments to the number of shares underlying each warrant upon the occurrence of certain events including a stock dividend, stock split or subsequent equity sales at price lower than the exercise price of the warrant. The warrants expire on June 28, 2011.

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We used the proceeds of the Centrecourt Financing to repay a $15 million promissory note issued to Sheridan Capital Advisors, LLC and a $2 million convertible promissory note issued to CAMOFI Master LDC, and to fund the purchase of Valadata, Inc. and Paynet Systems, Inc. The balance of the proceeds will be used for working capital. We paid a $1,450,000 placement agent fee to The Maxim Group, LLC and 1,750,000 warrants to purchase our common stock at $1.75 per share in connection with this transaction.

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SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the Selling Stockholders prior to the offering contemplated by this prospectus, the number of shares each Selling Stockholder is offering by this prospectus and the number of shares which each Selling Stockholder would own beneficially if all such offered shares are sold. The Selling Stockholders acquired their beneficial interests in the shares being offered hereby in transactions described under the heading “Description of the Transactions.” None of the Selling Stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Stockholders has acquired its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. All Selling Stockholders are qualified institutional buyers, expect for G. Tyler Runnels & Jasmine Niklas Runnels TTEES, which is an accredited investor.

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned after the Offering	Percentage of Common Stock Owned After the Offering
CAMOFI Master LDC[1]	12,803,769	12,803,769	0	0%
G. Tyler Runnels & Jasmine Niklas Runnels TTEES[2]	267,308	267,308	0	0
Highbridge International LLC[3]	1,336,508	1,336,508	0	0
Iroquois Master Fund Ltd.[4]	1,069,231	1,069,231	0	0
Midsummer Investment, LLC[5]	8,553,846	8,553,846	0	0
Premier RENN US Emerging Growth Fund Limited[6]	534,615	534,615	0	0
Renaissance: Premier RENN US Emerging Growth Fund Limited[7]	534,615	534,615	0	0
Renaissance: Renaissance Capital Growth & Income Fund III, Inc.[8]	534,615	534,615	0	0
Renaissance: Renaissance US Growth Investment Trust PLC[9]	1,603,846	1,603,846	0	0
Renaissance: US Special Opportunities Trust PLC[10]	1,603,846	1,603,846	0	0
Rockmore Investment Master Fund Ltd.[11]	1,069,231	1,069,231	0	0
Satellite Credit Opportunities Fund, Ltd[12]	8,553,846	8,553,846	0	0

Sheridan Opportunity Fund, L.P.[13]	1,069,231	1,069,231	0	0
Total ====	39,534,507 ========	39,534,507 ========

(1)          This is estimated based on a convertible note in the amount of $12,000,000 and 3,600,000 warrants. A Schedule 13G regarding this transaction was filed by Richard Smithline, Centrecourt Asset Management LLC and CAMOFI Master LDC on June 29, 2006. The Schedule 13G states that CAMOFI Master LDC currently holds an aggregate of 13,802,577 shares including those underlying Convertible Notes and warrants, which have not yet been converted or exercised. The reflected percentage is the difference between the amount reported and the shares we have estimated to be sold in this offering.

(2)          This is estimated based on a convertible note in the amount of $250,000 and 75,000 warrants.

(3)          This is estimated based on a convertible note in the amount of $1,250,000 and 375,000 warrants.

(4)          This is estimated based on a convertible note in the amount of $1,000,000 and 300,000 warrants.

(5)          This is estimated based on a convertible note in the amount of $8,000,000 and 2,400,000 warrants.

(6)          This is estimated based on a convertible note in the amount of $500,000 and 150,000 warrants.

(7)          This is estimated based on a convertible note in the amount of $500,000 and 150,000 warrants.

(8)          This is estimated based on a convertible note in the amount of $500,000 and 150,000 warrants.

(9)          This is estimated based on a convertible note in the amount of $1,500,000 and 450,000 warrants.

(10)        This is estimated based on a convertible note in the amount of $1,500,000 and 450,000 warrants.

(11)        This is estimated based on a convertible note in the amount of $1,000,000 and 300,000 warrants.

(12)        This is estimated based on a convertible note in the amount of $8,000,000 and 2,400,000 warrants.

(13)        This is estimated based on a convertible note in the amount of $1,000,000 and 300,000 warrants.

No Selling Stockholder is an affiliate or is controlled by our affiliates. None of the Selling Stockholders has or had a material relationship with us or any of our predecessors or affiliates for the past three years except as described elsewhere in this prospectus and in our SEC filings and reports.

FULL LEGAL NAME OF NATURAL CONTROL PERSON OF CERTAIN BENEFICIAL OWNERS

Based solely upon the information available to us, the following table sets forth certain information regarding beneficial ownership of our securities as of June 29, 2006 by each natural person known by us who, directly or indirectly, alone or with others, has sole or shared voting or investment control over of the securities covered by this Registration Statement:

NAME OF BENEFICIAL OWNER	NATURAL CONTROL PERSON(S)
CAMOFI Master LDC	Richard Smithline, Director
G. Tyler Runnels & Jasmine Niklas Runnels TTEES, The Runnels Family Trust	Mr. G. Tyler Runnels, Trustee
Highbridge International LLC	Messers. Ari Storch and Adam Chill
Iroquois Master Fund Ltd.	Mr. Joshua Silverman, Authorized Signatory
Midsummer Investment, LLC	Mr. Michel Amsalem and Mr. Scott Kaufman
Premier RENN US Emerging Growth Fund Limited	Mr. Russell Cleveland, President, RENN Capital Group, Inc., Investment Advisor
Renaissance: Premier RENN US Emerging Growth Fund Limited	Mr. Russell Cleveland, President, RENN Capital Group, Inc., Investment Advisor
Renaissance: Renaissance Capital Growth & Income Fund III, Inc.	Mr. Russell Cleveland, President
Renaissance: Renaissance US Growth Investment Trust PLC	Mr. Russell Cleveland, President, RENN Capital Group, Inc., Investment Advisor
Renaissance: US Special Opportunities Trust PLC	Mr. Russell Cleveland, President, RENN Capital Group, Inc., Investment Advisor
Rockmore Investment Master Fund Ltd.	Mr. Bruce Bernstein
Satellite Credit Opportunities Fund, Ltd	Messers. Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin, Managing Members
Sheridan Opportunity Fund, L.P	Mr. Jefferey Marron

DESCRIPTION OF SECURITIES

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Our authorized capital stock consists of 150,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of September 30, 2006, a total of 46,282,920 shares of our common stock were outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

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Common Stock

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

Our common stock is currently quoted on the NASD OTCBB under the symbol “PPDA.OB”. We have applied to have our common stock approved for trading on the American Stock Exchange under the symbol “PPD”, subject to notice of issuance.

Preferred Stock

As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company by acting as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred stock with rights that may trump those of its common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock stockholders from initiating a change in control of our company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

Laurus Master Fund, Ltd. Warrant

On February 27, 2004, June 16, 2004, August 31, 2004 and March 11, 2005, we issued warrants to Laurus Master Fund, Ltd. to purchase up to an aggregate of 1,450,000 shares of our common stock pursuant to a private placement transaction with Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. may exercise the warrant for 500,000 shares through February 27, 2011, the warrant for 250,000 shares through June 16, 2011, the warrant for 600,000 shares through August 31, 2011 and the warrant for 100,000 shares through March 11, 2012. The exercise price under the warrant is as follows: a price of $1.25 per share for the first 166,667 shares acquired upon exercise of the warrant; a price of $1.50 per share for the next 166,667 shares acquired upon exercise of the warrant; and a price of $1.75 per share for the third 166,666 shares. The warrant for 600,000 shares may be exercised at a price of $1.40 per share and the warrant for the 100,000 shares may be exercised at a price of $1.25 per share. The warrant for 600,000 shares and the warrant for 100,000 shares may not be exercised on a cashless basis. The terms of the warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus Master Fund, Ltd. may waive the 4.99% limitation upon 75 days’ prior written notice to us.

The Centrecourt Financing Convertible Notes

Under the terms of the convertible notes, we are obligated to pay interest of 8% per annum on the outstanding principal amount of the convertible notes, payable quarterly in arrears beginning on October 2, 2006. The outstanding principal and accrued but unpaid interest is due on June 29, 2010. The convertible notes are convertible into shares of common stock of the Company at $1.30 per share. In addition, the terms of the notes provide that upon conversion a holder may not beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion subject to certain exceptions.

So long as any portion of the convertible notes is outstanding, we may not incur any indebtedness for borrowed money of any kind, excluding certain permitted indebtedness which includes certain purchase money indebtedness incurred in connection with the acquisition of capital assets subject to certain financial conditions and indebtedness approved by a majority of holders of our convertible notes. In addition, If the Company pays a stock dividend, effects a stock spilt or reverse stock split or reclassifies its shares of common stock, the conversion price of the convertible notes shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event. In the event that the Company issues shares of common stock at a purchase price less than the conversion price of the convertible notes, the notes will become subject to a reduced conversion price.

The Centrecourt Financing Warrant

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We granted warrants to purchase 11,100,000 shares of our common stock at an exercise price of $1.40 per share to investors in the Centrecourt Financing and provide for a cashless exercise. In addition, the warrant provides for adjustments to the number of shares underlying each warrant upon the occurrence of certain events including a stock dividend, stock split or subsequent equity sales at price lower than the exercise price of the warrant. The warrants expire on June 28, 2011.

We granted The Maxim Group, LLC 1,750,000 warrants to purchase our common stock at $1.75 per share as partial consideration in connection with this transaction. The Maxim warrants cannot be exercised on a cashless basis.

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Registration Rights Agreement

On June 29, 2006, we entered into a Registration Rights Agreement with each of the holders of our convertible notes and warrants issued in connection with Centrecourt Financing to register the underlying common stock thereunder. The Registration Rights Agreement provides that we will file a registration statement with the SEC within 45 days of June 29, 2006. The Registration Rights Agreement requires us to register an amount of Common Stock equal to 125% of the Registrable Securities which as defined under the Registration Rights Agreement includes the shares of our common stock issuable upon the conversion of the convertible note and the exercise of the warrants to purchase 11,100,000 shares of common stock at $1.40 per share.

If we does not comply with certain requirements relating to the filing the registration statement or maintaining its effectiveness, we are required to pay each holder monthly in cash as partial liquidated damages 1.25% of the aggregate purchase price paid by such holder for the convertible notes and warrants.

Convertible Notes

As of December 31, 2005, our company had issued $1,117,423 in 8% convertible notes. Of that amount, $371,250 was outstanding as of December 31, 2004. The outstanding notes have a two year term, accrue interest at the annual interest rate of 8% and have 33% warrant coverage at a conversion price of $.35 per share. Beginning November 1, 2003 the conversion price was $.50 per share. As of January 2004, the conversion price was $0.65 per share and as of March 8, 2004, the conversion price was $1.00 per share.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	Any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder or the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Bylaw Provisions. Our amended and restated certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our Chief Executive Officer.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be received in writing by our Secretary not less than [150] days prior to the meeting. The notice must contain certain information specified in the bylaws.

Limitation of Director Liability. Our amended and restated certificate of incorporation limits the liability of our directors (in their capacity as directors but not in their capacity as officers) to our stockholders or to us to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements. Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Listing

While we have applied to have our common stock approved for quotation on the NASDAQ National Market our securities currently are admitted for quotation on the NASD OTC Bulletin Board.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 40 Wall Street, NY, NY 10005.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes transferees, donees, pledgees, or other successors-in-interest to the named selling stockholders. The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time:

•	directly; or
•

through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares for whom such underwriters, broker-dealers, or agents may act as agent.

The shares may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;
•	prevailing market prices at the time of sale;
•	varying prices determined at the time of sale; or
•	negotiated prices.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;
•	in the over-the-counter market;
•	otherwise than on such exchanges or services or in the over-the-counter market; or
•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders also may sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.

To our knowledge, there currently are no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. The selling stockholders may determine not to sell any or all of the shares offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, upon being notified by the selling stockholders that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholders and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of the years ended December 31, 2004 and 2005 as well as the financial statements of Charge.com and World Products, Inc. included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Drakeford & Drakeford, LLC, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Drakeford & Drakeford as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INDEX TO FINANCIAL STATEMENTS

Part I – Financial Information – Pipeline Data Inc.

Item I – Financial Information

Balance Sheets as of December 31, 2005	F-4

Statements of Operations for the for the years ended December 31, 2005 and 2004	F-5

Statements of Operations for the three months ended December 31, 2005 and 2004	F-6

Statements of Stockholders’ Equity for the years ended December 31, 2005 and 2004	F-7-8

Statements of Cash Flows for the for the years ended December 31, 2005 and 2004	F-9

Notes to Financial Statements	F-10– F-33

Part II – Financial Information – Pipeline Data Inc., June 30, 2006
Item I - Financial Statements
Balance Sheets as of June 30, 2006 (unaudited) and December 31, 2005	F-35
Statements of Operations for the six months ended June 30, 2006 and 2005 (unaudited)	F-36
Statements of Operations for the three months ended June 30, 2006 and 2005 (unaudited)	F-37
Statements of Stockholders’ Equity for the three months ended June 30, 2006 (unaudited)	F-38
Statements of Cash Flows for the six months ended June 30, 2006 (unaudited)	F-39
Notes to Financial Statements	F-40- F-54

DRAKEFORD & DRAKEFORD, LLC

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of

Pipeline Data Inc.

We have audited the consolidated balance sheet of Pipeline Data Inc. as of December 31,2005 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, amended as described in Note A, present fairly, in all material respects, the consolidated financial position of Pipeline Data Inc., as of December 31, 2005 and the consolidated results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

S/ Drakeford & Drakeford, LLC

-------------------------------------

March 10, 2006,

except for Note A as to which the date is August 12, 2006

PIPELINE DATA INC.

CONSOLIDATED BALANCE SHEET

December 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 2,254,664
Accounts receivable	1,518,830
Interest receivable	57,214
Inventory	71,689
Advances and prepaid expenses	139,322
Note receivable	175,000

Total current assets	4,216,719

PROPERTY AND EQUIPMENT, net	666,514

OTHER ASSETS
Restricted cash	75,489
Merchant portfolio, residual rights and other intangibles	9,855,679
Deferred acquisition and debt issuance costs	932,938
Notes receivable	750,000
Deposits	53,521
Deferred tax assets, net	780,138
Goodwill	24,556,638

Total other assets	37,004,403

TOTAL ASSETS	$ 41,887,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 1,320,334
Lease obligations-equipment	35,376
Notes payable	15,600,000

Total current liabilities	16,955,710
LONG-TERM LIABILITIES
Notes payable-World Products Shareholders	525,000
Note payable-Camofi Master LDC	1,400,000
Lease obligations-equipment	134,330
Notes payable-convertible 8%	322,734

Total long-term liabilities	2,382,064
STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value: 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2005
Common stock, $.001 par value: 95,000,000 shares authorized,
38,594,070 shares issued and outstanding at December 31, 2005	38,594
Common stock subscribed	5,780,207
Deferred stock compensation and unvested stock bonus	29,797
Additional paid-in capital	18,871,151
Retained Earnings (deficit)	(2,169,887)

Total stockholders’ equity	22,549,862

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 41,887,636

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended
December 31, 2005 December 31, 2004

Revenue	$ 24,097,575	$ 15,565,134

Interchange	12,049,353	8,267,961
Cost of services sold	5,377,176	4,000,070
Cost of goods sold	148,076	175,939

Total cost of goods and services sold	17,574,605	12,443,970

Gross profit	6,522,970	3,121,164

Operating Expenses
Salaries and payroll cost	3,676,989	1,928,121
Selling, general and administrative	1,705,680	1,140,923
Depreciation and amortization	833,964	449,226

Total operating Expenses	6,216,633	3,518,270

Net income (loss) from operations	306,337	(397,106)

Other income and expenses
Interest and other income	75,375	64,266
Interest expense	(792,788)	(367,479)

Total other income (expenses)	(717,413)	(303,213)

(Loss) before income tax benefit	(411,076)	(700,319)

Benefit from income taxes	779,833	0

Net income (loss)	$ 368,757	$ (700,319)

Basic and diluted earnings (loss) per common share:
Earnings (loss) per share
Basic	$ 0.01	$ (.03)
Diluted	$ 0.01	N/A
Weighted average number of shares outstanding:
Basic	27,909,673	21,107,818
Diluted	29,312,083	N/A

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	December 31, 2005	December 31, 2004

Revenue	$ 7,062,713	$ 4,442,941

Interchange	3,399,801	2,373,199
Cost of services sold	1,462,106	1,072,435
Cost of goods sold	62,294	47,434

Total cost of goods and services sold	4,924,201	3,493,068

Gross profit	2,138,512	949,873

Operating Expenses
Salaries and payroll cost	1,188,192	629,113
Selling, general and administrative	591,690	437,590
Depreciation and amortization	752,221	419,880

Total operating Expenses	2,532,103	1,486,583

(Loss) from operations	(393,591)	(536,710)

Other income and (expenses)
Interest income	22,801	24,171
Interest expense	(297,026)	(136,854)

Total other (expenses)	(274,225)	(112,683)

(Loss) before income tax benefit	(667,816)	(649,393)

Benefit from income taxes	526,062	0

Net (loss)	$ (141,754)	$ (649,393)

Basic and diluted (loss) per common share:
(Loss) per share
Basic	$ (0.01)	$ (.03)
Diluted	N/A	N/A
Weighted average number of shares outstanding:
Basic	30,436,164	25,525,334
Diluted	N/A	N/A

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Additional
Common stock	Paid-in	Accumulated	Deferred
Shares Amount	Capital	Loss	Comp	Total

Balance at December 31, 2003	13,146,250	13,146	1,451,821	(1,838,325)	0	(373,353)

Conversion of 3,000 shares of series A preferred
conv. stock to 3,000,000 shares of common	3,000,000	3,000	1,497,000			1,500,000

( 5,000 shares of series A preferred conv.) Canceled			5

Issuance of common stock for services	218,319	218	116,482			116,700

Issuance of common stock for residual rights	32,952	33	29,967			30,000

Issuance of common stock for additional portfolio	2,367,764	2,368	2,071,078			2,073,446

ssuance of common stock-employment agreements	69,422	69	86,708			86,777

Exercise of warrants	106,665	107	37,203			37,310

Exercise of stock options	10,000	10	3,490			3,500

Conversion of 8% conv. note to common stock	1,170,153	1,170	408,384			409,554

Issuance of common stock for interest	256,497	256	123,237			123,493

Issuance of common stock due to earnings level	5,674,000	5,674	2,124,366			2,130,040

Issuance of common stock for note payment	50,000	50	49,950			50,000

Deferred stock compensation, net of unvested
stock bonus outstanding					34,126	34,126

Net loss for the year ended December 31, 2004	________	_______	_________	(700,319)	________	(700,319)

Balance at December 31, 2004	26,102,022	26,101	7,999,691	(2,538,644)	34,126	5,521,274

Common stock subscribed						5,780,207

Issuance of common stock for interest and
conversion of principal on Laurus debt	199,880	200	199,680			199,880

Conversion of 8% convertible notes &
interest to common stock	828,571	828	289,171			289,999

Exercise of warrants	342,857	343	121,342			121,685

Issuance of common stock for services	297,332	297	78,420			78,717

Issuance of common stock for additional portfolio	64,010	64	70,347			70,411

Issuance of common stock for employment
agreements/Unvested stock bonus	153,340	153	190,929		(4,329)	186,753

Conversion of stock options	308,000	308	(308)			0

Acquisitions/Mergers	10,298,058	10,300	9,921,879			9,932,179

Net income for the year ended December 31, 2005	________	_______	_________	368,757	________	368,757

Balance at December 31, 2005	38,594,070	$ 38,594	$ 18,871,151	$ (2,169,887)	$ 29,797	$ 22,549,862

The accompanying notes are an integral part of this statement.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended	For the year ended
December 31, 2005	December 31, 2004

OPERATING ACTIVITIES:
Net Income (loss)	$ 368,757	$ (700,319)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	833,964	449,226
Common stock for services, debt, portfolio, and other, net	1,368,613	254,121
Deferred taxes	(780,138)	0
Acquisitions of businesses, net of cash	(2,157,780)	0
Changes in operating assets and liabilities:
Receivables	(999,924)	(223,949)
Note receivable	0	(640,000)
Accrued interest receivable	(35,630)	(16,190)
Inventory	(31,602)	(18,177)
Deposits and other	(51,654)	(31,017)
Advances and prepaid expenses	(59,678)	(28,328)
Officer loans payable	0	(100,000)
Accounts payable and accrued expenses	645,634	170,028
Other loans and notes payable	0	(4,741)
Lease obligations-equipment	20,610	9,927

Cash used by operating activities	(878,828)	(879,419)
INVESTING ACTIVITIES:
Capital expenditures	(434,971)	(257,962)
Merchant portfolio and residual rights purchase	(1,738,645)	(1,240,038)
Acquisitions of businesses	(7,700,000)	0
Note receivable-non-current	(200,000)	0
Deferred acquisition and debt issuance costs	(365,770)	(567,168)
Change in restricted cash	1,935,533	(2,011,022)
Proceeds from preferred stock	0	172,309

Cash used by investing activities	(8,503,853)	(3,903,881)

FINANCING ACTIVITIES:
Proceeds from sale of stock	0	172,309
Proceeds from lease financing	125,797	60,988
Proceeds from convertible notes	0	289,400
Proceeds from exercise of warrants	121,685	37,310
Purchase of preferred stock from officer	0	(1,000,000)
Lease obligation payments	(54,184)	(11,310)
Proceeds from Laurus, Camofi, Sheridan notes	17,000,000	6,000,000
Loan payments	(6,249,805)	(166,665)

Cash provided by financing activities	10,943,493	5,382,032
NET INCREASE IN CASH	1,560,812	598,732
CASH BALANCE BEGINNING OF PERIOD	693,852	95,120
CASH BALANCE END OF PERIOD	$ 2,254,664	$ 693,852
NON CASH ACTIVITIES:
Interest	$ 792,788	$ 367,479
Corporate income taxes	$ 0	$ 0

The accompanying notes are an integral part of these statements

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES
1.	Nature of Operations/ Basis of Presentation

Nature of Operations

Pipeline Data Inc. (the “Company”), was incorporated in June 1997 in the state of Delaware. We are an integrated provider of merchant payment processing services and related software products. We deliver credit and debit card-based payment processing solutions primarily to small to medium-sized merchants who operate either in a physical business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices that the Company sales.

Basis of Presentation

The accompanying consolidated financial statements of the parent holding company, Pipeline Data Inc., and its wholly-owned subsidiaries, SecurePay.com, Inc., Northern Merchant Services, Inc., Pipeline Data Processing, Inc., Pipeline Data Portfolio Acquisitions, Inc., Aircharge, Inc., Cardaccept.com, Inc. and Charge.com Acquisition, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated.

Change in Accounting Principle

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL

STATEMENTS (INTANGIBLE ASSETS AND AMORTIZATION EXPENSE )

The accompanying audited financial statements of Pipeline Data Inc. have been amended and restated for the years ended December 31, 2003, 2004 and 2005. Subsequent to the balance sheet date, the Company treated certain intangible assets with having an indefinite life and now have amended and restated the years that were affected by establishing a definite life of the intangible assets of seven years. The basis of the intangible assets and amortization expense were affected by this accounting principle error.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)
1.	Nature of Operations/ Basis of Presentation (continued)

Change in Accounting Principle (continued)

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL

STATEMENTS (INTANGIBLE ASSETS AND AMORTIZATION EXPENSE )

The following table illustrates the correction of error as shown on the face of the Company’s statement of stockholders’ equity and the effect it has on operations and loss per share.

	2004	2003
Retained deficit, at beginning of year, as adjusted/previously reported	$ 1,838,325	$ 1,480,377
Prior-period adjustment-error in life of intangible assets-amortization expense	403,098	58,158
Retained deficit, at beginning of year, as restated	$ 2,241,423	$ 1,538,535
Net loss	297,221	299,790
Retained deficit, at end of year, restated	$ 2,538,644	$1,838,325
Effect of loss per share	$ .02	$ .01

For the year ended December 31, 2005, the change only affects the carryforward balance sheet accounts of the Merchant portfolio and the beginning retained deficit balance. The statement of operations and loss per share were not affected.

This amendment and restatement is required as correction of an error pursuant to Statement of Financial Accounting Standards No. 154, “ Accounting Changes and Error Corrections.” The intangibles were valued as follows:

PIPELINE DATA, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)
1.	Nature of Operations/ Basis of Presentation (continued)

Change in Accounting Principle (continued)

	2004	2003
Merchant portfolio, residual rights and other intangibles, as previously reported	$ 5,222,654	$ 2,500,000
Less: amortization expense	403,098	58,158
Merchant portfolio, residual rights and other intangibles, as amended	$ 4,819,556	$ 2,411,842

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)
2.	Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash have been included in, and are a significant portion of, the cash and cash equivalents balances.

Restricted Cash:

Restricted cash of $ 75,489 represents funds held-on-deposit with processing banks pursuant to agreements to cover potential merchant losses.

3.	Inventories

Inventories consist of finished products of technical parts and supplies valued at the lower of cost or market.

4.	Accounts and Notes Receivable, net

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $ 123,251.

The Company has three demand notes aggregating $175,000 at the simple rate of 10% per annum and six long term secured promissory notes aggregating $750,000 together with interest at the rate equal to 6%-10% per annum due on or before July 7, 2007 and May 7, 2008. The $750,000 notes are secured by 1,000,000 shares, subject to calls for additional shares in the event that the average closing bid price per share in any 30 day period decreases below $.65 per share.

5.	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over five to seven years. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. Depreciation expenses for property and equipment for the years ended December 31, 2005 and 2004 was $ 88,266 and $ 38,250,

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)
5.	Property and Equipment, net (continued)

respectively.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

6.	Revenue and Cost Recognition-Restated

The Company and subsidiaries derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services. Revenues are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to the Company’s merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs, and assume credit risk.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)

6.	Revenue and Cost Recognition (continued)

We are aware, however, that the SEC accounting staff has recently raised certain revenue recognition concerns regarding companies in our industry. There is a risk that if the SEC were to determine that our current revenue recognition policies were incorrect, such policies may need to be altered and our recognition of revenues on a going forward basis. Moreover, this change may require us to restate prior financial statements to reflect lower revenue numbers. However, as there would be a corresponding reduction in our reported cost of services sold, we do not believe that any such change in revenue recognition policy would require us to restate our previous net earnings or stockholders’ equity results.

7.	Reserve for Losses on Merchant Accounts

We maintain a reserve for merchant losses necessary to absorb chargeback and other losses for merchant transactions that have been previously processed and which have been recorded as revenue. We analyze the adequacy of our reserve for merchant losses each reporting period. The reserve for merchant losses is comprised of three components: (1) specifically identifiable reserves for merchant transactions for which losses are probable and estimable, (2) a calculated reserve based upon historical loss experience applied to the previously processed transactions, and (3) a management analysis component for concentration issues and general macroeconomic and other factors. At December 31, 2005 our reserve for losses on merchant accounts included in accrued liabilities and other totaled $ 85,911.

8.	Advertising Cost

Advertising cost are expensed as incurred. Advertising expense totaled $ 55,300 for 2005 and $ 34,773 for 2004.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

9.	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options or showing pro forma disclosure only. SFAS 123R also supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “ Statement of Cash Flows.” This standard will be adopted by us as of January 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards. SFAS No. 123R permits public companies to adopt its requirements using one of three methods: the “modified prospective” method, the “modified retrospective” method to January 1, 2005, or the “modified retrospective” method to all prior years for which SFAS No. 123 was effective. We shall use the modified prospective method. We will adopt the provisions of this standard on January 1, 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards on that date.

As permitted by SFAS No. 123, we currently follow APB Opinion No. 25 which provides for the accounting for share-based payments to employees and directors using the intrinsic value method and, as such, we generally recognized no compensation cost for such stock options. We are currently in the process of assessing the impact that SFAS No. 123R will have on our consolidated income statement in 2006. The historical pro forma income statement disclosure may not be indicative of future results due to the uncertainty of the number of new option grants as well as the assumptions and valuation method used.

NOTE B--EARNINGS PER SHARE

Basic net earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE B--EARNINGS PER SHARE (Continued)

A reconciliation of basic to diluted weighted average common shares outstanding is as follows for the years ended:

Year 2005	Income available	Common shares	Per share amount
Basic earnings per share	$ 368,757	27,909,673	$ .01
Effects of dilutive securities:
Stock options	0	1,059,598.00
Warrants	0	95,402.00
Stock subscribed	0	247,410.00

Diluted earnings per share	$ 368,757	29,312,083	$ .01

Year 2004	Income available	Common shares	Per share amount
Basic loss per share	$(297,221)	21,107,818	$(.01)
Effects of dilutive securities:
N/A

NOTE C - INCOME TAXES

The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

At December 31, 2005, the Company has net operating loss carry forwards for income tax purposes of $2,077,388. These carry forward losses are available to offset future taxable income, if any, and expire in the year 2018.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE C - INCOME TAXES (continued)

The components of the net deferred tax assets are as follows:
	2005	2004
Deferred tax assets:
Net operating loss carry forward	$ 706,312	$ 604,816
Current year (income) loss	139,766	101,055
Deferred revenue	306	367
Deferred stock compensation	10,131	18,819
Total deferred tax assets	856,515	725,057

Deferred tax liabilities:
Difference between book and tax
depreciation and amortization	76,377	94,403
Capital loss	0	10,747

Total deferred tax liabilities	76,377	105,150
Net deferred tax asset before
valuation allowance	$ 780,138	$ 619,907
Valuation allowance	0	(619,907)
Net deferred tax asset	$ 780,138	(619,907)

SFAS No. 109, Accounting for Income Taxes, requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company’s ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Management believes that the Company will utilize the loss carryforwards in the future because the acquired new businesses and merchant portfolios will be profitable and will generate taxable income in the near term. However, there can be no assurance that the Company will generate taxable income or that all of its loss carryforwards will be utilized.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE D - COMMITMENTS AND CONTINGENCIES

Lease agreements

The offices of the Company’s subsidiary, SecurePay, Inc. are located at 1515 Hancock Street, Quincy, Massachusetts at a monthly rental of $6,644. The term of this lease shall be for five years with self-renewing unless terminated in writing no later than one hundred and eighty (180) days before each expiration. Each lease year shall be subject to a rent increase not to exceed the most current consumer price index increase from the prior year. Each extension shall be for the same terms as the original lease. The operations center for SecurePay was located at 13339 North Central Expressway Suite 103, Dallas, Texas. The facility lease was a four year lease that commenced on June 2002. An initial deposit of $850 and monthly rental of $768 is required on the leased square foot area of 865 square feet. This lease was terminated during August 2005 and a one time payment of $6,500 was made to satisfy any outstanding obligations under the lease. As of September 22, 2004, the Company expanded it’s operations center to One Point Royal, 4400 Northpoint Parkway, Alpharetta, Georgia and signed a lease with Highwoods DLF 98/29,LP. This is a sixty-two month lease with annual rent from $38,070 to $64,273. Total base rent for the sixty-two months is $304,699.04. On November 23, 2005, the first amendment to the Alpharetta lease was entered into for the expansion of an additional 1,290 square feet of office space with the following lease term: December 1, 2005 through July 31, 2006 ($775.07 monthly), August 1, 2006 through September 30, 2006 ($1,550.15 monthly) October 1, 2006 through September 30, 2007 ($1,596.38 monthly) October 1, 2007 through September 30, 2008 ($1,644.75 monthly) October 1, 2008 through September 30, 2009 ($1,694.20 monthly) October 1, 2009 through November 30, 2009 ($1,744.73 monthly).

As of October 1, 2005 the offices of the Company’s subsidiary, Aircharge, Inc., will pay the sum of $1,950 per month on a one year lease, renewable for three additional years, located in Hawkston Hall Office Centre I, 1800 Nations Drive, Gurnee, Illinois. The monthly rent installments will increase to $2,313 the second year, $2,393 the third year, and to $2,478 the fourth year.

On December 19, 2005, the Company’s subsidiary, Charge.com, Inc.’s original lease was assumed, located at 3201 W. Commercial Blvd., Suite 206, Fort Lauderdale, Fl.. The lease was entered into as of September 11, 2003 with an annual basic rent of $19,980 plus applicable sales tax. Upon every anniversary date of the lease term the rent shall be adjusted to reflect a four percent increase in the basic rent. The lease expires November 30, 2006.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE D - COMMITMENTS AND CONTINGENCIES (continued)

Lease agreements-continued

Our future minimum lease commitments under noncancelable leases are as follows at December 31, 2005.

Year Ending		Amount
2006		$ 172,421
2007		137,620
2008		140,683
2009		144,058
2010		125,735
	Total	$ 720,517

Total rent expense for the years ended 2005 and 2004 was $ 193,248 and $ 74,901, respectively.
Leases-Related Party:

The office of Northern Merchant Services, Inc. is located in Brasher Falls, New York, and has an annual lease with Kevin and Nancy Weller, officers of the Company. The lease commenced on September 2002, with monthly rental of $1,000. The Company moved in January 2006 to a new location in Brasher Falls and a new lease is being created by the Weller’s and the Company. Estimated monthly rental expense will be $3,000.

Capital Equipment Leases:

On January 28, 2003, the Company entered into a capital equipment lease with Hewlett Packard Financial Services Company, Murray Hill, New Jersey. The initial term of the lease is for a period of 48 months with a base lease amount of $661.77 per month and an advance lease payment of $1,412.87. The lease has an equipment purchase option on “all or none” and “as-is, where-is” basis, without any representations or warranties, including no warranties of merchantability or fitness for a particular purpose. The equipment consist of five servers ($17,025), ten network products ($1,986.60), and four units of software ($3,559.50). The Company has an option to renew the Lease at the then Fair Market Rental Value and also has an option to return the equipment on or before the last day of the Lease term or purchase the equipment for $1.00. On July 1, 2004, the Company entered into two capital leases with American Express Business Finance for software installation services and equipment and MAS200 software. Both leases are for a term of sixty months with a buyout option of $1.00. Monthly payments on the equipment and software are $908.03 and $256.60 for the software installation services. On September 16, 2004, the Company entered into a capital lease with Ikon Financial Services for fax, copier and printer equipment. This lease is for a term of sixty months with a buyout option of $1.00 and monthly payments of $520.16. On March 1, 2005, the Company entered into a capital equipment lease with VAResources, Inc. for computer related

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE D - COMMITMENTS AND CONTINGENCIES (continued)

Lease agreements-continued

equipment in the amount of $47,199.32. The initial term of the lease is for a period of 36 months with monthly payments of $1,611.05 and an advance lease payment of $3,222.10. On March 30, 2005, the Company entered into two leases with VAResources, Inc. Both leases are for a term of 36 months with advance lease payments. The office furniture lease totals $20,830.00 with monthly payments of $722.36 and the advance two months payment of $1,444.72. The computer equipment lease totals $14,016.00 with monthly payments of $487.35 and the advance two months payment of $974.70.

On November 30, 2005, the Company entered into a capital equipment lease with Key Equipment Finance, Inc., Houston, Texas. The initial term of the lease is for a period of 60 months with a base lease amount of $474.63 per month and an advance lease payment of $1,024.26. The equipment consists of MAS 200 software, installation, setup, training and consulting services, aggregating a total of $20,255.

On December 1, 2005, the Company entered into a capital lease with Highline Capital Corp, Boulder Colorado. The initial term of the lease is for a period of 36 months with a base lease amount of $871.89 per month and an advance lease payment of $1,743.78. The equipment consists of panels, shelves, and other office partitions aggregating a total of $23,497.10.

NOTE E - STOCK OPTIONS AND WARRANTS

In February 2001, the company instituted the 2001-02 Non Statutory Stock Incentive Plan in order to award stock options, restricted stock and stock bonuses to selected individuals who make contributions to the success of our company. This plan was extended to the year 2004.

In September 2005, the Company’s Board of Directors approved the adoption of the 2005 Pipeline Data Inc Stock Incentive Plan in order to award restricted stock, nonqualified stock options and incentive stock options. This plan was approved by the Company’s stockholders in January 2006.

During the year ended December 31, 2005, the Company’s Board of Directors approved the grant of 5,859,464 stock options to employees and independent consultants with a weighted average exercise price of $1.60. Of the options awarded to employees during the year, 1,084,322 vested during the year and 579,006 vested as of January 1, 2006. The options awarded to the Directors at December 31, 2005, 75,000, vest on January 1, 2006.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE E - STOCK OPTIONS AND WARRANTS (continued)

As of December 31, 2005, 430,000 have been exercised and the Company has reserved an aggregate of 9,387,829 shares of common stock pending the exercise of the options. As of December 31, 2005, 3,885,178 were exercisable at a weighted average price of $1.04 per share.

We measure compensation expense for our stock option awards under the intrinsic value method in accordance with the provisions of Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees, (“ APB25”) and related interpretations. APB 25 requires compensation expense to be recognized based on the excess, if any, of the quoted market price of the stock at the date of the grant over the amount an employee must pay to acquire the stock.

Stock option activity is summarized as follows:

Options
Options outstanding, December 31, 2003	2,547,637
Forfeited	-0-
Exercised	(10,000)
Issued	430,478

Options outstanding, December 31, 2004	2,968,115
Forfeited	(130,250)
Exercised	(430,000)
Issued	5,859,464

Options outstanding, December 31, 2005	9,387,829

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE E - STOCK OPTIONS AND WARRANTS (continued)

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123, which had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This standard is effective as of January 2006 and will apply to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards. SFAS No. 123R permits public companies to adopt its requirements using one of three methods: the “modified prospective” method, the “modified retrospective” method to January 1, 2005, or the “modified retrospective” method to all prior years for which SFAS No. 123 was effective. We shall use the modified prospective method. The Company applies APB No. 25 in accounting for its employee stock option plans and, accordingly, recognizes employee compensation expense for the difference between the fair value of the underlying common shares and the exercise price of the option at the date of grant. The effect of applying SFAS No. 123 on pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years (3) the exercise price was equal to or higher than the market price as of the date of the grant.

Our accounting policy for the issuance of equity instruments in exchange for goods or services received from other than employees are accounted for based on the fair value of the consideration received or the equity instrument issued, whichever is more reliably measurable.

We have outstanding warrants as follows:

Description	Quantity	Exercise Price	Expiration Date
Class A redeemable Warrants	785,210	$1.50	4/26/2006
Class B redeemable Warrants	971,233	$2.50	12/31/2007
Warrants issued 2/27/04	166,667	$1.25	2/27/2011
Warrants issued 2/27/04	166,667	$1.50	2/27/2011
Warrants issued 2/27/04	166,666	$1.75	2/27/2011
Warrants issued 6/16/04	83,334	$1.50	6/16/2011
Warrants issued 6/16/04	83,333	$1.80	6/16/2011
Warrants issued 6/16/04	83,333	$2.10	6/16/2011
Warrants issued 3/11/05	600,000	$1.40	8/31/2011
Warrants issued 3/11/05	100,000	$1.25	3/11/2012
Warrants issued 9/30/05	700,000	$1.10	9/30/2010
Warrants with 8% convertible notes issued in 2002	100,000	$0.35	3/8/2008
Warrants issued in 2004 with various 8% convertible notes	153,718	$0.65	2006
Warrants issued in 2004 with various 8% convertible notes	24,334	$1.00	2006

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE F – RELATED PARTY TRANSACTIONS

The Company’s subsidiary, Northern Merchant Services, Inc., leases office space from Kevin and Nancy Weller. (see Note D)

When the acquisitions of SecurePay and Northern Merchant Services, Inc. were purchased, certain earn-in capabilities based upon revenue milestones achieved were recorded as a contingency based on SFAS No.141-Business Combinations. When Northern Merchant Services, Inc. was acquired from Kevin and Nancy Weller, two million (2,000,000) shares were issued in 2004 to the Wellers pursuant to these milestones. Our board of directors determined that it is in the best interest of the Company to change the nature of the earn-in requirement and requested that a new milestone be created. Thus, the final one million shares earn-in is available if Kevin and Nancy Weller successfully (i) oversee and open a new facility in Brasher Falls and (ii) develop and launch a government payment processing solution. The board is currently reviewing completion of this milestone. The Northern Merchant Services, Inc. acquisition amounted to an additional 2,000,000 shares of common stock at a price of $.22 per share.

In March 2002, we acquired all of the stock of SecurePay in exchange for seven million six hundred thousand (7,600,000) shares of our common stock at closing and up to an additional seven million six hundred thousand (7,600,000) shares of our common stock based upon revenue milestones achieved within a specified period of time. The SecurePay acquisition amounted to an additional 3,800,000 shares of common stock at a price of $.46 per share. The remaining target was not met and the earn-in expired in March 2005.

Chasm Holding, Inc., a related party, was paid $265,333 during the year 2005 for management services.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE G – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS

Details of Short-Term Debt	December 31,
2005

Sheridan Asset Management, LLC	$ 15,000,000
Camofi Master LDC	$ 600,000

Details of Long-Term Debt:

8% Convertible notes	$ 322,734
Camofi Master LDC	$ 1,400,000
World Products Shareholders	$ 525,000

See Note-H for details.

Conversion of Convertible Notes:

The Holders shall have the right, at its option, at any time during the term of the Convertible Note, to convert the principal amount of the Convertible Note, or any portion of such principal amount, into that number of fully paid and nonassessible shares of Common Stock (as such shares shall be constituted) determined pursuant to the terms of the agreement. The term “Conversion Amount” means, with respect to any conversion on of the Convertible Note, the sum of (1) the principal amount of the Convertible Note to be converted in such conversion plus (2) accrued and unpaid interest, if any, on such principal amount at the determined interest rate.

Capital Lease Obligations:

See Note D-Lease Agreements for lease obligation. As of December 31, 2005, the current portion amounted to $35,376, and the long-term portion amounted to $134,330.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE H – DEBT/FINANCING

Debt/Financing:

On September 30, 2005, we entered into a financing arrangement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC. Under the arrangement, we issued CAMOFI Master LDC a $2,000,000 convertible note that will mature on September 30, 2008. The convertible note bears interest at an adjustable rate of Wall Street Journal Prime Rate plus two and one-half percent (2.5%). The note is convertible into registered shares of our common stock at a fixed conversion price of $1.10 per share. To secure the obligations under our CAMOFI Master LDC note, we entered into a security agreement, dated September 30, 2005, under which we granted to CAMOFI Master LDC a second priority security interest in our assets. Pursuant to the financing arrangement, we issued CAMOFI Master LDC warrants to purchase 700,000 shares of our common stock. The warrants have a five year term and have an exercise price of $1.10 per share.

Upon the terms of the Merger agreement with World Products, Inc., the Company issued convertible promissory notes payable to the shareholders in proportion to their respective share holdings in the Company, in the aggregate principal amount of $525,000, which shall be convertible at maturity, at the shareholders’ option, to shares of the Company at $1.50 per share.

On December 20, 2005, the Company and its wholly owned subsidiaries entered into a loan agreement with Sheridan Asset Management, LLC in the original aggregate principal amount of $15,000,000. The twelve month term loan is secured by collateral consisting of all assets of the Company and its wholly owned subsidiaries. Terms of the note consist of a 17% rate of interest with monthly interest only payments required with a balloon payment of principal at maturity at month twelve. A $300,000 (2%) origination fee was paid to the lender at closing. A portion of the Sheridan note proceeds were used to fully pay the balance of the Laurus Master Fund debt.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE I – MERCHANT PORTFOLIO, RESIDUAL RIGHTS AND OTHER INTANGIBLES

Intangible assets primarily include merchant accounts from portfolio acquisitions (i.e. the right to receive future cash flows related to transactions of these applicable merchants). We periodically evaluate the carrying value of long-lived assets, in relation to the respective projected future undiscounted cash flows, to assess recoverability. Merchant portfolio, residual rights and other intangibles are amortized over seven years for financial statement reporting purposes and fifteen years for income tax purposes.

Change in Accounting estimate:

It is the Company’s policy to periodically review the estimated useful lives of its intangible assets. This review during 2005 indicated that actual lives for certain asset categories generally were shorter than the useful lives originally estimated. As a result, the Company revised the estimated useful lives of certain categories of the intangible assets, retroactive to January 1, 2005. The effect of this change in estimate was to increase amortization expense by $718,415 for the year 2005 and reduce net income by $344,628.

During the year ended December 31, 2005, the following merchant portfolios were acquired : On February 21, 2005, our subsidiary Pipeline Data Portfolio Acquisitions, Inc. purchased the Residual Rights from an aggregate 830 merchant accounts from CPS of New York, Inc. for the purchase price of $1,090,011 and on March 1, 2005, purchased 775 merchant accounts from Advanced Internet Services, LLC. for an aggregate purchase price of $589,589 plus 64,010 shares of our restricted common stock.

See Note-K for business acquisitions during the year 2005.

NOTE J- ACCOUNTING FOR GOODWILL

Cost in excess of net assets of businesses acquired (goodwill) represents the unamortized excess of the cost of acquiring a business over the fair values of the net assets received at the date of acquisition. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, addresses financial accounting and reporting for acquired goodwill and other intangible assets, and requires that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment. If facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation by comparing carrying value to estimated fair value. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flows, the identification of appropriate market multiples and the choice of an appropriate discount rate.

The aggregate amount of goodwill acquired during the year 2005 was $22,231,876. Since goodwill recognized from acquisitions initiated after June 30, 2001 is assigned to the individual business acquired and is not amortized, our annual goodwill impairment review as of December 31, 2005 determined that no impairment charge for goodwill was required at that time.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE K – ACQUISITIONS

On October 7, 2005, and effective September 30, 2005, our wholly-owned subsidiary, Aircharge, Inc., acquired and merged with World Products, Inc. d.b.a. AIRCHARGE. The Company paid $200,000 in cash, $525,000 in convertible notes and 900,000 shares of common stock in exchange for all of the outstanding stock of World Products, Inc. The acquisition of World Products, Inc. was recorded under the purchase method with the purchase price primarily allocated to goodwill. Pursuant to the merger agreement with Aircharge, Pipeline Data Inc. acquired all the stock of Aircharge in exchange for:

•	Two Hundred Thousand ($200,000) Dollars in immediately negotiable funds.
•	A promissory note in the principal amount of Five Hundred Twenty-Five Thousand ($525,000) Dollars bearing interest at LIBOR, convertible into shares of our common stock at $1.50 per share.
•	Nine Hundred Thousand Shares (900,000) of our restricted common stock. The former Aircharge stockholders will be subject to a twelve month lock-up period commencing from the closing.
•	An additional Five Hundred Thousand Shares (500,000) of our restricted common stock may be issued subject to performance incentives.

Effective December 19, 2005, per the Agreement and Plan of Merger dated as of July 15, 2005, entered into by and among Pipeline Data Inc. and Charge.com Acquisition, Inc. (wholly owned subsidiary) and Charge.Com, Inc., a Florida corporation, Pipeline Data Inc. acquired all the stock of Charge.com in exchange for:

•	Seven Million Five Hundred Thousand ($7,500,000) Dollars in immediately negotiable funds; and
•

The number of shares of our restricted common stock that have an aggregate market value of Nine Million Five Hundred Thousand ($9,500,000) Dollars, which shares are subject to twelve month lock up provisions and of which shares valued at Five Million Five Hundred Thousand ($5,500,000) Dollars shall be afforded certain price protection provisions. This resulted in Nine Million Three Hundred Ninety Eight Thousand Fifty-Eight (9,398,058) shares of restricted stock by using the value of $1.03 per share.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE K – ACQUISITIONS (continued)

Pro Forma Disclosure for the Above Business Acquisitions:

World Products, Inc. D/B/A Aircharge

On October 7, 2005, the Company completed the purchase of World Products, Inc. d.b.a. AIRCHARGE by acquiring all of the outstanding capital stock of Aircharge for a total purchase price of $1.6 million. The acquisition was accounted for using the purchase method of accounting and, accordingly, Aircharge, Inc.’s results of operations have been included in the consolidated financial statements since the date of acquisition. The source of funds for the acquisition was a combination of the Company’s available cash, loan funds from Camofi Master, LDC and common stock.

The following table presents the allocation of the acquisition cost, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:

Cash and cash equivalents	$ 1,914
Accounts receivable	885
Accrued revenue receivable	6,769
Equipment	3,487
Deposits receivable	1,950
Goodwill	1,754,461

Total Assets	$ 1,769,466

Accounts payable	$ 144,286
Accrued expenses	955

Total liabilities	$ 145,241

Total acquisition cost	$ 1,624,225

The $1,754,461 assigned to goodwill is subject to impairment testing annually.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE K – ACQUISITIONS (continued)

Pro Forma Disclosure for the Above Business Acquisitions:

World Products, Inc. D/B/A Aircharge

The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of Aircharge, Inc. had occurred at January 1, 2004.

	December 31, 2005	December 31, 2004
Sales	$ 24,381,151	$ 15,931,310
Net income (loss)	67,808	(294,492)
Net income per share-basic	0.01	(0.01)
Net income per share-diluted	0.01	N/A

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time, nor is it intended to be a projection of future results.

Charge.com, Inc.

On December 19, 2005, the Company completed the purchase of Charge.com, Inc., by acquiring all of the outstanding capital stock of Charge.com, Inc. for a total purchase price of $24.7 million. The acquisition was accounted for using the purchase method of accounting and, accordingly, Charge.com, Inc.’s results of operations have been included in the consolidated financial statements since the date of acquisition. The source of funds for the acquisition was a combination of the Company’s available cash, loan funds from Sheridan Asset Management, LLC and common stock.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE K – ACQUISITIONS (continued)

Pro Forma Disclosure for the Above Business Acquisitions:

Charge.com, Inc.

The following table presents the allocation of the acquisition cost, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:

Cash and cash equivalents	$ 878,626
Accounts receivable	473,332
Furniture and fixtures	1,000
Computer software	12,000
Merchant portfolio	4,144,251
Deposits receivable	2,800
Organization cost	528
Goodwill	20,444,531
Total Assets	$ 25,957,068

Accounts payable	$ 1,251,012
Other current liabilities	4,070
Total liabilities	$ 1,255,082

Total acquisition cost	$ 24,701,986

Of the $24,588,782 of acquired intangible assets, $4,144,251 was assigned to merchant portfolio and will be amortized over seven years for financial purposes and fifteen years for tax purposes. The $20,444,531 assigned to goodwill is subject to impairment testing annually.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE K – ACQUISITIONS (continued)

Pro Forma Disclosure for the Above Business Acquisitions:

Charge.com, Inc.

The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of Charge.com, Inc. had occurred at January 1, 2004.

	December 31, 2005	December 31, 2004
Sales	$ 28,189,139	$ 19,098,377
Net income	2,237,781	1,958,367
Net income per share-basic	0.07	0.05
Net income per share-diluted	0.06	0.04

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time, nor is it intended to be a projection of future results.

NOTE L- SEGMENT INFORMATION AND GEOGRAPHICAL INFORMATION

We consider our business activities to be in a single reporting segment as we derive greater than 90% of our revenue and results of operations from processing revenues and other fees from card-based payments. During 2005 and 2004, we had no single customer that represented 3% or more of revenues. All revenues are generated in the United States.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2005

NOTE M- SUBSEQUENT EVENTS

On February 1, 2006, Pipeline Data Inc. entered into an asset purchase agreement with Millennium Merchant Services, Inc. and Kent Stiritz. Pursuant to the agreement, Millennium Merchant Services, Inc. and Kent Stiritz agreed to sell residual rights to certain agreements with IPayment, Inc. Cornstone, Concord EFS and Authorizenet to Pipeline Data Inc. in exchange for up to 4.2 million shares of Pipeline Data Inc. (the “Agreement Shares”) and certain other consideration. 2,246,764 of the Agreement Shares have been issued to the sellers and 1,953,236 shares of Pipeline Data Inc, remain available to be issued to the seller upon the transfer of additional residual rights under Future Agreements pursuant to the terms of the Agreement.

DRAKEFORD & DRAKEFORD, LLC

CERTIFIED PUBLIC ACCOUNTANTS

554 Duncan Road

Royston, Georgia 30662

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of

Pipeline Data Inc.

We have reviewed the accompanying balance sheet of Pipeline Data Inc. as of June 30, 2006, and the related statements of operations and of cash flows for the six months periods ended June 30, 2006 and 2005. These financial statements are the responsibility of the Company’s management.

We have conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we am not aware of any material modifications that should be made to the accompanying consolidated interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

/S/Drakeford & Drakeford, LLC

-------------------------------------

July 27, 2006

PIPELINE DATA INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2006 (Unaudited)	December 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 671,768	$ 2,254,664
Accounts receivable	1,618,739	1,518,830
Interest receivable	2,777	57,214
Inventory	53,940	71,689
Advances and prepaid expenses	61,339	139,322
Notes receivable	1,729,380	175,000

Total current assets	4,137,943	4,216,719

PROPERTY AND EQUIPMENT, net	911,797	666,514

OTHER ASSETS
Restricted cash	6,294,345	75,489
Deferred acquisition cost	9,594,737	0
Merchant portfolio, residual rights and other intangibles, net	10,316,679	9,855,679
Deferred acquisition and debt issuance costs	3,129,743	932,938
Notes receivable	520,932	750,000
Deposits	35,954	53,521
Deferred tax assets, net	2,066,122	780,138
Goodwill	24,727,588	24,556,638

Total other assets	56,686,100	37,004,403

TOTAL ASSETS	$ 61,735,840	$ 41,887,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 1,217,437	$ 1,320,334
Lease obligations-equipment	33,676	35,376
Notes payable	0	15,600,000

Total current liabilities	1,251,113	16,955,710

LONG-TERM LIABILITIES
Notes payable-World Products Shareholders	525,000	525,000
Notes payable-senior secured convertible	25,686,653	1,400,000
Lease obligations-equipment	110,473	134,330
Notes payable-convertible 8%	0	322,734

Total long-term liabilities	26,322,126	2,382,064

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value: 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2006 and
December 31, 2005	0	0
Common stock, $.001 par value: 95,000,000 shares authorized,
45,516,253 and 38,594,070 shares issued and outstanding at
June 30, 2006 and December 31, 2005, respectively	45,516	38,594
Common stock subscribed	513,907	5,780,207
Deferred stock compensation and unvested stock bonus	21,864	29,797
Additional paid-in capital	37,588,978	18,871,151
Retained Earnings (deficit)	(4,007,664)	(2,169,887)

Total stockholders’ equity	34,162,601	22,549,862

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 61,735,840	$ 41,887,636

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	For the six months ended
	June 30, 2006	June 30, 2005
Revenue	$ 15,808,819	$ 10,753,982

Interchange	6,741,000	5,352,446
Cost of services sold	2,718,361	2,544,599
Cost of goods sold	193,619	64,170

Total cost of goods and services sold	9,652,980	7,961,215

Gross profit	6,155,839	2,792,767

Operating Expenses
Salaries and payroll cost	2,751,171	1,641,786
Selling, general and administrative	1,692,429	740,584
Stock option expense	270,999	0
Depreciation and amortization	923,039	410,535

Total operating Expenses	5,637,638	2,792,905

Net income (loss) from operations	518,201	(138)

Other income and (expenses)
Interest income	32,517	38,005
Interest expense	(1,534,296)	(321,893)
Loss on early retirement of debt	(2,140,107)	0

Total other income (expenses)	(3,641,886)	(283,888)

Loss before income tax benefit	(3,123,685)	(284,026)

Benefit from income taxes	1,285,908	150,501

Net (loss)	$ (1,837,777)	$ (133,525)

Net earnings (loss) per share from continuing operations:
Basic	$ (.04)	$ (.01)
Diluted	N/A	N/A
Weighted average number of shares outstanding:
Basic	41,601,496	26,532,907
Diluted	N/A	N/A

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

For the three months ended

	June 30, 2006	June 30, 2005
Revenue	$ 8,359,480	$ 6,245,333

Interchange	3,611,262	3,258,953
Cost of services sold	1,355,378	1,446,854
Cost of goods sold	109,652	43,830

Total cost of goods and services sold	5,076,292	4,749,637

Gross profit	3,283,188	1,495,696

Operating Expenses
Salaries and payroll cost	1,385,659	836,529
Selling, general and administrative	843,404	402,883
Stock option expense	38,720	0
Depreciation and amortization	470,300	207,795

Total operating Expenses	2,738,083	1,447,207

Net income from operations	545,105	48,489

Other income and (expenses)
Interest income	13,650	16,755
Interest expense	(782,612)	(178,561)
Loss on early retirement of debt	(2,140,107)	0

Total other (expenses)	(2,909,069)	(161,806)

Loss before income tax benefit	(2,363,964)	(113,317)

Benefit from income taxes (expense)	879,764	76,536

Net (loss)	$ (1,484,200)	$ (36,781)

Net earnings per share from continuing operations:
Basic	$ (.03)	$ 0.00
Diluted	N/A	N/A
Weighted average number of shares outstanding:
Basic	44,151,344	26,756,098
Diluted	N/A	N/A

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Unaudited

.
Additional
Common stock	Paid-in	Accumulated	Deferred	Common Stock
Shares Amount	Capital	Loss	Compensation	Subscribed	Total

Balance at December 31, 2005	38,594,070	$ 38,594	$ 18,871,151	$ (2,169,887)	$ 29,797	$ 5,780,207	$ 22,549,862

Issuance of common stock for interest &	124,966	125	75,641			9,205	84,971

conversion of 8% convertible notes	572,699	573	264,630			57,530	322,733

Exercise of warrants	599,140	599	676,496			26,967	704,062

Issuance of common stock for services	5,345,072	5,345	5,456,546		(7,933)	(5,360,002)	93,956

Stock option expense per SFAS 123R			232,279				232,279

Stock options exercised	280,306	280	(72)				208

Record FMV of warrants and record value of
beneficial conversion feature			12,012,307				12,012,307

Net loss for the six months ended
June 30, 2006 (Unaudited)	__	_	______	(1,837,777)	________	_______	(1,837,777)

Balance at June 30, 2006 (Unaudited)	45,516,253	$ 45,516	$ 37,588,978	$ (4,007,664)	$ 21,864	$ 513,907	$ 34,162,601

The accompanying notes are an integral part of this statement.

PIPELINE DATA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

For the six	For the six
months ended	months ended
June 30, 2006	June 30, 2005

OPERATING ACTIVITIES
Net income (loss)	$ (1,837,777)	$ (133,525)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	923,039	410,535
Loss on early retirement of debt	2,140,107	0
Stock based compensation	232,279	0
Common stock for services and other	178,927	460,071
Common stock subscribed, net	0	958
Deferred taxes, net	(1,285,984)	(151,105)
Changes in operating assets and liabilities:
Receivables	(99,909)	(293,868)
Interest receivable	54,437	(15,279)
Inventory	17,749	(15,280)
Advances and prepaid expenses	77,983	(33,311)
Deposits	17,567	5,682
Accounts payable and accrued expenses	(102,877)	33,268
Lease obligations and other loans and notes payable	(1,700)	(40,236)
Taxes payable	0	(10,497)

Cash provided by operating activities	313,841	217,413
INVESTING ACTIVITIES
Capital expenditures	(334,176)	(202,962)
Merchant portfolio and residual rights purchase	(1,294,039)	(1,788,949)
Notes receivable	(1,325,312)	(50,000)
Restricted cash	(6,218,856)	0
Deferred acquisition costs	(9,341,783)	(136,155)

Cash (used) by investing activities	(18,514,166)	(2,178,066)
FINANCING ACTIVITIES
Proceeds from lease financing	0	82,045
Restricted cash	0	2,011,022
Proceeds from senior secured convertible notes, net	25,686,653	0
Warrants and beneficial conversion feature of senior convertible debt	11,313,347	0
Debt issuance cost	(1,922,877)	0
Debt service payments	(17,000,000)	0
Loss on early retirement of debt	(2,140,107)	0
Warrant exercise	704,270	0
Lease obligation-payments and loan payments	(23,857)	(154,180)

Cash provided by financing activities	16,617,429	1,938,887

NET (DECREASE) IN CASH	(1,582,896)	(21,766)
CASH BALANCE BEGINNING OF PERIOD	2,254,664	693,852
CASH BALANCE END OF PERIOD	$ 671,768	$ 672,086
Supplemental Disclosures:
Cash used for interest	$ 1,523,287	$ 142,640
Income taxes	$ 0	$ 0

The accompanying notes are an integral part of these statements.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES

2.	Nature of Operations/ Basis of Presentation

Nature of Operations:

Pipeline Data Inc. (the “Company”), was incorporated in June 1997 in the state of Delaware. We are an integrated provider of merchant payment processing services and related software products. We deliver credit and debit card-based payment processing solutions primarily to small to medium-sized merchants who operate either in a physical business environment, over the Internet, or in mobile or wireless settings via cellular-based wireless devices that the Company sales.

Basis of Presentation and Use of Estimates:

The accompanying unaudited consolidated financial statements of the parent holding company, Pipeline Data Inc., and its wholly-owned subsidiaries, SecurePay.com, Inc., Northern Merchant Services, Inc., Pipeline Data Processing, Inc., Pipeline Data Portfolio Acquisitions, Inc., Aircharge, Inc., Cardaccept.com, Inc. and Charge.com Acquisition, Inc., have been prepared in accordance with generally accepted accounting principles for interim financial information in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results for the six months period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005. All significant intercompany accounts and transactions have been eliminated.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)

2. Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash have been included in, and are a significant portion of, the cash and cash equivalents balances.

Restricted Cash:

Restricted cash of $223,725 represents funds held-on-deposit to cover potential merchant losses. Restricted cash of $6,070,620 represents funds held in escrow for pending acquisitions.

(See Note-F)

3. Inventories

Inventories consist of finished products of technical parts and supplies valued at the lower of cost or market.

4.	Accounts and Notes Receivable, net

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $ 106,779.

The Company has three demand notes aggregating $175,000 at the simple rate of 10% per annum and a long term secured promissory note aggregating $520,932 with interest at the rate equal to 0%-6% per annum depending on the method of repayment due on February 1, 2008.

On June 26, 2006 the Company entered into a security agreement note with Valadata, Inc., a subsequent acquisition company. (See subsequent events Note-M) The note in the amount of $1,554,380 was issued pursuant to the terms and conditions of that certain Merger Agreement dated in July 2006. The note is collateralized by a security interest in the Valadata’s residual income pursuant to a separate security agreement. This note along with accrued interest at 18% was paid in full at the closing date of the merger.

5.	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over five to seven years. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)

7.	Property and Equipment, net (continued)

or the lease term, whichever is shorter. Depreciation expenses for property and equipment for the six months ended June 30, 2006 and 2005 was $ 59,025 and $ 51,327, respectively. Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

See Note-D for capital equipment leases.

6.	Revenue and Cost Recognition

The Company and subsidiaries derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services. Revenues are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Included in cost of goods and services sold are the expenses covering interchange and bank processing directly attributable to the furnishing of transaction processing and other services to the Company’s merchant customers and are recognized simultaneously with the recognition of revenue.

We follow the requirements of EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining our revenue reporting. Generally, we report revenues at the time of sale on a gross basis where we are the primary obligor in the arrangement, have latitude in establishing the price of the services, change the product and perform part of the service, have discretion in supplier selection, have latitude in determining the product and service specifications to meet our clients needs, and assume credit risk.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES (continued)

8.	Revenue and Cost Recognition (continued)

We are aware, however, that the SEC accounting staff has raised certain revenue recognition concerns regarding companies in our industry. There is a risk that if the SEC were to determine that our current revenue recognition policies were incorrect, such policies may need to be altered and our recognition of revenues on a going forward basis. Moreover, this change may require us to restate prior financial statements to reflect lower revenue numbers. However, as there would be a corresponding reduction in our reported cost of services sold, we do not believe that any such change in revenue recognition policy would require us to restate our previous net earnings or stockholders’ equity results.

9.	Reserve for Losses on Merchant Accounts

We maintain a reserve for merchant losses necessary to absorb chargeback and other losses for merchant transactions that have been previously processed and which have been recorded as revenue. We analyze the adequacy of our reserve for merchant losses each reporting period. The reserve for merchant losses is comprised of three components: (1) specifically identifiable reserves for merchant transactions for which losses are probable and estimable, (2) a calculated reserve based upon historical loss experience applied to the previously processed transactions, and (3) a management analysis component for concentration issues and general macroeconomic and other factors. At June 30, 2006 our reserve for losses on merchant accounts included in accrued liabilities and other totaled $ 151,966.

8. Advertising Cost

Advertising cost are expensed as incurred. Advertising expense totaled $ 98,670 and $ 28,024 for the six months ended June 30, 2006 and 2005, respectively.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE B--EARNINGS PER SHARE

Basic net earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

NOTE C - INCOME TAXES

The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

At June 30, 2006, the Company has net operating loss carry forwards for income tax purposes of $2,294,524. These carry forward losses are available to offset future taxable income, if any, and expire in the year 2020.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE C - INCOME TAXES (continued)

The components of the net deferred tax assets are as follows:

June 30,

Deferred tax assets:	2006	2005
Net operating loss carry forward	$ 780,138	$ 619,907
Current year (income) loss	1,062,053	45,399
Deferred revenue	15,577	0
Difference between book and tax
depreciation and amortization	108,780	0
Stock-based compensation	92,140	0
Deferred stock compensation	7,434	20,513

Total deferred tax assets	2,066,122	685,819

Deferred tax liabilities:
Difference between book and tax
depreciation and amortization	0	73,753
Total deferred tax liabilities	0	73,753
Net deferred tax asset before
valuation allowance	$2,066,122	$612,066
Valuation allowance	0	(460,961)
Net deferred tax asset	$ 2,066,122	$ 151,105

SFAS No. 109, Accounting for Income Taxes, requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company’s ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Management believes that the Company will utilize the loss carryforwards in the future because the acquired new businesses and merchant portfolios will be profitable and will generate taxable income in the near term. However, there can be no assurance that the Company will generate taxable income or that all of its loss carryforwards will be utilized.

.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE D - COMMITMENTS AND CONTINGENCIES

Lease agreements

The offices of the Company’s headquarters and subsidiary, SecurePay, Inc. are located at 1515 Hancock Street, Quincy, Massachusetts at a monthly rental of $6,644. The term of this lease shall be for five years with self-renewing unless terminated in writing no later than one hundred and eighty (180) days before each expiration. Each lease year shall be subject to a rent increase not to exceed the most current consumer price index increase from the prior year. Each extension shall be for the same terms as the original lease. As of September 22, 2004, the Company expanded it’s operations center to One Point Royal, 4400 Northpoint Parkway, Alpharetta, Georgia and signed a lease with Highwoods DLF 98/29,LP. This is a sixty-two month lease with annual rent from $38,070 to $64,273. Total base rent for the sixty-two months is $304,699.04. On November 23, 2005, the first amendment to the Alpharetta lease was entered into for the expansion of an additional 1,290 square feet of office space with the following lease term: December 1, 2005 through July 31, 2006 ($775.07 monthly), August 1, 2006 through September 30, 2006 ($1,550.15 monthly) October 1, 2006 through September 30, 2007 ($1,596.38 monthly) October 1, 2007 through September 30, 2008 ($1,644.75 monthly) October 1, 2008 through September 30, 2009 ($1,694.20 monthly) October 1, 2009 through November 30, 2009 ($1,744.73 monthly).

As of October 1, 2005 the offices of the Company’s subsidiary, Aircharge, Inc., has terms of $1,950 per month on a one year lease, renewable for three additional years, located in Hawkston Hall Office Centre I, 1800 Nations Drive, Gurnee, Illinois. The monthly rent installments will increase to $2,313 the second year, $2,393 the third year, and to $2,478 the fourth year.

On December 19, 2005, the Company’s subsidiary, Charge.com, Inc.’s original lease was assumed, located at 3201 W. Commercial Blvd., Suite 206, Fort Lauderdale, Fl.. The lease was entered into as of September 11, 2003 with an annual basic rent of $19,980 plus applicable sales tax. Upon every anniversary date of the lease term the rent shall be adjusted to reflect a four percent increase in the basic rent. The lease expires November 30, 2006.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE D - COMMITMENTS AND CONTINGENCIES (continued)

Lease agreements-continued

Our future minimum lease commitments under noncancelable leases are as follows at June 30, 2006.

Year Ending	Amount
2006	$ 172,421
2007	137,620
2008	140,683
2009	144,058
2010	125,735
Total	$ 720,517

Total rent expense for the six months ended June 30, 2006 and 2005 was $ 140,993 and $ 103,536, respectively.

Leases-Related Party:

The office of Northern Merchant Services, Inc. is located in Brasher Falls, New York, and has an annual lease with Kevin and Nancy Weller, officers of the Company. A new five year lease commenced on January 1, 2006 with monthly rental of $3,000.

Capital Equipment Leases:

Property and equipment include gross assets acquired under capital leases of $204,440 at June 30, 2006 and related amortization included in accumulated depreciation was $ 61,379. Amortization of assets under capital leases is included in depreciation expense.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE E - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation:

The Company has adopted the provisions of FAS 123R, as of January 1, 2006. The provisions of FAS 133R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service for the award. FAS 123R also amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather as a reduction of taxes paid in cash flow from operations.

Prior to the adoption of FAS 123 R, the Company had followed the provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), which allowed the Company to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified prospective application method provided by FAS 123R. The following table set forth the increase to the Company’s consolidated statements of operations as a result of the adoption of FAS 123R for the six months ended June 30, 2006 and for the year ended December 31, 2005, in the amounts of $270,999 and $197,492, respectively.

Impact of Change for adoption of FAS 123R

For the six	For the year
months ended	ended
June 30, 2006	December 31, 2005

Consolidated Statement of Operations
Operating income	$ (270,999)	$ (197,492)
Income (loss) before income tax benefit	(270,999)	(197,492)
Net income (loss)	$ (178,859)	$ (130,345)
Net income (loss) per share –basic	$ (0.00)	$ (0.00)
Net income (loss) per share –diluted	N/A	N/A

In September 2005, the Company’s Board of Directors approved the adoption of the 2005 Pipeline Data Inc Stock Incentive Plan in order to award restricted stock, nonqualified stock options and incentive stock options. This plan was approved by the Company’s stockholders in January 2006.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE E - STOCK OPTIONS AND WARRANTS (continued)

As of June 30, 2006, the Company has reserved an aggregate of 9,650,354 shares of common stock pending the exercise of the options.

Stock option activity is summarized as follows:
Options
Options outstanding, December 31, 2005	9,387,829
Forfeited	(12,475)

Exercised	(375,000)
Issued	650,000

Options outstanding, June 30, 2006	9,650,354

We have outstanding warrants as follows:

Description	Quantity	Exercise Price	Expiration Date
Class B redeemable Warrants	971,233	$2.50	12/31/2007
Warrants issued 2/27/04	166,667	$1.25	2/27/2011
Warrants issued 2/27/04	166,667	$1.50	2/27/2011
Warrants issued 2/27/04	166,666	$1.75	2/27/2011
Warrants issued 6/16/04	83,334	$1.50	6/16/2011
Warrants issued 6/16/04	83,333	$1.80	6/16/2011
Warrants issued 6/16/04	83,333	$2.10	6/16/2011
Warrants issued 3/11/05	600,000	$1.40	8/31/2011
Warrants issued 3/11/05	100,000	$1.25	3/11/2012
Warrants issued 9/30/05	700,000	$1.10	9/30/2010
Warrants with 8% convertible notes issued in 2002	285,714	$0.35	3/8/2008
Warrants with 8% convertible notes issued in 2002 and 2003	132,976	$0.35	12/31/2006
Warrants issued in 2004 with various 8% convertible notes	25,131	$0.65	12/31/2006
Warrants issued 6/29/06	12,850,000	$1.40	6/29/2011

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE F – RELATED PARTY TRANSACTIONS

The Company’s subsidiary, Northern Merchant Services, Inc., leases office space from Kevin and Nancy Weller, officers’ of the Company. (see Note D )

NOTE G – SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS

Notes payable consist of the following:

	June 30,	December 31,
	2006	2005
Details of Short-Term Debt
Camofi Master LDC	$-0-	$600,000
Sheridan Asset Management, LLC	-0-	15,000,000
Lease Obligations	33,676	33,676

Details of Long-Term Debt:
8% Convertible notes	$-0-	$322,734
Senior Secured Convertible	37,000,000	-0-
Less: Unamortized discount	(11,313,347)	-0-
	25,686,653	-0-

Camofi Master LDC	-0-	1,400,000
World Products Shareholders	525,000	525,000
Lease Obligations	110,473	134,330

Total	$26,355,802	$18,015,740

See Note-H for details.

Conversion of Convertible Notes:

The Holders shall have the right, at its option, at any time during the term of the Convertible Note, to convert the principal amount of the Convertible Note, or any portion of such principal amount, into that number of fully paid and nonassessible shares of Common Stock (as such shares shall be constituted) determined pursuant to the terms of the agreement. The term “Conversion Amount” means, with respect to any conversion on of the Convertible Note, the sum of (1) the principal amount of the Convertible Note to be converted in such conversion plus (2) accrued and unpaid interest, if any, on such principal amount at the determined interest rate.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE H – DEBT/FINANCING

Debt/Financing:

(a) Senior Secured Convertible Notes

The Company, on June 29, 2006 entered into a series of Senior Secured Convertible Notes having an aggregate principal amount of $37,000,000 due on June 29, 2010 and 11,100,000 warrants to purchase shares of the Company’s common stock. Interest will accrue at 8% per annum on the outstanding principal amount and is payable on the first day of each calendar quarter, starting October 1, 2006.

In accordance with APB No. 14 and related amendments, the warrants issued represents a premium paid by the Company at the date of issuance of the Convertible Note in the form of additional interest, which should be bifurcated from the Convertible Note and recognized as interest expense over the initial term of the notes. $4,329,000 of the aggregate proceeds from the Senior Secured Convertible Notes was allocated to the warrants as original issuance discount, which represented the relative fair value of the warrants at the date of issuance, and was amortizing the discount to interest expense over the life of the Convertible Note. Due to the convertible nature of the Senior Secured Convertible Notes, the Company recorded a charge due to the beneficial conversion feature of $7,003,807 in accordance with EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments. The value of the beneficial conversion feature was measured using the intrinsic value and was being amortized to interest expense over the life of the Senior Notes.

Proceeds from the Senior Secured Convertible Notes replaced the $15,000,000 Sheridan Asset Management LLC, dated December 20, 2005. On June 29, 2006 the company repaid the full outstanding amount and incurred remaining amounts of unamortized debt issuance costs and prepayment fees totaling approximately $1,535,607 were charged as a loss on early extinguishment of debt.

Proceeds from the Senior Secured Convertible Notes were used to retire the remaining portion of the $2,000,000 Camofi Master LDC note, dated September 30, 2005. The holders of the Convertible Note had the option to convert all or part of their notes into shares of the Company’s Common Stock on June 29, 2006, the Company prepaid the Convertible Note plus accrued interest in full using the proceeds from the issuance of Senior Secured Convertible Notes on that date. Consequently, on that date, the remaining amounts of unamortized original issue discount, unamortized debt issuance costs and prepayment fees totaling approximately $604,500 were charged as a loss on early extinguishment of debt. The warrants issued in connection with the Subordinated Note remain outstanding.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE I – MERCHANT PORTFOLIO, RESIDUAL RIGHTS AND OTHER INTANGIBLES

Intangible assets primarily include merchant accounts from portfolio acquisitions (i.e. the right to receive future cash flows related to transactions of these applicable merchants). We periodically evaluate the carrying value of long-lived assets, in relation to the respective projected future undiscounted cash flows, to assess recoverability. Merchant portfolio, residual rights and other intangibles are amortized over seven years for financial statement reporting purposes and fifteen years for income tax purposes.

NOTE J- ACCOUNTING FOR GOODWILL

Cost in excess of net assets of businesses acquired (goodwill) represents the unamortized excess of the cost of acquiring a business over the fair values of the net assets received at the date of acquisition. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, addresses financial accounting and reporting for acquired goodwill and other intangible assets, and requires that goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment. If facts and circumstances indicate goodwill may be impaired, we perform a recoverability evaluation by comparing carrying value to estimated fair value. The calculation of fair value includes a number of estimates and assumptions, including projections of future income and cash flows, the identification of appropriate market multiples and the choice of an appropriate discount rate.

Since goodwill recognized from acquisitions initiated after June 30, 2001 is assigned to the individual business acquired and is not amortized, our annual goodwill impairment review as of December 31, 2005 determined that no impairment charge for goodwill was required at that time.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE K- SEGMENT INFORMATION AND GEOGRAPHICAL INFORMATION

We consider our business activities to be in a single reporting segment as we derive greater than 90% of our revenue and results of operations from processing revenues and other fees from card-based payments. During the six months period ended June 30, 2006 and 2005, we had no single customer that represented 3% or more of revenues. All revenues are generated in the United States.

NOTE L- MERCHANT PORTFOLIO ACQUISITIONS

The results of operations and financial position of the entities or merchant portfolios acquired during the six month period ended June 30, 2006 are included in the Consolidated and Combined Financial Statements from and after the date of acquisition. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed based on internal or third party valuations with any excess cost over fair value being allocated to goodwill. Acquired merchant portfolios are allocated to Merchant portfolio, residual rights.

Millennium Merchant Services, Inc

On February 1, 2006, Pipeline Data Inc. entered into an addendum to an asset purchase agreement with Millennium Merchant Services, Inc. and Kent Stiritz that was originally entered into on May 18, 2004 to receive recurring revenue payments to 1801 merchant accounts representing $68,911,364 in annual consumer charge volume on a historical basis. Pursuant to the agreement, Millennium Merchant Services, Inc. and Kent Stiritz agreed to sell residual rights to certain agreements with PowerPay,LLC, Cornstone, Concord EFS and Authorizenet to Pipeline Data Inc. in exchange for 579,507 shares of Pipeline Data Inc. (the “Agreement Shares”) plus the cancellation of a $750,000 note receivable and certain other consideration. 2,246,764 of the Agreement Shares have previously been issued to the sellers and 1,373,729 shares of Pipeline Data Inc, remain available to be issued to the seller upon the transfer of additional residual rights under Future Agreements pursuant to the terms of the Agreement.

Merchant Business Solutions

Pipeline also entered an agreement on June 20, 2006 to acquire a separate retail portfolio. The purchase price for the separate merchant retail portfolio was approximately $860,000 subject to performance.

PIPELINE DATA INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

NOTE M- SUBSEQUENT EVENTS/DEFERRED ACQUISITION COST

Paynet Systems Inc.

On June 30, 2006, the Company entered into a merger agreement with Paynet Systems, Inc. headquartered in Alpharetta, Georgia. Paynet Systems is a leading provider of e-commerce merchant payment processing services. Paynet has approximately 6,500 merchant accounts under services at the time of acquisition. The acquisition price was approximately $9,500,000 in cash and $1,000,000 in common stock. The transaction closed on July 13, 2006.

Valadata, Inc.

On July 11, 2006, the Company acquired Valadata, Inc. a retail merchant credit card processing provider catering primarily to the restaurant industry. Valadata has approximately 8,500 merchant accounts under service at the time of acquisition. The purchase price for the initial Valadata acquisition was $5,400,000 in cash and up to a maximum of $1,500,000 over the next two years, subject to performance milestones.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We also have director and officer indemnification agreements with each of our executive officers and directors which provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Item 25. Other Expenses of Issuance and Distribution

The expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$ 7,827
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	25,000
Printing Fees and Expenses	10,00
$ 57,827
Total

Item 26. Recent Sales of Unregistered Securities

The following material transactions have occurred in the past fiscal year. They are identified below:

•

On February 21, 2005, Pipeline Acquisitions purchased the rights to receive recurring revenue payments to an aggregate of 830 merchant accounts from CPS of New York, Inc. for the purchase price of $1,090,011.23. This agreement provides guarantees as to the monthly income level from the rights to receive recurring revenue payments purchased.

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•

On March 1, 2005, Pipeline Acquisitions purchased rights to receive recurring revenue payments to an aggregate of 775 merchant accounts from Advanced Internet Services, LLC for an aggregate purchase price of $589,589 plus 512,080 shares of our restricted common stock.

•

On October 7, 2005, and effective September 30, 2005, we acquired Aircharge. In consideration for all the stock of Aircharge, we paid the former stockholders of Aircharge: $200,000, a $525,000 convertible promissory note bearing interest at LIBOR, and 900,000 shares of our restricted common stock. An additional 1,000,000 shares of our restricted common stock may be issued subject to performance incentives.

•

On December 20, 2005, we completed the acquisition of Florida-based Charge.com, Inc. through our wholly-owned subsidiary. We acquired all the stock of Charge.com in exchange for $7.5 million in cash and $9.5 million in shares of Pipeline restricted common stock. The stock component resulted in 9,398,059 shares of restricted common stock being issued to the former Charge.com stockholders.

•

On June 29, 2006, we announced an agreement with several institutional investors to purchase $37 million of convertible notes and warrants. The notes, which mature four years from the date of issuance, can be converted into Pipeline common stock at the conversion price of $1.30 per share. 11,100,000 warrants were issued with an exercise price of $1.40.

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•

On July 11, 2006, we acquired Valadata, Inc., a retail merchant credit card processing provider catering primarily to the restaurant industry along with a separate retail portfolio from Merchant Business Solutions, LLC dba Merchants Bankcard Systems. The purchase price for Valadata was $5.4 million in cash and an additional $1.5 million over the next two years, subject to performance milestones. The purchase price for the separate retail portfolio was $860,000.

•

On July 3, 2006, we acquired Paynet Systems, Inc., an e-commerce and retail merchant credit card processing provider. The agreed purchase price for Paynet Systems is $9.5 million in cash and $1 million in restricted stock, based on a share price of $1.50 per share (valued at $940,000, based upon the value of the Company’s stock at closing). In the event certain milestones are reached, we may pay the former Paynet Systems shareholders up to an additional $3 million in cash and $2.5 million in Pipeline restricted stock, based on a share price of $1.55. (1.61 million shares).

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Certain of the transactions described above were approved at a time in which we did not have a majority of the independent directors. Due to the lack of independent directors, certain of such transactions may have presented a conflict of interest for some of the directors who approved the transactions. We believe, however, that the transactions were fair and comply with Section 144 of the Delaware General Corporation Law and that they were in our best interests. It is our current policy that all transactions between us and any of our officers, directors, 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

Item 27. Exhibits.

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(a) The following exhibits are included as part of this report:

Exhibit No	Description
3.1*	Certificate of Incorporation
3.2*	Amended and Restated Certificate of Incorporation
3.3*	By-laws of registrant

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3.4*	Form of class A Redeemable Warrant
3.5*	Form of class B Redeemable Warrant
3.6*	Form of class A Warrant Agreement
3.7*	Form of class B Warrant Agreement
3.8*	Form of Lock-up Agreement
10.1*	Web site development and servicing agreement
10.2*	Consulting Agreement with Unifund America, Inc.
10.3*	Agreement with Rainbow Media
10.4*	Promissory Note dated November 1,2000 issued by Accu-Search, Inc. as Debtor to Pipeline Date Inc. as Payee
10.5*	License Agreement for Technology dated November 1, 2000 between Pipeline Date Inc. and Accu-Search Inc.
10.6*	Amended Promissory Note by Accu-Search as Debtor to Pipeline as Payee
10.7*	Acquisition Agreement dated March 19, 2002 between the Registrant and SecurePay.Com,
10.8*	Acquisition Agreement dated August 26, 2002 between the Registrant and Northern Merchant Services, Inc.
10.9**	Securities Purchase Agreement dated February 27, 2004 between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.10**	Convertible Term Note dated February 27, 2004, made by Pipeline Data Inc. in favor of Laurus Master Fund, Ltd. II-3
10.11**	Security Agreement dated February 27, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.12**	Registration Rights Agreement dated February 27, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.13**	Common Stock Purchase Warrant dated February 27, 2004 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.
10.14**	Asset Purchase Agreement dated May 18, 2004, between Millennium Merchant Services, Inc. and Pipeline Data Processing Inc.
10.15**	Secured Term Note dated May 18, 2004 between Millennium Merchant Services, Inc. and Pipeline Data Processing Inc.
10.16**	Pledge Agreement dated May 18, 2004 Millennium Merchant Services, Inc. and Pipeline Data Processing Inc.
10.17**	Asset Purchase Agreement dated May 24, 2004 United Processing Corp and Pipeline Data Processing Inc.
10.18***	Convertible Term Note dated June 16, 2004, made by Pipeline Data Inc. in favor of Laurus Master Fund, Ltd.
10.19***	Security Agreement dated June 16, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.20***	Security Agreement dated June 16, 2004 by and between SecurePay.com, Inc. and Laurus Master Fund, Ltd.

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10.21***	Security Agreement dated June 16, 2004 by and between NMSI and Laurus Master Fund, Ltd.II-4
10.22***	Stock Pledge Agreement dated June 16, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.23***	Registration Rights Agreement dated June 16, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.24***	Common Stock Purchase Warrant dated June 16, 2004 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.
10.25****	Convertible Term Note dated August 31, 2004, made by Pipeline Data Inc. in favor of Laurus Master Fund, Ltd.
10.26***	Security Agreement dated August 31, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.27***	Security Agreement dated August 31, 2004 by and between SecurePay.com, Inc. and Laurus Master Fund, Ltd.
10.28***	Security Agreement dated August 31, 2004 by and between NMSI and Laurus Master Fund, Ltd.
10.29***	Security Agreement dated August 31, 2004 by and between Pipeline Data Processing, Inc. and Laurus Master Fund, Ltd.
10.30***	Stock Pledge Agreement dated August 31, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.31***	Stock Pledge Agreement dated August 31, 2004 by and between Pipeline Data Processing, Inc. and Laurus Master Fund, Ltd.
10.32***	Registration Rights Agreement dated August 31, 2004 by and between Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.33***	Common Stock Purchase Warrant dated August 31, 2004 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.
10.34***	Guaranties dated August 31, 2004 issued in favor of Laurus Master Fund, Ltd.
10.35***	Restricted Account Agreement dated August 31, 2004 by and among North Fork Bank, Pipeline Data Inc. and Laurus Master Fund, Ltd.
10.36****	Common Stock Purchase Warrant dated March 11, 2005 issued by Pipeline Data Inc, in favor of Laurus Master Fund, Ltd.II-5
10.37****	Letter Agreement regarding release of funds from the Restricted Account.
10.38*****	Certification of Chief Executive Officer of Pipeline Data Inc. to Laurus Master Fund, Ltd.
10.39******	Securities Purchase Agreement dated September 30, 2005 between Pipeline Data Inc. and CAMOFI Master LDC
10.40******	Security Agreement dated September 30, 2005 by and between Pipeline Data Processing, Inc. and CAMOFI Master LDC
10.41******	Subsidiary Guarantee dated September 30, 2005 in favor of CAMOFI Master LDC
10.42******	Registration Rights Agreement dated September 30, 2005 by and between Pipeline Data Inc. and CAMOFI Master LDC
10.43******	$2,000,000 Senior Subordinated Secured Note dated September 30, 2005 in favor of CAMOFI Master LDC

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10.44******	Common Stock Purchase Warrant to Purchase 700,000 shares of common stock of Pipeline Data Inc. dated September 30, 2005 in favor of CAMOFI Master LDC
10.45******	Agreement and Plan of Merger by and among Pipeline Data Inc., Charge.Com Acquisition, Inc., Charge.Com, Inc. and the shareholders of Charge.Com, Inc. dated July 15, 2005
10.46******	Agreement and Plan of Merger by and among Pipeline Data Inc., Aircharge, Inc. and World Products, Inc. d/b/a Aircharge dated August 15, 2005
10.47*******	Employment Agreement between Pipeline Data Inc. and James Plappert.
10.48******	Employment Agreement between Pipeline Data Inc. and Thomas Tesmer.
10.49******	Employment Agreement between Pipeline Data Inc. and Kevin Smith.
10.50******	Employment Agreement between Pipeline Data Inc. and Kevin Weller.
10.51******	Employment Agreement between Pipeline Data Inc. and Nancy Weller.
10.52******	2005 Stock Option Plan.
10.53*******	Loan Agreement dated as of December 20, 2005 between Pipeline Data Inc. and Sheridan Asset Management, LLC
10.54*******	Security Agreement dated as of December 20, 2005 between Pipeline Data Inc. and Sheridan Asset Management, LLC
10.55*******	Pledge Agreement dated as of December 20, 2005 between Pipeline Data Inc. and Sheridan Asset Management, LLCII-6
10.56*******	Subsidiary Guarantee dated as of December 20, 2005 between each subsidiary of Pipeline Data Inc. and Sheridan Asset Management, LLC
10.57*******	Senior Secured Note dated December 20, 2005 made by Pipeline Data Inc.
10.58*******	Securities Purchase Agreement Camofi Financing dated June 29, 2006
10.59*******	Security Agreement Camofi Financing dated June 29, 2006
10.60*******	Registration Agreement Camofi Financing dated June 29, 2006
10.61*******	Note Camofi Financing dated June 29, 2006
10.62*******	Warrant Camofi Financing dated June 29, 2006
23.2	Consent of Drakeford & Drakeford, Certified Public Accountant
24*******	Powers of Attorney (included on the Signature page to the Registration Statement)

_______________________________

*	Previously filed as an exhibit to Registration Statement on Form SB-2, file number 333-79831
**	Previously filed as an exhibit to Registration Statement on Form SB-2, file number 333-114590
***	Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form SB-2, file number 333-121840
****	Previously filed as an exhibit to Amendment No. 2 to Registration Statement on Form SB-2, file number 333-12840
*****	Previously filed as an exhibit to Amendment No. 3 to Registration Statement on Form SB-2, file number 333-12840
******	Previously filed as an exhibit to Registration Statement on Form SB-2, file number 333-129612

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******	Previously filed as an exhibit to Annual Report on Form 10KSB for the year ended December 31, 2005

*******Previously filed as an exhibit to original Registration Statement on Form SB-2, file number 333-136994

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Item 28. Undertakings.

The undersigned registrant hereby undertakes:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
i.	Include any prospectus required by section 10(a)(3) of the Securities Act;
ii.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.
2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

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5.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to

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be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

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In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Quincy, Commonwealth of Massachusetts, on October 10, 2006.

PIPELINE DATA INC.

By:	/s/ MacAllister Smith

MacAllister Smith

Chief Executive Officer,

Director

By:	/s/ Curtis James

Curtis James

Chief Financial Officer

(Principal Financial Officer and

Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities as directors and on the dates indicated.

/s/ JACK RUBINSTEIN*		Director
JACK RUBINSTEIN	October 10, 2006

/s/ KEVIN WELLER*		Director
KEVIN WELLER	October 10, 2006

/s/ MACALLISTER SMITH*		Director
MACALLISTER SMITH	October 10, 2006

/s/ JOHN M REEDER*		Director
JOHN M REEDER	October 10, 2006

/s/ HAROLD DENTON*		Director
HAROLD DENTON	October 10, 2006

/s/ MICHAEL GREENBURG*		Director
MICHAEL GREENBURG	October 10, 2006

/s/ MacAllister Smith * Attorney-in-fact

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